AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1997

                                                      REGISTRATION NO. 333-18489
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                        PRE-EFFECTIVE AMENDMENT NO. 5 TO
                         FORM S-1 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                ----------------

                            NEXAR TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ----------------

         DELAWARE                                                  04-3268334
(STATE OR OTHER JURISDICTION              3571                      (I.R.S.
   OF INCORPORATION OR         (PRIMARY STANDARD INDUSTRIAL         EMPLOYER
      ORGANIZATION)             CLASSIFICATION CODE NUMBER)      IDENTIFICATION
                                                                     NUMBER)
                                ----------------

       182 TURNPIKE ROAD, WESTBOROUGH, MASSACHUSETTS 01581 (508) 836-8700 (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ALBERT J. AGBAY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            NEXAR TECHNOLOGIES, INC.
                               182 TURNPIKE ROAD
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 836-8700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ----------------
                                   COPIES TO:
       STEPHEN K. FOGG, ESQ.
      WILLIAM C. ROGERS, ESQ.                   MITCHELL C. LITTMAN, ESQ.
       CHOATE, HALL & STEWART                LITTMAN KROOKS ROTH & BALL P.C.
  Exchange Place, 53 State Street                   655 Third Avenue
    Boston, Massachusetts 02109                 New York, New York 10017
           (617) 248-5000                            (212) 490-2020

                                ----------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________ .

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________.

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================




                             EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: (i) one to be used in connection with an initial public offering of 2,500,000 shares of Common Stock by the Company (the "Company Prospectus") and (ii) one to be used in connection with the secondary sale from time to time of up to 6,700,000 shares of Common Stock by certain Selling Security Holders (the "Selling Security Holders' Prospectus"). The Company Prospectus and the Selling Security Holders' Prospectus will be identical in all respects except for the alternate pages for the Selling Security Holders' Prospectus which are included herein after the final page of the Company Prospectus and are labelled "Alternate Page for Selling Security Holders' Prospectus." Final forms of the Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).





Information contained herein is subject to completion or amendment. A Securities and Exchange Commission. These securities may not be sold nor becomes effective. This prospectus shall not constitute an offer to sell or the in any State in which such offer, solicitation or sale would be unlawful prior registration statement relating to these securities has been filed with the may offers to buy be accepted prior to the time the registration statement solicitation of an offer to buy nor shall there be any sale of these securities to registration or qualification under the securities laws of any such State.









                   SUBJECT TO COMPLETION, DATED APRIL 2, 1997


PROSPECTUS

                             2,500,000 SHARES
                                  [LOGO]
                               COMMON STOCK


     All of the 2,500,000 shares of Common Stock of Nexar Technologies, Inc. ("NEXAR" or the "Company") offered hereby (the "Offering") are being sold by the Company, an indirect subsidiary of Palomar Medical Technologies, Inc. ("Palomar"). Following the Offering, Palomar will beneficially own approximately 67.4% of the Common Stock (assuming no exercise of the Underwriters' over-allotment option), including 1,200,000 shares of the Common Stock subject to a contingent repurchase right of the Company at a nominal price per share in the event that the Company does not achieve certain performance milestones set forth in an agreement between the Company and Palomar, and shares of Common Stock which Palomar may acquire upon conversion of shares of Convertible Preferred Stock. See "Certain Transactions" and "Description of Capital Stock."

     In addition to the shares offered hereby, 6,700,000 shares of Common Stock are being registered for sale by Palomar and three institutional investors from time-to-time in the open market. See "Shares Eligible for Resale." Such transactions are being registered by separate prospectus concurrently with the Offering. The Company will not receive any proceeds from any sale of such shares. Palomar has advised the Underwriters' representatives that it has no current intention to sell any of its shares in the foreseeable future, but it is not precluded from doing so in its discretion. See "Risk Factors -- Substantial Number of Registered Shares Eligible for Resale."

    Prior to the Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock quoted on the Nasdaq National Market under the symbol "NEXR."

                                ----------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                ----------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                                               UNDERWRITING
                                    PRICE TO   DISCOUNTS AND    PROCEEDS TO
                                     PUBLIC    COMMISSIONS(1)    COMPANY(2)
Per Share .....................      $             $               $
Total(3) ......................     $             $               $

================================================================================

(1) Does not reflect additional compensation to Sands Brothers & Co., Ltd., the lead representative of the Underwriters, payable by the Company in the form of warrants entitling Sands Brothers & Co., Ltd. to purchase up to 250,000 shares of Common Stock during the four-year period commencing on the first anniversary date of this Prospectus at an exercise price equal to 165% of the initial public offering price (the "Warrants") and a non-accountable expense allowance equal to 2% of the aggregate price to the public of the shares of Common Stock offered hereby. For information regarding indemnification of the Underwriters, see "Underwriting."
(2)   Before deducting expenses estimated at $1,000,000 payable by the Company.
(3) The Company has granted to the Underwriters a 45-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $ , $ and $ , respectively.



    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about , 1997, at the offices of Sands Brothers & Co., Ltd., 90 Park Avenue, New York, New York 10016.

SANDS BROTHERS & CO., LTD.           CREDIT LYONNAIS SECURITIES (USA) INC.


               , 1997


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.







                                   NEXAR
           FOR PEOPLE WHO BUY PCS. AND FOR PEOPLE WHO SELL THEM.







          [PHOTOGRAPH OF NEXAR PC WITH SIDE PANELS BEING REMOVED)







    Every computer end-user market is concerned about obsolescence. Corporate America and small businesses. The government and the educational system. Small and home offices. This is what makes NEXAR personal computers so refreshing -- they forestall system obsolescence.

    NEXAR offers PCs to its resellers without the CPU, RAM, cache and hard drive pre-installed, allowing them to configure the PC with their customers' choice of components. Unlike other upgradeable or modular computers, NEXAR PCs are not based on a proprietary architecture. Industry-standard components can be used. The customer, not the manufacturer's technician, is in control of enhancements to the system. Upgrading can be done in a matter of minutes. Without any tools. Without training. Without the help of a technician. When more performance is needed, only specific components need upgrading. Not the whole PC.

    The removable hard drive is a feature that's particularly desirable where security is an issue, or when a user wants portable data to go. It also makes possible the use of multiple operating systems on a single PC.

NEXAR resellers can precisely meet their customer's technical and budgetary requirements without exposing themselves to inventory depreciation caused by the rapid advance of technology coupled with frequent price declines. Today's best technology at today's best price.
[NEXAR LOGO)


    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."



                                        2





                                NEXAR TECHNOLOGY
                        MAKES CUSTOM CONFIGURATIONS EASY!








         [PHOTOGRAPH OF RIGHT SIDE OF NEXAR PC WITH SIDE PANEL REMOVED)








     Snap off the right side panel of a NEXAR personal computer and uncover the difference between a NEXAR PC and conventional models: direct access to the key system defining components. A second side panel on the left side provides access to expansion card slots.

     NEXAR PCs are sold as high performance system platforms, usually shipped to resellers fully configured except for the CPU, RAM, cache, and hard drive, all of which can be installed by the reseller in minutes. No tools. No custom parts. No special training.

     This  means  that  NEXAR  resellers  can  offer  a  competitively   priced,
custom-tailored, high-performance PC. Resellers save on labor and are less exposed to the high costs of holding older inventory.

     The new NEXAR 11 supports SDRAM, EDO, or FPM memory, pipeline burst cache, EIDE or SCSI Hard Drives, concurrent PCI bus and Universal Serial Bus. All industry standard components -- no proprietary parts.

     NEXAR PCs support Pentium processors with MMX multi media extension technology, while its ISA/PCI controller supports state-of-the-art video, fax, network and sound cards. Today's PC, ready for tomorrow's technology.


                                      2-A




NEXAR
Easy to customize now.
Easy to upgrade later.

    NEXAR offers current and next-generation compatibility combined with an innovative, patent-pending design which allows the CPU, RAM, and cache to be accessed without technical assistance and without opening the entire chassis. This means that the components which become obsolete the fastest can be easily replaced. The result is an extended lifespan, lower cost of ownership and investment protection.

    * Configures and upgrades easily in seconds - no tools needed.

    * CPU, cache and RAM are located at the outside of the cabinet, under a removable side panel.

    * A second removable side panel provides easy access to expansion card slots.

    * Slide-in slide-out hard drive caddy.

    * Concurrent PCI bus and universal serial bus (USB).

    * Supports 33,600 DSVD modem ISDN and video, fax, network and sound cards for telephone and video conferencing.

    * Upgradable to next-generation Intel Pentium and AMD chips with MMX(TM).

    * Upgradable to 128 MB SDRAM

      [NEXAR LOGO)



                                      2-B







                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.


                                   THE COMPANY

    Nexar Technologies, Inc. develops, manufactures and markets high-performance, competitively-priced desktop personal computers (PCs) based on patent-pending technologies. Unlike conventional PCs, NEXAR systems permit (i) resellers to offer a custom-configured PC on demand, and (ii) end-users to easily upgrade or switch important components of the PC to accommodate emerging and future technologies resulting in a significant extension of the computer's useful life. NEXAR sells a high-performance system which is typically shipped to resellers without the key system-defining components (microprocessor, memory and hard drive), but which is otherwise fully configured. This approach:


    * Enables the end-user, whether corporate or individual, to buy a system configured exactly to that customer's technical and budgetary requirements and, later, to easily upgrade the PC's key components with industry-standard products.

    * Enables the Company's channel resellers to reduce their exposure to inventory depreciation caused by rapid advances in technology and frequent price reductions of the key system components, which typically account for more than 50% of the cost of a PC.

    * Enables the Company's resellers to compete with direct marketers, such as Dell Computer and Gateway 2000, because a NEXAR PC provides resellers with the ability to promptly deliver a custom-configured, high-performance PC at a competitive price.

    * Enables the Company to maintain profit margins unaffected by the forecasting risks borne by conventional PC manufacturers who operate within a several-month-long cycle from (i) component procurement to (ii) assembly to (iii) date-of-sale, all conducted in an environment of rapid technological advances and frequent price reductions.


    The Company's objective is to become the industry leader in designing and marketing PCs with technology which enables resellers and end-users, in an easy and cost-effective manner, to upgrade and transition the central processing unit
(CPU) and the other key system defining components in accordance with the known and anticipated roadmaps of various makers of fundamental and leading-edge PC technology. The Company does not market its products directly to end-users, but instead distributes its products through a growing network of international, national and regional distributors, value-added and other resellers, original equipment manufacturers, system integrators, computer superstores, direct response resellers, and independent dealers.

    The Company's current PCs are based on an industry-standard, open architecture design, co-engineered by HCL Hewlett Packard Ltd., which allows the CPU, random access memory (RAM), and cache memory to be replaced by end-users without technical assistance and without opening the entire chassis. The Company's current model accepts Intel Corporation's Pentium(R) and compatible CPUs, including the recently released Pentium processor with MMX multimedia extension technology. NEXAR PCs also include, as a standard feature, a removable hard drive, permitting its replacement and the further advantages of increased data portability and security, and the use of multiple operating systems in a single PC.

    NEXAR has developed and expects to soon market a new generation of PCs featuring the Company's patent-pending Cross-Processor Architecture(tm) (NEXAR XPA(tm)) in which any one of several state-of-the-art CPUs can be initially included or later installed, including Intel's Pentium or Pentium Pro and compatible CPUs. The NEXAR XPA technology is being designed to also accommodate microprocessors based on other technologies, such as the Alpha CPU made by Digital Equipment Corporation.

    NEXAR is led by its Chairman and Chief Executive Officer, Albert J. Agbay, who has more than twenty years experience at various computer companies, including senior management positions at PC makers such as NEC, Panasonic and Leading Edge.


                                       3





                                  THE OFFERING

     Unless otherwise indicated herein, the information in this Prospectus (i) has been adjusted to give effect to a 120-for-1 stock split of the Company's common stock, $0.01 par value (the "Common Stock"), effected on December 18, 1996, (ii) gives effect to the conversion of $10,000,000 of indebtedness owed to related parties into 1,900,000 shares of Common Stock upon closing of the Offering, and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock," "Certain Transactions" and "Underwriting."


Common Stock offered by the Company.............. 2,500,000 shares

    Common Stock to be outstanding
      after the Offering......................... 9,200,000 shares(1)(2)

    Use of proceeds ............................. For repayment of $8,249,549 of
                                                    indebtedness    to   related
                                                    parties      and     general
                                                    corporate          purposes,
                                                    including  working  capital,
                                                    product    development   and
                                                    capital  expenditures.   See
                                                    "Use of Proceeds."

    Proposed Nasdaq National Market symbol ....... NEXR

------------
(1) Based on the number of shares of Common Stock outstanding on December 31, 1996. Includes 1,200,000 shares of Common Stock to be held by Palomar subject to a contingent repurchase right of the Company at a nominal price per share in the event the Company does not achieve certain performance milestones. Such 1,200,000 shares are not includable in the computation of earnings per common and common equivalent share while subject to such contingency. See Note 3 of Notes to Consolidated Financial Statements.

(2) Excludes (i) 3,055,920 shares of Common Stock issuable upon exercise of stock options outstanding as of December 31, 1996 at a weighted average exercise price of $0.52 per share, of which options to purchase 1,063,973 shares were then exercisable, (ii) 304,560 shares (assuming an initial public offering price of $12.00 per share) of Common Stock reserved for issuance upon conversion of shares of Convertible Preferred Stock, and (iii) 1,050,000, 50,000 and 50,000 shares of Common Stock reserved for issuance under stock options to be granted upon the effectiveness of the Offering at exercise prices equal to 100%, 85% and 50%, respectively, of the initial public offering price. See "Certain Transactions," "Capitalization," "Management -- Stock Plans" and "Beneficial Ownership of Management."


                                  RISK FACTORS

    Each prospective investor should carefully consider the information set forth under the heading "Risk Factors" beginning on page 6 before making an investment decision with respect to the shares of Common Stock offered hereby. Certain statements contained herein expressing the beliefs and expectations of the Company regarding its future results or performance are forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ significantly from the results discussed in such forward-looking statements. Important factors that could cause or contribute to such differences are set forth under "Risk Factors" and elsewhere in this Prospectus.
                               -------------------

    The Company was incorporated in Delaware in March 1995 as a wholly-owned subsidiary of Palomar Medical Technologies, Inc., a publicly-held corporation that develops, manufactures and markets medical laser devices and electronics products. The Company's principal executive offices are located at 182 Turnpike Road, Westborough, Massachusetts 01581, and its telephone number is (508) 836-8700. Unless the context otherwise requires, the "Company" and "NEXAR" refer to Nexar Technologies, Inc. and its wholly-owned subsidiary, Intelesys Corporation, a Delaware corporation.


                                        4






                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                           PERIOD FROM
                                                                            INCEPTION
                                                                       (MARCH 7, 1995) TO       YEAR ENDED
                                                                        DECEMBER 31, 1995   DECEMBER 31, 1996
                                                                        -----------------   -----------------

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues .......................................................       $   619,629          $18,695,364
Cost of revenues ...................................................           574,611           16,392,483
                                                                               -------           ----------
Gross profit .......................................................            45,018            2,302,881
Total operating expenses(1) ........................................         2,306,452            9,813,020
                                                                             ---------            ---------
Net loss ...........................................................       $(2,261,434)         $(7,510,139)
                                                                           ===========          ===========
Pro forma net loss per common and common equivalent share(2): ......                            $     (0.89)
                                                                                                ===========
Pro forma weighted average number of common and common
  equivalent shares  outstanding: ..................................                              8,421,838
                                                                                                 =========


                                                                               DECEMBER 31, 1996
                                                               -----------------------------------------------
                                                                                                 PRO FORMA
                                                                  ACTUAL     PRO FORMA(3)    AS ADJUSTED(3)(4)
                                                               ----------    ------------    -----------------
CONSOLIDATED BALANCE SHEETS DATA:
Cash ......................................................   $  2,738,983   $  2,738,983       $ 21,792,892
Working capital ...........................................     10,424,555     10,424,555         29,711,464
Total assets ..............................................     19,589,121     19,589,121         37,956,572
Amounts due to related parties(5) .........................     22,817,998      8,249,549             --
Stockholders' (deficit) equity ............................     (9,771,173)     4,797,276         31,647,276



(1) Includes $525,000 and $1,375,000 of non-recurring litigation costs in 1995 and 1996, respectively. See Notes 2 and 10 of Notes to Consolidated Financial Statements.

(2) Computed on the basis described in Note 3(b) of Notes to Consolidated Financial Statements.

(3) Presented on a pro forma basis to give effect to the conversion of indebtedness to related parties totaling $10,000,000 at December 31, 1996 into 1,900,000 shares of Common Stock and the conversion of $4,568,449 due to related parties into 45,684 shares of Convertible Preferred Stock. See "Certain Transactions."

(4) Adjusted to give effect to (i) the receipt of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and includes the repayment of $8,249,549 of amounts due to related parties and
     (ii) the contribution by Palomar of $1,000,000 for payment of management bonuses. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

(5)  Represents  amounts  due to Palomar  and  Palomar  Electronics  Corporation
     (PEC). See Note 2 of Notes to Consolidated Financial Statements.



                                       5





                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors, as well as those discussed elsewhere in this Prospectus, before making an investment decision with respect to the shares of Common Stock offered hereby.

    Prospective   investors  are  advised  that  statements   contained   herein
expressing the beliefs and expectations of the Company regarding its future results or performance are forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus.


LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

    The Company was incorporated in March 1995 and commenced selling its PCs in volume in April 1996. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be evaluated with regard to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the intensely competitive market in which the Company operates. As of December 31, 1996, the Company had an accumulated deficit of $9,771,573. Although the Company anticipates realizing revenue growth during the first six months of 1997, the Company's ability to generate significant revenue thereafter is subject to substantial uncertainty. In addition, the Company anticipates that its operating expenses will increase substantially in the foreseeable future as it further develops its technology, increases its sales and marketing activities, creates and expands the distribution channels for its services and broadens its customer support capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS ASSOCIATED WITH INTENSE COMPETITION

    The desktop PC industry is intensely competitive and may become more so as the result of, among other things, the introduction of new competitors (including large multi-national, diversified companies) and possibly weakening demand. The Company currently competes in the desktop PC market principally with Acer America Corporation, Apple Computer, Inc., Compaq Computer Corporation, Dell Computer Corporation, Gateway 2000, Inc., Hewlett-Packard Company, International Business Machines Corporation (IBM) and Packard Bell NEC, Inc. In addition, the Company is planning to compete in the network server market commencing by late 1997 with a server complementing its desktop PCs against established companies such as Advanced Logic Research, Inc. (ALR), Compaq Computer, Dell Computer, Hewlett-Packard and IBM. All of these companies have stronger brand recognition, significantly greater financial, marketing, manufacturing, technological and distribution resources, broader product lines and larger installed customer bases than does the Company. Principal competitive factors include product features, product performance, quality and reliability, the ability to deliver product to customers in a timely fashion, customer service and support, marketing and distribution capabilities and price. Also, in order to compete successfully, the Company must attract and retain a sufficient number of management, sales and technical personnel with high levels of relevant skills and meaningful experience. Although the Company has assembled an experienced senior management team, there can be no assurance that the Company will be able to attract and retain sufficient numbers of additional personnel, as the need for such individuals increases with the Company's anticipated growth, or maintain or improve its current position with respect to any of these or other competitive factors. This intense competition could result in loss of customers or pricing pressures, which would negatively affect the Company's results of operations.

    The Company's ability to compete favorably is dependent, in significant part, upon its ability to control costs, react timely and appropriately to short-and long-term trends and competitively price its products while preventing erosion of its margins, and there is no assurance that the Company will be able to do so. Many of the Company's competitors can devote greater managerial and financial resources than the Company can to develop, promote and distribute products and provide related consulting and training services. Some of the Company's competitors have established, or may


                                       6





establish, cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their ability to compete with the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. See "Business -- Competition."


DEPENDENCE ON SUBSTANTIAL CUSTOMER

    In the fiscal year ended December 31, 1996, one customer of the Company, Government Technology Services, Inc. (GTSI), a leading supplier of desktop systems to United States government agencies, accounted for a majority of the Company's revenues. The Company expects that GTSI will continue to be an important customer, but that sales to GTSI as a percentage of total revenues will decline substantially as the Company further expands its distribution network and increases its overall sales. The Company has entered into an agreement with GTSI pursuant to which GTSI serves as the Company's exclusive federal reseller with respect to Government Services Administration (GSA) scheduled purchases, provided that GTSI purchases at least $35 million of the Company's products in 1997. GTSI is under no obligation, however, to purchase any products of the Company. If GTSI makes fewer purchases in 1997 than the Company anticipates, that would have a material adverse effect on the Company. See "Business -- Customers," "Business -- Strategy" and Note 3(i) of Notes to Consolidated Financial Statements.


MANAGEMENT OF GROWTH

    The anticipated rapid growth in the size, geographic scope and complexity of the Company's business and development of its customer base are expected to place a significant strain on the Company's management, operations and capital needs. The Company's continued growth, if any, will require it to attract, motivate and retain additional highly skilled technical, managerial, consulting, sales and marketing personnel both in the United States and abroad, and will also require the Company to enhance its financial and managerial controls and reporting systems. There is no assurance that the Company can manage its growth effectively or that the Company will be able to attract and retain the necessary personnel to meet its business challenges. If the Company is unable to manage its growth effectively, the Company's business, financial condition and operating results would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

    The Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. Although the Company believes that its existing capital resources, together with the proceeds of the Offering and interest earned thereon, will be adequate to satisfy its capital requirements for at least the next twelve months, the Company's future capital requirements will depend on many factors, some of which are not within the control of the Company. These factors include sales of its existing products, the continued progress in, and magnitude of, its research and product development programs, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments and the costs and success of its commercialization activities. There can be no assurance that the Company may not in the future require additional funding. If the Company requires additional funding, there can be no assurance that it will be able to obtain such funding on acceptable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON NEW PRODUCTS; MARKET ACCEPTANCE

    The Company's future success will be highly dependent upon its ability to develop, produce and market products that incorporate new technology, are priced competitively and achieve significant market acceptance. There can be no assurance that the Company's products will be technically advanced or commercially successful due to the rapid improvements in computer technology and resulting product obsolescence. There



                                       7





is also no assurance that the Company will be able to deliver commercial quantities of new products in a timely manner. The success of new product introductions is dependent on a number of factors, including market acceptance, the Company's ability to anticipate and manage risks associated with product transitions, effective product marketing, proper management of inventory levels in line with anticipated product demand and the timely manufacturing of products in appropriate quantities to meet anticipated demand. In addition, although the Company plans to offer by late 1997 a network server complementing its desktop PCs, and plans to commence shipment of NEXAR XPA PCs by mid-1997, the Company currently has no other product lines, such as notebook computers or other computer related products, planned. The failure of the Company to develop, produce and market commercially viable products could result in the Company's business, operating results and financial condition being materially and adversely affected. See "Business -- Product Development" and " -- Products."


PRODUCT DEVELOPMENT RISKS

    The Company's product development efforts will continue to require substantial investments by the Company for third-party development, refinement and testing, and there can be no assurance that the Company will have the resources sufficient to make such investments. Participants in the PC industry generally rely on the creation and implementation of technology standards to win the broadest market acceptance for their products. The Company must successfully monitor and participate in the development of standards while continuing to differentiate its products in a manner valued by customers. Industry participants generally accept, and may encourage, the use of their intellectual property by third parties under license, nonetheless, when intellectual property owned by competitors or suppliers becomes accepted as an industry standard, the Company must obtain a license, purchase components utilizing such technology from the owners of such technology or their licensees, or otherwise acquire rights to use such technology. The failure of the Company to license, purchase or otherwise acquire rights to such technologies could result in the Company's business, operating results and financial condition being materially and adversely affected. See "Business -- Product Development" and " -- Products."


DEPENDENCE ON OUTSIDE PRODUCT ENGINEERING

    The Company currently has only a limited product development staff. The Company has entered into a Development Agreement with GDA Technologies, Inc.
(GDA), a provider of computer engineering services, to develop its new patent-pending NEXAR XPA technology and to implement this technology on several motherboards to be introduced for use in its PCs by mid-1997. Although the Company believes that it could find and engage equivalent development and engineering services elsewhere within a reasonable period of time, or hire sufficient capable engineers to perform such development work in-house, the inability of GDA to adequately perform such services on a timely basis could have a material adverse effect on the Company. See "Business -- Product Development."


UNCERTAINTY REGARDING INTELLECTUAL PROPERTY RIGHTS

    The Company's success is dependent in large part upon its intellectual property rights. The Company has rights to two pending patent applications covering the essential technology which enables the easy installation, removal and replacement of key components in the Company's PCs. The Company filed a patent application in late 1996 covering its proprietary Cross Processor Architecture(tm) (NEXAR XPA(tm)) technology, which is expected to be used in the Company's PCs by mid-1997. Also, the Company has agreed to acquire, no later than the closing of the Offering, a patent application originally filed in March 1995, together with the related technology which is currently included in the Company's PCs under an exclusive license agreement. See "Business -- Intellectual Property" and "Certain Transactions -- Other Related Party Transactions." Although the Company has been advised that a Notice of Allowability has been issued by the United States Patent and Trademark Office with respect to certain of the claims made in the patent application to be acquired, there can be no assurance that this preliminary determination will result in the issuance of a patent or that a patent will be issued with respect to the Company's XPA patent application. Even if issued, there can be no assurance that any such patents would survive a legal challenge to their validity or provide adequate protection. In addition, the Company has not conducted any formal study of prior art and, therefore, has not determined what effect any prior art may have on any such patents that may issue. The Company also relies on copyrights, unpatented trade secrets and trademarks to protect its proprietary technology. No assurance




                                       8




can be given that the Company's competitors will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or that the Company can ultimately protect its rights to such proprietary technology. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation which may be necessary to enforce its rights under any such patents that may issue. The Company also relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."


POTENTIAL INFRINGEMENT OF PROPRIETARY TECHNOLOGY

    Although the Company believes that its products do not infringe patents or other proprietary rights of third parties, there can be no assurance that the Company is aware of all patents or other proprietary rights that may be infringed by the Company's products, that any infringement does not exist or that infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any related litigation. Patent litigation can be extremely protracted and expensive even if the Company ultimately prevails, and involvement in such litigation and related diversion of management attention and resources could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Intellectual Property."


RISK OF TECHNOLOGICAL OBSOLESCENCE

    There can be no assurance that products or technologies of the Company's competitors will not render the Company's products or technologies noncompetitive or obsolete. Although the Company's product lines have been designed to forestall such obsolescence, there can be no assurance that the Company's products will be competitive with products offered by other manufacturers. In addition, delays in access to technology developed by competitors and suppliers could slow the Company's design and manufacture of components and subsystems that distinguish its products. If the Company is unable for technological or other reasons to develop and introduce new or enhanced products and services in a timely and effective manner, the Company's business, operating results and financial condition would be materially and adversely affected. See "Business -- Product Development" and " -- Products."


FORECASTING ISSUES

    Because of the pace of technological advances in the computer industry, the Company must introduce on a timely basis new products that offer customers competitive technologies while managing the production and marketing cycles of its existing products. Forecasting demand for newly-introduced products is complicated by the availability of different product models, which may include various types of built-in peripherals and software in certain markets. As a result, while overall demand may be in line with the Company's projections and manufacturing implementation, local market variations can lead to differences between expected and actual demand and resulting delays in shipment, which can affect the Company's financial results. See "Business -- Strategy" and " -- Products."


DEPENDENCE UPON WANG LABORATORIES TO PERFORM SERVICE OBLIGATIONS

    All of the Company's products are sold with a three year limited warranty on hardware with one year on-site service. The Company currently lacks the capability to provide technical support for its PCs in the field and has contracted with Wang Laboratories, Inc. (Wang) to perform all of the Company's warranty obligations with respect to its products. Wang provides NEXAR's customers on-site hardware support, including diagnostics and repair and also provides telephone support for software products bundled with NEXAR's systems for a period of 90 days. While the Company selected Wang based on its belief that Wang has the capability to perform these warranty obligations on a timely and efficient



                                       9




basis, the failure of Wang to meet the demands of the end-users of the Company's products could materially and adversely affect the reputation of the Company and its products, which in turn could result in lower sales and profits. See "Business -- Customer Service and Support."


DEPENDENCE ON MARKET SUCCESS OF THIRD PARTY CHANNEL DISTRIBUTION

    The Company does not sell its products directly to end-users, but relies instead on a variety of distribution channels, primarily distributors, value-added and other resellers, original equipment manufacturers (OEMs), systems integrators, direct response resellers, and independent dealers. The Company's revenue is dependent, among other things, upon the ability of these distribution channels to sell the Company's products to end-users. Factors affecting the ability of these distribution channels to develop and sell their products include competition, their ability to offer products that meet user requirements at acceptable prices and overall economic conditions in both the United States and foreign markets. The Company's business, results of operations and financial condition would be materially and adversely affected if these distribution channels are unsuccessful in selling the Company's products. See "Business -- Sales and Marketing."


RELIANCE ON SUPPLIERS; RISK OF DELAY

    The Company's manufacturing process requires a high volume of quality components that are procured from third party suppliers. Reliance on suppliers, as well as industry supply conditions generally, involves several risks, including the possibility of defective parts, a shortage of components, increases in component costs and reduced control over delivery schedules, any or all of which could adversely affect the Company's financial results. As part of the manufacturing process, the Company uses industry standard components for its products. Most of these components are generally available from multiple sources; however, the Company relies on two outside contractors to manufacture motherboards used in its PCs and plans to rely on a sole outside contractor to manufacture the motherboards to be used in its planned server product. In addition, the Company relies on a single supplier to produce its customized chassis and has several other single supplier relationships for less critical components, and the lack of availability of timely and reliable supply of components from these sources could adversely affect the Company's business. Also, the Company ultimately is reliant on major suppliers of key components, such as CPUs and chipsets sold by Intel, which are included in the Company's products, either at the request of a customer prior to shipment or by the Company's resellers. Occasionally, such components are subject to allocations and the Company has at times experienced difficulty in obtaining sufficient quantities of such products. In some cases, alternative sources of supply are not readily available for some of the Company's single-sourced components. In other cases, the Company may establish a working relationship with a single source, even when multiple suppliers are available, if the Company believes it is advantageous to do so due to performance, quality, support, delivery, capacity or price considerations. Where alternative sources are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays, which could adversely affect the Company's manufacturing processes and results of operations.

    The Company occasionally experiences delays in receiving certain components, which can cause delays in the shipment of some products to customers. During the fourth quarter of 1996, the Company did not have in inventory and was unable to obtain on a timely basis sufficient quantities of certain key components to meet outstanding purchase orders, which caused the financial results for such period to be adversely affected and may adversely affect future sales to customers whose orders were not promptly shipped. The Company has also been unable to obtain sufficient quantites of certain components in the first quarter of 1997, which has caused delays in some shipments. There can be no assurance that the Company will be able to continue to obtain additional supplies of reliable components in a timely or cost-effective manner. See "Business -- Manufacturing."


RISKS ASSOCIATED WITH INVENTORY LEVELS

    Although the design of the NEXAR PC provides the Company with the ability to operate with reduced inventories of components and finished goods, shifts in technology and market demand may nevertheless result in excess inventory, declining inventory values or even obsolescence. Maintaining a low inventory level is dependent upon the Company's ability to achieve targeted revenue and product mix. There can be no assurance that the Company will be able to maintain optimal inventory levels in future periods. See "Business -- Manufacturing."


                                       10




CONCENTRATION OF OWNERSHIP BY PALOMAR AND MANAGEMENT

    Upon completion of the Offering, Palomar will beneficially own approximately 66% of the outstanding Common Stock (approximately 64% if the overallotment option granted to the Underwriters is exercised in full) including 1,200,000 shares which are subject to a repurchase right of the Company at a nominal price per share in the event the Company fails to meet certain performance milestones set forth in an agreement between the Company and Palomar. In addition, 45,684 shares of Convertible Preferred Stock will be issued to Palomar upon the closing of the Offering in exchange for retirement of $4,568,449 of indebtedness owed by the Company to Palomar. Such shares of Convertible Preferred Stock shall be convertible into shares of Common Stock at the option of the holders thereof at a price per share equal to 125% of the initial public offering price of the Common Stock. At an assumed initial public offering price of $12.00 per share, the 45,684 shares of Convertible Preferred Stock issued to Palomar upon the closing would be convertible into 304,560 shares of Common Stock. Prior to any such conversion, the holders of such Convertible Preferred Stock shares shall have voting rights equal to the number of shares of Common Stock such Convertible Preferred Stock are convertible into on the record date of any matter voted on by the stockholders of the Company. The holders of such shares of Convertible Preferred Stock shall have identical further rights as holders of shares of Common Stock, with the sole exception that such shares of Convertible Preferred Stock shall have the additional right to a liquidation preference of $100 per share ($4,568,400 in the aggregate and equal to $15.00 per share of Common Stock into which such shares of Convertible Preferred Stock are convertible, assuming an initial public offering price of $12.00 per share), plus, in the case of each such share of Convertible Preferred Stock, an amount equal to any dividend declared but unpaid thereon, over the Common Stock. Such liquidation preference would be payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Company and also upon certain change of control transactions, such as a merger or a sale of substantially all the assets of the Company. See "Description of Capital Stock -- Preferred Stock."

    As a result of its current holdings of and rights to acquire additional shares of Common Stock, Palomar does and will be able to control the Company through its ability to determine the outcome of elections of the Company's directors, amend the Company's Certificate of Incorporation and By-laws and take certain other actions requiring the vote or consent of stockholders of the Company. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. In addition, upon completion of the Offering, the current executive officers and directors of the Company will hold stock options exercisable for an aggregate number of shares of Common Stock equal to approximately 27.4% of the outstanding Common Stock assuming the exercise of all such options (approximately 26.7% if the over-allotment option is exercised in full). Approximately 70.0% of the shares subject to such options are subject to vesting based on the option holder's length of service with the Company. See "Stockholders," "Certain Transactions" and "Beneficial Ownership of Management."


DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on certain key personnel, including its Chairman and Chief Executive Officer, Albert J. Agbay, and its other executive officers and certain technical, managerial, consulting, sales and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's business, operating results and financial condition. The Company intends to seek to obtain key-man life insurance on Mr. Agbay. The Company is not contemplating securing any significant amount of key-man life insurance on any of its other executive officers or other key employees. See "Business -- Strategy," "-- Products" and "Management."


POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's quarterly revenues, expenses and operating results are likely to vary considerably in the future. Such fluctuations can be traced to many factors, including the timing and terms of large transactions, delays in customer acceptance, delays in receiving components, the length of sales cycles, changes in the level of operating expenses, demand for the Company's products and services, the introduction of new products and product enhancements by the Company and its competitors, changes in



                                       11




customer budgets, competitive conditions in the industry and general economic conditions. For example, during the fourth quarter of 1996, the Company did not have in inventory and was unable to obtain on a timely basis sufficient quantities of key components to meet outstanding purchase orders, which caused the financial results for such period to be adversely affected and which may adversely affect future sales to customers whose orders were not promptly shipped. The Company has also been unable to obtain sufficient quantities of certain components in the first quarter of 1997, which has caused delays in some shipments. The Company budgets its product development and other expenses anticipating future revenues. If revenues fall below expectations, the Company's business, operating results and financial condition are likely to be materially and adversely affected because a proportionately smaller amount of the Company's expenses vary with its revenues. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon to predict future performance. Due to the foregoing factors, it is likely that, in some future quarters, the Company's operating results will fall below the market's or investors' expectations, and, in such event, the price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

    The Company plans to expand its business into international markets. To date, the Company has minimal experience in marketing and distributing its products internationally and plans to establish alliances with sales representative organizations and resellers with particular experience in international markets. Accordingly, the Company's success in international markets will be substantially dependent upon the skill and expertise of such international participants in marketing the Company's products. There can be no assurance that the Company will be able to successfully market, sell and deliver its products in these markets. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability and fluctuations in currency exchange rates and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition or operating results. See "Business -- Sales and Marketing."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial offering price will be determined by negotiation between the Company and the Representatives based upon several factors. See "Underwriting." The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources which could have a material adverse effect on the Company's business, financial condition or operating results.


RISKS ASSOCIATED WITH UNSPECIFIED USE OF PROCEEDS

    The principal purposes of the Offering are to increase the Company's working capital and financial flexibility, to facilitate future access by the Company to public equity markets and to provide increased visibility, credibility and name recognition for the Company in a marketplace where many of its competitors are publicly-held companies. The Company intends to use the net proceeds to repay certain indebtedness


                                       12





to related parties in the amount of $8,249,549 and for working capital and other general corporate purposes. A portion of the proceeds may be used for the acquisition and/or development of complementary products, technologies and/or businesses. The Company has not as yet identified specific uses for a majority of the net proceeds, and, pending such uses, the Company expects that it will invest net proceeds in short-term, interest-bearing, investment-grade securities. Accordingly, the Company's management will have broad discretion as to the use of such net proceeds without any action or approval of the Company's stockholders. See "Use of Proceeds."


EFFECT OF ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's First Restated Certificate of Incorporation (the "Restated Charter") and Amended and Restated By-laws (the "By-laws") and of Delaware law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for Common Stock. These provisions will require that the Company have a Board of Directors comprised of three classes of directors with staggered terms of office, provide for the issuance of "blank check" preferred stock by the Board of Directors without stockholder approval, require super-majority approval to amend certain provisions in the Restated Charter and By-laws, require that all stockholder actions be taken at duly called annual or special meetings and not by written consent, and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."


SUBSTANTIAL NUMBER OF REGISTERED SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. Upon the closing of the Offering, the Company will have an aggregate of 9,200,000 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock. All of these shares, including the 2,500,000 shares sold in the Offering, are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Also, as of December 31, 1996, employees and directors of the Company held options exercisable for the acquisition of 3,055,920 shares of Common Stock (approximately 65% of which shall be exercisable upon consummation of the Offering) and the Company will grant options exercisable for 1,050,000, 50,000 and 50,000 shares of Common Stock upon the effectiveness of the Offering at exercise prices equal to 100%, 85% and 50%, respectively, of the initial public offering price. The Company intends to register all such shares subject to options for resale from time to time under the Securities Act soon after consummation of the Offering. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Certain Transactions."


DILUTION

    Purchasers of Common Stock in the Offering will experience immediate and substantial dilution of $9.34 per share, assuming an initial public offering price of $12.00 per share, in net tangible book value per share of Common Stock from the initial public offering. See "Dilution."



                                       13





                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company pursuant to the Offering are estimated to be $25,850,000 ($29,877,500 if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The principal purposes of the Offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which will facilitate future access by the Company to the public equity markets, enhance the ability of the Company to use its Common Stock as consideration for acquisitions and as a means for attracting and retaining key employees. The Company intends to use the proceeds of the Offering to repay non-interest bearing demand indebtedness to related parties, which was $8,249,549 at December 31, 1996 (including $2,750,000 incurred by Palomar on the Company's behalf to settle claims of a former executive officer and to acquire certain technology; see "Certain Transactions") and for general corporate purposes, including working capital, product development and capital expenditure. The amount and timing of expenditures may vary significantly depending upon numerous factors including the success of the Company's currently marketed product, the continued progress in, and magnitude of the Company's research and product development programs, market acceptance of the Company's new products, the timing and costs involved in obtaining regulatory clearances and approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, and competing technological and market developments and the costs and success of its commercialization activities. Based upon its current operating plan, the Company believes that its existing capital resources, together with the proceeds of the Offering and interest earned thereon, will be adequate to satisfy its capital requirements for at least the next twelve months.

    A portion of the net proceeds of the Offering may also be used for investments in or acquisitions of complementary businesses, products or technologies, although the Company has not entered into any commitments or negotiations with respect to any such transactions. Pending such use, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade securities.


                                 DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.


                                       14





                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) actual as of December 31, 1996 (ii) pro forma as of December 31, 1996 to give effect to the conversion of $10,000,000 and $4,568,449 due to related parties into 1,900,000 shares of Common Stock and 45,684 shares of Convertible Preferred Stock, respectively, and (iii) pro forma as adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt of the net proceeds therefrom, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.


                                                           AS OF DECEMBER 31, 1996
                                                 -------------------------------------------
                                                                              PRO FORMA AS
                                                    ACTUAL      PRO FORMA(1)  ADJUSTED(1)(2)(3)
                                                    ------      ------------  --------------
Amounts due to related parties(1) ............   $22,817,998     $ 8,249,549        --
                                                 -----------     -----------   ------------
Stockholder's (deficit) equity:

  Preferred Stock,  par value $0.01 per share,
   10,000,000  shares  authorized;  no  shares
   issued  and  outstanding,   actual;  45,684
   issued and  outstanding,  pro forma and pro
   forma as adjusted .........................          --               457            457

  Common  Stock,  par value  $0.01 per  share,
   30,000,000  shares  authorized;   4,800,000
   shares  issued  and  outstanding,   actual;
   6,700,000  shares  issued and  outstanding,
   pro forma;  and 9,200,000 shares issued and
   outstanding, pro forma as adjusted ........        48,000          67,000         92,000

  Additional paid-in capital .................       (47,600)     14,501,392     41,326,392

  Accumulated deficit ........................    (9,771,573)     (9,771,573)    (9,771,573)
                                                  ----------      ----------     ----------

Total stockholders' (deficit) equity .........    (9,771,173)      4,797,276     31,647,276
                                                  ----------      ----------     ----------

     Total capitalization ....................   $13,046,825     $13,046,825    $31,647,276
                                                 ===========     ===========    ===========

---------------
(1) Adjusted to give effect to the conversion of indebtedness to related parties totaling $10,000,000 and $4,568,449 at December 31, 1996 into 1,900,000 shares of Common Stock and 45,684 shares of Convertible Preferred Stock, respectively. See "Certain Transactions."

(2) Adjusted to give effect to the receipt of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the repayment of $8,249,549 of amounts due to related parties. See "Use of Proceeds" and "Certain Transactions."

(3) Adjusted to give effect to the contribution by Palomar of $1,000,000 for the payment of management bonuses. See "Certain Transactions."



                                       15




                                    DILUTION

     The pro forma negative net tangible book value of the Company at December 31, 1996 was ($2,072,631) or ($0.31) per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding and includes the effect of the conversion upon the closing of the Offering of $10,000,000 of indebtedness to related parties into 1,900,000 shares of Common Stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the adjusted pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of December 31, 1996 would have been $24,463,827 or $2.66 per share of Common Stock. This represents an immediate increase in such adjusted net tangible book value of $2.97 per share to existing stockholders and an immediate dilution of $9.34 per share to new investors purchasing shares in the Offering. If the initial public offering price is higher or lower, the dilution to the new investors will be, respectively, greater or less. The following table illustrates this per share dilution:

Assumed initial public offering price per share .............             $12.00

   Pro forma negative net tangible book value per share as of
     December 31, 1996 ......................................     $(0.31)

   Increase per share attributable to new investors .........       2.97
                                                                    ----

Adjusted pro forma net tangible book value per share after the
offering ....................................................               2.66
                                                                            ----

Dilution per share to new investors .........................              $9.34
                                                                           =====

    The following table summarizes on the pro forma basis described above, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by its existing stockholder and by new investors (assuming an initial public offering price of $12.00 per share):


                                              SHARES PURCHASED    TOTAL CONSIDERATION(1)
                                              ----------------    ----------------------     AVERAGE
                                                                                            PRICE PER
                                              NUMBER    PERCENT      AMOUNT       PERCENT     SHARE
                                              ------    -------      ------       -------     -----
Existing stockholders ...................   6,700,000     72.8%    $ 10,000,400     25.0%     $ 1.49

New investors ...........................   2,500,000     27.2      30,000,000      75.0%      12.00
                                            ---------     ----      ----------      ----

  Total .................................   9,200,000    100.0%    $40,000,400     100.0%
                                            =========    =====     ===========     =====


(1) Gives effect to the conversion of indebtedness to related parties totalling $10,000,000 at December 31, 1996 into 1,900,000 shares of Common Stock.


    The foregoing table excludes (i) 3,055,920 shares of Common Stock issuable upon exercise of stock options outstanding as of December 31, 1996, at a weighted average exercise price of $0.52 per share, of which options to purchase 1,063,973 shares were then exercisable, and (ii) 1,050,000, 50,000 and 50,000 shares of Common Stock reserved for issuance under stock options to be granted upon the effectiveness of the Offering at exercise prices equal to 100%, 85% and 50%, respectively, of the initial public offering price. See "Management -- Stock Plans," "Beneficial Ownership of Management" and "Certain Transactions."



                                       16




                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below as of and for the period from inception (March 7, 1995) to December 31, 1995, and for the year ended December 31, 1996, are derived from consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included elsewhere in this Prospectus. The selected consolidated financial data presented below should be read in conjunction with, and are qualified by reference to, the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                           PERIOD FROM
                                                                            INCEPTION
                                                                       (MARCH 7, 1995) TO       YEAR ENDED
                                                                        DECEMBER 31, 1995   DECEMBER 31, 1996
                                                                        -----------------   -----------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues ..........................................................    $   619,629         $ 18,695,364
Cost of revenues ......................................................        574,611           16,392,483
                                                                             ---------            ---------
       Gross profit ...................................................         45,018            2,302,881
Operating expenses:
   Research and development ...........................................        104,383              803,186
   Selling and marketing ..............................................        581,482            4,819,379
   General and administrative .........................................      1,095,587            2,815,455
   Litigation costs ...................................................        525,000            1,375,000
                                                                             ---------            ---------
Total operating expenses ..............................................      2,306,452            9,813,020
                                                                             ---------            ---------
       Net loss .......................................................    $(2,261,434)         $(7,510,139)
                                                                           ===========          ===========
Pro forma net loss per common and common equivalent share(1):                                   $     (0.89)
                                                                                                -----------
Pro forma weighted average number of common and common
  equivalent shares outstanding:                                                                  8,421,838
                                                                                                  =========

                                                                        DECEMBER 31, 1996
                                                          --------------------------------------------
                                                                                          PRO FORMA AS
                                                            ACTUAL      PRO FORMA(2)    ADJUSTED(2)(3)
                                                            ------      ------------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash ..................................................   $ 2,738,983    $ 2,738,983      $ 21,792,892
Working capital .......................................    10,424,555     10,424,555        29,711,464
Total assets ..........................................    19,589,121     19,589,121        37,956,572
Amounts due to related parties(4) .....................    22,817,998      8,249,549           --
Stockholders' (deficit) equity ........................    (9,771,173)     4,797,276        31,647,276



------------

(1) Computed on the basis described in Note 3(b) of Notes to Consolidated Financial Statements.

(2) Presented on a pro forma basis to give effect to the conversion of indebtedness to related parties totaling $10,000,000 at December 31, 1996 into 1,900,000 shares of Common Stock and the conversion of $4,568,449 due to related parties into 45,684 shares of Convertible Preferred Stock. See "Certain Transactions."

(3) Adjusted to give effect to the receipt of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and includes the repayment of $8,249,549 of amounts due to related parties and (ii) to give effect to the contribution by Palomar of $1,000,000 for payment of management bonuses. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

(4)  Represents amounts due to Palomar and Palomar Electronics Corporation.  See
     Note 2 of Notes to Consolidated Financial Statements.



                                       17




                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operation of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.


OVERVIEW

    The Company was incorporated in Delaware on March 7, 1995. Since the commencement of operations in March 1995, the Company has focused on developing its products and its marketing and distribution strategies and did not generate material revenues until April 1996. As a result, the Company incurred substantial losses principally from expenses incurred from the development of its products, the establishment of its manufacturing operations, sales administration organization and obtaining key personnel to adequately support the Company's expected growth. Total revenues from the sale of its PCs for the year ended December 31, 1996 were $18,695,364. For the three and nine month periods ended December 31, 1996, the Company generated total revenues of $7,353,938 and $18,577,896, respectively. During 1997, the Company expects its selling and marketing expenses, general and administrative expenses and its research and development expenses will increase significantly. Selling and marketing expenses are expected to increase significantly as a result of continued expansion of distribution channels, strategic relationships, headcount, and marketing programs. Increases in general and administrative expenses are planned as the Company expands its executive management, finance and administration support, information systems and other administrative functions required to support the Company's operations and the costs associated with being a publicly-held company. The Company's expected levels of research and development expenditures are based on a plan for current product enhancements and new product development.

    The Company commenced shipment of its proprietary PCs in April 1996. For the three months ended June 30, 1996, September 30, 1996 and December 31, 1996, the Company sold approximately 2,317, 7,920 and 6,786 units, respectively. All of the Company's working capital to date has been from loans made to it by Palomar and Palomar's wholly-owned subsidiary, Palomar Electronics Corporation (PEC), which is the direct parent of the Company. The Company's prospects must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the formation and early phases of operations of a new business, combined with the development and commercialization of new products based on innovative technology and rapid technological change and the high level of competition in the PC industry. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified management and other employees, continue to upgrade its technologies and commercialize its products and services which incorporate such technologies, and achieve market acceptance for its PCs. There can be no assurance that the Company will be successful in addressing such risks. See "Risk Factors."

    The Company has achieved only moderate revenues to date and has been dependent upon one customer. The Company's ability to continue to generate significant revenues is subject to substantial uncertainty. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible, and therefore, there can be no assurance that the Company will sustain revenue growth or profitability. Due to all of the foregoing factors, it is possible that in some future quarter, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially and adversely affected. See "Risk Factors."


RESULTS OF OPERATIONS

The following table sets forth unaudited consolidated quarterly financial data for each of the four quarters in 1995 and 1996 and such information expressed as a percentage of the Company's total revenues. This unaudited quarterly information has been prepared on the same basis as the audited financial information presented elsewhere herein and, in management's opinion, includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the information for the quarters presented. In view of the Company's recent growth and other factors, the Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.


                                       18




                                                                FISCAL QUARTER ENDED
                             -------------------------------------------------------------------------------------------------------
                             PERIOD FROM
                              INCEPTION
                              (MARCH 7,
                              1995) TO
                              MARCH 31,    JUNE 30,  SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,  SEPTEMBER 30, DECEMBER 31,
                                1995          1995       1995           1995          1996       1996         1996          1996
                              ---------     -------- ------------   ------------   ---------   ---------   ------------  -----------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net revenues                   $ --       $  212,120 $   51,379     $    356,130  $  117,468  $ 2,033,811  $9,190,147   $ 7,353,938
Cost of revenues                 --          194,030     33,857          346,724     116,388    1,798,229   7,423,725     7,054,141
                               ---------  ---------- ----------     ------------  ----------  -----------  ----------   -----------
Gross profit                     --           18,090     17,522            9,406       1,080      235,582   1,766,422       299,797
                               ---------  ---------- ----------     ------------  ----------  -----------  ----------   -----------
Operating expenses:
   Research and
     development                 --           --         24,263           80,120      67,318      102,728     130,961       502,179
   Selling and marketing         6,746       123,486    169,845          281,405     327,284    1,678,727     981,200     1,832,168
   General and
     administrative              --          185,230    291,163          619,194     441,627      634,282     619,979     1,119,567
   Litigation costs              --           --         --              525,000      --          --           --         1,375,000
                               ---------  ---------- ----------     ------------  ----------  -----------  ----------   -----------
   Total operating expenses      6,746       308,716    485,271        1,505,719     836,229    2,415,737   1,732,140     4,828,914
                               ---------  ---------- ----------     ------------  ----------  -----------  ----------   -----------
Net income (loss)             $ (6,746)   $ (290,626)$ (467,749)    $ (1,496,313) $ (835,149) $(2,180,155) $   34,282   $(4,529,117)
                              ========    ========== ==========     ============  ==========  ===========  ==========   ===========
Backlog                          --           --         --              --           --      $   598,455  $2,616,259    $4,101,400
                              ========    ========== ==========     ============  ==========  ===========  ==========   ===========

AS A PERCENTAGE OF NET REVENUES:
Net revenues                                 100.0%       100.0%          100.0%       100.0%    100.0%        100.0%       100.0%
Cost of revenues                              91.5         65.9            97.4         99.1      88.4          80.8         95.9
                                          ---------- ----------     ------------  ----------  -----------  ----------   -----------
Gross profit                                   8.5         34.1             2.6          0.9      11.6          19.2          4.1
Operating expenses:
   Research and development                     --         47.2            22.5         57.3       5.1           1.4          6.8
   Selling and marketing                      58.2        330.6            79.0        278.6      82.5          10.7         24.9
   General and administrative                 87.3        566.7           173.9        376.0      31.2           6.7         15.2
   Litigation costs                             --           --           147.4         --        --            --           18.7
                                          ---------- ----------     ------------  ----------  -----------  ----------   -----------
   Total operating expenses                  145.5%       944.5%          422.8%       711.9%    118.8%         18.8%        65.6%
                                          ---------- ----------     ------------  ----------  -----------  ----------   -----------
Net income (loss)                               --           --              --          --        --            0.4%       (61.5)%
                                          ========== ==========     ============  ==========  ===========  ==========   ===========


    Prior to April 1996 the Company only had minimal revenues from sales of a non-proprietary PC. In addition, the Company's operations through April 1996 consisted principally of start-up activity associated with the design, development, manufacturing and marketing of its upgradeable PC. Accordingly, the Company generated significant operating losses through June 30, 1996. The quarter ended September 30, 1996 was the Company's first entire quarter of manufacturing and shipments of its products. The Company's gross profit as a percentage of revenues for the three months ended September 30, 1996 was 19.2%. The Company's gross profit as a percentage of revenues was 4.1% for the three months ended December 31, 1996. This decrease from the prior quarter was due to revenue shortfalls caused primarily by a delay in receiving certain key components necessary to meet outstanding purchase orders. The Company believes that its gross profit as a percentage of revenues will improve during 1997 as the Company strengthens its procurement procedures and realizes labor and material costs savings and efficiencies from full scale manufacturing operations. During the quarters ended December 31, 1995 and 1996, the Company incurred $525,000 and $1,375,000, respectively, in litigation costs to settle potential claims against the Company. The Company also recorded management bonuses to be paid by Palomar totaling $1,000,000 in the quarter ended December 31, 1996. The 57% increase in product order backlog from the third to the fourth quarter of 1996 was primarily due to delays in shipments caused by the inability of the Company to obtain on a timely basis sufficient quantities of circuit boards and chassis. One customer represented 69%, 10% and 25% of the Company's total backlog for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, respectively. See "Business -- Backlog."

    The Company has experienced and expects to continue to experience significant fluctuations in future quarterly operating results that may be caused by many factors. These factors include, among others, the demand for the Company's products, the distribution of the Company's products, the timing of the introduction of products by the Company's competitors, the timing and rate at which the Company increases its expenditures to support projected growth, competitive conditions in the industry and general economic conditions. The Company believes that period-to- period comparisons of its operating results are not meaningful and should not be relied upon as any indication of future


                                       19





performance. Due to the foregoing factors, among others, it is likely that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which may have an adverse effect on the price of the Company's Common Stock.

PERIOD FROM INCEPTION (MARCH 7, 1995) TO DECEMBER 31, 1995 AND THE YEAR ENDED DECEMBER 31, 1996

    Net Revenues. Net revenues increased to $18,695,364, for the year ended December 31, 1996, from $619,629 for the period from inception to December 31, 1995. The majority of the revenues generated in 1995 were from the sale of non-proprietary PCs. The Company ceased the production of these PCs in June of 1995 to concentrate on the development of its upgradeable PCs. The increase in revenues during the year ended December 31, 1996 from the period ended December 31, 1995 was principally due to the introduction of the Company's upgradeable PC in April 1996. The Company anticipates that revenues will continue to increase as the Company further expands its production capabilities, marketing and distribution efforts.

    Gross Profit. Gross profit was $2,302,881, or 12.3% of net revenues, for the year ended December 31, 1996 as compared to $45,018, or 7.3% of net revenues, for the period ended December 31, 1995. The Company began full scale production of its patent-pending PCs during the second quarter of 1996. The increase in gross profit was primarily attributable to this introduction and initial volume shipments of the Company's upgradeable PC in April 1996. As the Company continues to expand its manufacturing operations and achieve economies of scale, its gross profit is expected to improve.

    Research and Development. Research and development expenses consist primarily of expenses incurred for the design and development of the Company's upgradeable PCs and a charge for management bonuses. Research and development expenses increased to $803,186, or 669.5%, during the year ended December 31, 1996 as compared to $104,383 for the period ended December 31, 1995. The primary reason for this increase is $375,000 of management bonuses for 1996 to be paid by Palomar. The Company anticipates a substantial increase in its research and development expenses to continue its development of its NEXAR XPA technology and other technologies related to the development of its products.

    Selling and Marketing. Selling and marketing expenses consist primarily of salaries, commissions, consulting fees, trade show expenses, advertising and marketing costs and a charge for management bonuses to be paid by Palomar. Selling and marketing expenses increased 728.8% to $4,819,379 for the year ended December 31, 1996 from $581,482 for the period ended December 31, 1995. This increase in selling and marketing expenses was the result of the addition of sales and marketing personnel, related to establishing the Company's distribution channels, supporting the introduction of the Company's upgradeable PC, and attendance of various trade shows. The Company intends to increase the amount of expenditures for selling and marketing as a result of its expected growth, however, as a percentage of sales this amount may decrease as revenues are expected to increase at a greater rate than the expenses incurred for selling and marketing.

    General and Administrative. General and administrative expenses consist primarily of expenses for finance, office operations, administration and general management activities including legal, accounting and other professional fees. General and administrative expenses increased 157.0% to $2,815,455 for the year ended December 31, 1996 from $1,095,587 for the period ended December 31, 1995. This increase in expenses during the year ended December 31, 1996 was attributable to the additional expenditures for general and administrative expenses as a result of the Company's anticipated growth and a charge for management bonuses to be paid by Palomar. The Company anticipates that general and administrative expenses will continue to increase due to its forecasted growth.

    Litigation  Costs.   Litigation  costs  represent  the  expenses  to  settle
potential claims against the Company. See Notes 2 and 10 of the Notes to the Consolidated Financial Statements.


INCOME TAXES

    The Company files a tax return included in the consolidated group with Palomar. The Company has generated federal net operating loss carryforwards for federal income tax purposes of approximately $6,375,000. Utilization of the net operating losses may be subject to an annual limitation due to the changes in the Company's ownership resulting from the Offering. See Note 5 of the Notes to Consolidated Financial Statements.



                                       20




LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has financed all of its operations primarily through loans from related parties, which have provided aggregate net proceeds to the Company of approximately $22,818,000. At December 31, 1996, the Company had approximately $2,739,000 in cash.

    Net cash used in operating activities was approximately $1,860,000 during the period from inception to December 31, 1995. Net cash used in operations was approximately $13,420,000 for the year ended December 31, 1996. The significant use of cash by operating activities was the result of a net loss of approximately $7.5 million during the year together with cash used to finance a significant increase in accounts receivable and inventory purchases.

    The Company's investing activities used net cash of approximately $103,000 and $493,000 during the period from inception to December 31, 1995 and the year ended December 31, 1996, respectively. Expenditures for property and equipment were approximately $103,000 for the period from inception to December 31, 1995 and $187,000 for the year ended December 31, 1996. The Company has no material commitments other than its facility and equipment leases. The Company anticipates a substantial increase in its capital expenditures for the first six months of 1997.

     The Company has no credit facilities with unaffiliated lenders and believes that its available cash resources combined with the net proceeds of the Offering, and interest earned thereon, as well as anticipated funds from operations will be sufficient to meet its presently anticipated working capital and capital expenditure requirements through December 31, 1997. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced products, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. Palomar has agreed to continue to fund the Company, if needed, at least through December 31, 1997. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance products or services, take advantage of future opportunities, or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition or operating results. See "Risk Factors" and "Dilution."


                                       21




                                    BUSINESS

    Nexar Technologies, Inc. develops, manufactures and markets high-performance, competitively- priced desktop personal computers (PCs) based on patent-pending technologies. Unlike conventional PCs, NEXAR systems permit
(i) resellers to offer a custom-configured PC on demand, and (ii) end-users to easily upgrade or switch important components of the PC to accommodate emerging and future technologies resulting in a significant extension of the computer's useful life. NEXAR sells a high-performance system which is typically shipped to resellers without the key system-defining components (microprocessor, memory and hard drive), but which is otherwise fully configured. This approach:


    * Enables the end-user, whether corporate or individual, to buy a system configured exactly to that customer's technical and budgetary requirements and, later, to easily upgrade the PC's key components with industry-standard products.

    * Enables the Company's channel resellers to reduce their exposure to inventory depreciation caused by rapid advances in technology and frequent price reductions of the key system components, which typically account for more than 50% of the cost of a PC. Because NEXAR PCs allow the key components to be installed by the reseller at the point of sale, the reseller benefits from improved and more stable profit margins and reduced reliance on an inventory of multiple pre-configured systems.

    * Enables the Company's resellers to compete with direct marketers, such as Dell Computer and Gateway 2000, because a NEXAR PC provides resellers with the ability to promptly deliver a custom-configured, high-performance PC at a competitive price.

    * Enables the Company to maintain profit margins unaffected by the forecasting risks borne by conventional PC manufacturers who operate within a several-month-long cycle from (i) component procurement to (ii) assembly to (iii) date-of-sale, all conducted in an environment of rapid technological advances and frequent price reductions. Since the key components of a NEXAR PC are typically installed by a reseller immediately prior to use or sale, the Company avoids the loss of profit margin from making inaccurate predictions of the most desired mix of key system components in the marketplace several months in the future, from paying yesterday's higher prices for components, or from discounting aging technology.

    The Company's objective is to become the industry leader in designing and marketing PCs with technology which enables resellers and end-users, in an easy and cost-effective manner, to upgrade and transition the central processing unit
(CPU) and the other key system-defining components in accordance with the known and anticipated roadmaps of various makers of fundamental and leading edge PC technology.

    The Company's current PCs are based on an industry-standard, open architecture design, co-engineered by HCL Hewlett Packard Ltd., which allows the CPU, random access memory (RAM), and cache memory to be replaced by end-users without technical assistance and without opening the entire chassis. The Company's current model accepts Intel Corporation's Pentium(R) and compatible CPUs, including the recently released Pentium processor with MMX multimedia extension technology. NEXAR PCs also include, as a standard feature, a removable hard drive, permitting its replacement and the further advantages of increased data portability and security, and the use of multiple operating systems in a single PC.

    NEXAR has developed and expects to soon market a new generation of PCs featuring the Company's patent-pending Cross-Processor Architecture(tm) (NEXAR XPA(tm)) in which any one of several state-of-the-art CPUs can be initially included or later installed, including Intel Corporation's Pentium or Pentium Pro and compatible CPUs. The NEXAR XPA technology is being designed to also accommodate microprocessors based on other technologies, such as the Alpha CPU made by Digital Equipment Corporation (DEC).


                                       22






    NEXAR is led by its Chairman and Chief Executive Officer, Albert J. Agbay, who has more than twenty years experience at various computer companies, including senior management positions at PC makers such as NEC, Panasonic and Leading Edge. See "Management." The Company does not market its products directly to end-users, but instead distributes its products through a growing network of international, national and regional distributors, value-added and other resellers, original equipment manufacturers (OEMs), system integrators, computer superstores, direct response resellers, and independent dealers. The Company has entered into an agreement with Wang Laboratories, Inc. (Wang), pursuant to which Wang provides end-users of NEXAR PCs with hardware and software support, including diagnostics and repair, covered by the Company's three-year limited warranty and optional extended service contracts.

    The Company was incorporated in March 1995 as a wholly-owned subsidiary of Palomar Medical Technologies, Inc., a publicly-held corporation that develops, manufactures and markets medical laser devices and electronics products.


INDUSTRY BACKGROUND

    The market for PCs is large and growing at a strong rate, although more moderately than in the early 1990s. According to forecasts by International Data Corporation (IDC), an independent industry analyst, 81.5 million PCs with a value of $182.5 billion, including 64.9 million desktop PCs (worth $128.1 billion), will be shipped worldwide in 1997, an increase of 16.7% over estimated 1996 shipments. In the United States, IDC forecasts that in 1997, 30.6 million PCs (worth $68.6 billion), including 23.9 million desktops (worth $46.0 billion), will be shipped. IDC forecasts that worldwide, in the year 2000, 117.6 million PCs (worth $247.7 billion), including 91.0 million desktops (worth $169.9 billion), will be shipped. In the United States, IDC forecasts that in the year 2000, 42.0 million PCs (worth $89.3 billion), including 31.2 million desktops (worth $56.1 billion), will be shipped. These estimates indicate that desktop PCs will continue to represent more than 75% of worldwide PC sales through the year 2000.

     Factors driving the PC industry's growth include continued price/performance improvements of fundamental PC technologies fueled by intense competition, the growth of the Internet, and the convergence of content, technologies, and communications on the PC which broadens its base of applications and users. Also contributing to growth are the aging installed base of 386 and 486 CPU systems, the introduction of next generation CPUs, and the development of applications that more fully utilize the capabilities of the more advanced microprocessors and require ever increasing amounts of storage capabilities. The Company believes that as businesses recognize the benefits of distributed computing and thus increase their interest in distributed enterprise-wide networks (e.g., "intranets"), and as small business and home office markets grow worldwide, demand for PCs will further increase.

    The PC market has been characterized by intense competition and substantial technological advances occurring over short periods of time. Hundreds of vendors compete in today's PC marketplace. Leading manufacturers include Acer, Apple Computer, Compaq Computer, Dell Computer, Gateway 2000, Hewlett-Packard, IBM, and Packard Bell NEC. See " -- Competition." Rapid technology advances have resulted in high rates of product innovation and enhancements, and short product life cycles, creating difficult choices for both current owners and prospective purchasers of PC systems. PC users occasionally find that they cannot effectively use the latest software programs, or even the latest enhancements to their existing software programs, because their PC has insufficient memory, their CPU is too slow, or their hard drive is full and cannot store additional data. Consequently, a user who does not wish to forego the latest technology advancements must either attempt to upgrade his or her existing PC (to the extent the system can be upgraded and which typically requires technical assistance) or make a substantial investment in a newer, more powerful PC.

    In recent months, a migration by end-users, especially among corporate users, to next generation PCs, such as Windows NT(R)/Pentium Pro and competing systems, has begun to accelerate. The increase in the capabilities of such systems is occurring concurrently with an increase in the number of variables,



                                       23





such as compatibility with 32-bit software applications and multimedia functionality, which PC buyers must consider in making purchasing decisions. The result is a more intricate outlook for evaluation of PC technology advancements, one illustration of which is the following recently published assessment of the x86 microprocessor roadmap focusing on the then anticipated availability of Intel's MMX technology (which enhances performance of multimedia and communications applications) and 16- versus 32-bit software performance among various vendor lines:




         16-bit performance                       32-bit performance

         Intel Pentium-200 Cyrix 6x86-P200+*      Intel Pentium Pro*
         Intel P55C**                             AMD K6**
         Cyrix M2**                               Intel Klamath***
         AMD K6**                                 Intel Deschutes****
         Intel Deschutes****

         16-bit performance and MMX               32-bit performance and MMX
         Intel P55C**                             Cyrix M2**
         Cyrix M2**                               AMD K6**
         AMD K6**                                 Intel Klamath***
         Intel Deschutes****                      Intel Deschutes****

        *    1996
        **   Early 1997
        ***  Mid-1977
        **** Late 1997


Source: BYTE Magazine. November, 1996. Reproduced with permission.
(C)by The McGraw-Hill Companies, Inc. New York, N.Y. All rights reserved.

    The above chart outlines the choices presented by the following product releases: Intel introduced MMX into its P55C model in January 1997. Also, in early 1997, Advanced Micro Devices, Inc. (AMD(R)) and Cyrix Corporation are expected to introduce new microprocessors which incorporate architectural enhancements to Pentium-class processors providing significant performance improvements when running multimedia applications. AMD will support MMX on their K6 CPU and the Cyrix(R) M2 processor is expected to be MMX compatible. In mid-1997, Intel is expected to introduce its Pentium II (previously code-named Klamath) processor, a next generation Pentium Pro-class CPU that supports MMX technology and improves 16-bit software performance (the current Pentium-Pro, which does not include MMX technology, is designed primarily for 32-bit applications). In late 1997, Intel is expected to release Deschutes, the code-name for a Pentium Pro CPU processor which is expected to support clock speeds of 300 to 333 MHz.



                                       24



    Competing with x86 microprocessors in various computer markets are the RISC (Reduced Instruction Set Computing) microprocessor lines, such as DEC's Alpha, the PowerPC offered by IBM, Motorola and Apple, and CPUs offered by Sun Microsystems, Inc., Silicon Graphics, Inc. and others. RISC, which was developed for use in high performance systems such as UNIX(R) network servers and workstations, is a modern microprocessor architecture requiring significantly fewer transistors than the older x86 architecture. RISC processors are highly scaleable and well-suited for performing high speed calculations. The more established x86 vendors have dominated the RISC-based lines due in part to
software   compatibility   issues,  which  are  starting  to  diminish  as  more
applications are written to work on RISC processors and enhancements (such as DEC's FX!32 translation software) become available to permit software which previously could only run on x86 CPUs to work with a RISC microprocessor. DEC has recently sharply reduced the price of its Alpha CPU in order to compete in the PC market, claiming that the Alpha is twice as fast as Intel's Pentium Pro for Window's NT applications or other complex design analysis for applications such as image rendering, video editing, video conferencing, and mechanical design, and applications requiring 3-D graphics, such as modeling, animation or simulations.

    This rapid escalation of technology has caused instability in the PC industry. Because several months may lapse between the manufacture and the actual sale date of a conventional, pre-configured system, PC manufacturers face substantial business risk in forecasting which components to include and the pricing of the system. As technology advancements and price reductions occur, vendors which have shipped pre-configured systems to their resellers are forced to offer price protection by reducing the price of their products and issuing credits to the reseller. These and other concessions further erode the profit margin of the manufacturer. Meanwhile, resellers unavoidably accumulate overpriced and aging inventory, and end-users are offered a discount on yesterday's technology.

    One of the fastest growing segments of the PC market is the telephone and mail order direct response market. Companies in this market, primarily Gateway and Dell, have been able to capitalize on the destabilizing effect of rapid technological advances and frequent price reductions. According to IDC, 20 percent of PCs were sold directly to end-users in 1995, up from 18.7 percent of a smaller market in 1994. This trend appears to have accelerated in recent months. According to IDC, while the still healthy growth rate of worldwide PC shipments slowed in the fourth quarter of 1996, as compared to the fourth quarter of 1995, Dell's shipments grew 69 percent worldwide and Gateway's shipments grew 39 percent in the United States (where most of Gateway's sales occur). Because direct marketers sell directly to end-users on a build-to-order basis, they can sell the latest technology to end-users more quickly than traditional PC suppliers. In addition, because they have large and rapidly changing inventories of components, direct marketers can also offer more configurations of their PCs at the latest industry price points than resellers who are subject to longer manufacturing to date-of-sale cycles. Some PC manufacturers have addressed the same market challenge by allowing reseller partners to perform "channel assembly" in completing the configuration of their PCs.


THE NEXAR PC SOLUTION

    NEXAR believes that its approach of offering the reseller the ability to provide systems designed for "just-in-time" delivery of key components and easy upgradability not only relieves the dissatisfaction of end-users regarding rapid obsolescence of their systems, but also provides the channel reseller with the most comprehensive solution available for competing with the direct marketers and addressing the fundamental causes of the low profitability currently characterizing the PC distribution channel. Because NEXAR's current and anticipated models simplify upgrades, and because NEXAR XPA systems will permit cross- processor transitions, the Company believes its PCs could have useful life cycles up to twice as long as those of most conventionally designed PCs.

    NEXAR systems are designed to be sold by the Company without the key system defining components. The reseller is then able to offer a NEXAR PC at a competitive price by avoiding the typical PC manufacturer mark-up on the key components, which typically represent more than 50 percent of the cost of the PC. Conventional PC configurations are customarily determined at the manufacturing site prior to shipment to the reseller thus forcing the end-user to accept the manufacturers' pre-determined configuration and a price that includes the manufacturers' mark-up on the key


                                       25



components. Unlike other previously marketed "modular" PCs, NEXAR PCs are designed to be used with industry-standard components, which can be obtained from numerous sources at the optimal time and at a competitive price to the reseller or the end-user.

    The NEXAR PC. The current NEXAR PC features an innovative architecture including patent- pending technology which the Company currently has a license to market on an exclusive worldwide basis and which it has agreed to acquire no later than the consummation of the Offering. See " -- Intellectual Property" and "Certain Transactions." The key elements of this architecture are a custom designed main integrated circuit board ("motherboard"), co-engineered by HCL Hewlett Packard Ltd., and a mid-tower chassis design allowing ease of access through removable side panels, permitting non-technically trained users to install and replace the key components with industry-standard, off-the-shelf products. The CPU, RAM and cache of a conventional PC typically reside on top of a motherboard (usually unaccessible without opening the entire chassis) which also includes expansion board slots for peripheral and controller cards for communicating with mass storage and input/output components. The current NEXAR PC technology places sockets for the CPU, RAM and cache on the undercarriage of the motherboard, which is accessible through a removable side panel on the chassis. This design also provides access through another removable side panel to the expansion slots for cards providing features such as networking and multimedia functionality. The NEXAR PC also features a lockable, removable hard disk drive mounted on rails in a design similar to that used in many laptop computers. This provides the added benefits of permitting increased portability of data and increased security, attributes which appeal to many government and corporate buyers, and the use of multiple operating systems on one PC.

    The NEXAR XPA PC. When introduced, the Company expects that its patent-pending NEXAR XPA systems will offer its resellers and end-users all of the same ease of upgradability features and benefits within a CPU family. NEXAR XPA will also permit multiple and cross-processor upgrades and transitions on a single PC. NEXAR XPA PCs, which are scheduled for release in mid-1997, will allow resellers or end-users to initially select or later vary the type of microprocessor used in the system from among those based on competing technologies, such as Pentium, Pentium Pro, Pentium II (Klamath) and other x86 CPUs, or the RISC-based processors such as DEC's Alpha. The Company believes this capability will become increasingly important as technology advances and the demands of personal computing intensify. End-users without this ability to cost-effectively upgrade or switch microprocessors and operating platforms will face the daunting task of precisely forecasting their own increasingly intensive information and other computing system requirements, not only with regard to speed, memory, and data access, but also to accommodate the demands of graphics-rich applications, Internet and intranet capability and diverse multimedia functionality. The Company expects that customers purchasing a NEXAR XPA system will be able to not only increase their PC's speed and capacity as such advances become available, but will also be able to custom-fit their operating platform to ever-increasing application needs and capabilities by converting their system from among various x86 or RISC-based processor lines, and from among Windows NT, OS/2(R), Mac(R) OS, UNIX and other operating systems. The Company believes that in most cases, regardless of the demands of the end-user, a NEXAR XPA PC will be an optimal solution to purchasers seeking investment protection of their system infrastructure.


STRATEGY

    The Company's objective is to claim a significant share of the desktop PC market by offering open-architecture PCs incorporating technology which enables end-users in an easy and cost-effective manner to upgrade and transition to the new and varied CPU platforms of different manufacturers in accordance with expected roadmaps of fundamental and leading-edge PC technology. The principal elements of NEXAR's strategy to achieve its goal include the following:


ESTABLISH AND MAINTAIN TECHNOLOGICAL LEADERSHIP IN UPGRADABLE AND
CROSS-PROCESSOR PCS

    The Company intends to devote most of its product development efforts to the implementation of the NEXAR XPA technology to a broad range of microprocessor platforms and to monitoring and participating in developments in the computer markets in which it competes generally. These efforts


                                       26



seek to ensure that the Company's future products offer the distribution channel and end-users the same benefits of investment protection and technical flexibility as the Company's current and next generation PCs. The Company intends to periodically advance the design of its PCs, including the NEXAR XPA technology, to address announced and anticipated technological advances by leading makers of the system defining components. See " -- Product Development."


FOCUS ON ADVANTAGES OF NEXAR PC DESIGN

    The Company believes that its central focus on offering state-of-the-art PCs which forestall system obsolescence will be well received in the PC marketplace. The Company further believes that the increased flexibility of its next generation of PCs featuring NEXAR XPA will provide NEXAR a significant competitive advantage as more variables, such as enhanced multimedia performance and 32-bit software applications, become factors in the purchasing decisions within the PC markets in which the Company does and intends to participate. The design of the Company's existing PCs currently allow, and the upcoming NEXAR XPA systems are being designed to permit, NEXAR resellers to offer a significantly broader range of configurations than is possible with conventionally designed PCs. The benefits of NEXAR's PCs to end-users include the following:


    * Protects the consumer's PC investment by allowing end-users to purchase a customized PC and to later upgrade components to keep up with technology advances without incurring the expense of a new system.

    * Saves management information systems (MIS) departments of large and small enterprises time and expense upgrading components or replacing outdated systems.

    * End-users are not locked into the upgrade path of a single manufacturer, but, instead, can utilize numerous widely-available, industry-standard components and platforms.


LEVERAGE INDUSTRY EXPERIENCE OF MANAGEMENT TEAM

     The Company believes that one of its key competitive advantages is its sales, marketing and management teams. Several members of the Company's senior management team, including its Chairman and Chief Executive Officer, Albert J. Agbay, have worked together for a number of years at various PC companies. Mr. Agbay has more than twenty years experience working for computer companies, including PC makers such as NEC, Panasonic and Leading Edge. See "Management."


FOCUS ON CHANNEL MARKETING

    The Company markets its products through multiple channels of distribution, using a controlled distribution model in which a limited number of resellers and distributors are given exclusive or shared responsibility for certain territories or market segments in exchange for best-efforts sales volume or marketing commitments. The Company is initially targeting commercial entities rather than the home consumer market. Accordingly, the Company primarily distributes its PCs not through retail outlets, but through the following channels:

    Distributors and Resellers. The Company plans to expand its network of distributors and resellers by emphasizing the following advantages attained by carrying NEXAR PCs:

    * Reduced inventory depreciation risk and improved profit margins enhanced by using one system platform and sourcing components on a "just-in-time" basis.

    * The ability to be "first to market" with the latest technology on a consistent basis by offering customers "next generation" components without concern for existing pre-configured inventory levels.

    * Lower   inventory   costs  due  to  the  ability  to  stock  one  line  of
      semi-configured NEXAR systems in place of several lines of pre-configured PCs.

    * The ability to custom-configure a system on a build-to-order basis in order to compete effectively against direct marketers such as Gateway 2000 and Dell Computer.



                                       27



    In order to enlist resellers to carry NEXAR PCs, the Company has established a Reseller Partnership Program, under which resellers receive volume price discounts negotiated by NEXAR on components, making it possible for resellers to configure and sell the NEXAR PC at competitive prices.

    Government Resellers. The Company believes that, in addition to the other advantages of NEXAR PCs and the increased security and other benefits of the removable hard disk drive described herein, the NEXAR PC is particularly appealing to many government buyers because the time required for ordering entirely new systems is often prohibitive under government regulations, while component parts can be more timely requisitioned, thereby allowing a government office to more easily remain technologically current. The Company has entered into an agreement with Government Technology Services, Inc. (GTSI), a leading supplier of desktop systems to the U.S. government, pursuant to which GTSI serves as NEXAR's exclusive federal reseller with respect to GSA scheduled purchases provided that GTSI purchase at least $35 million of the Company's products in 1997. GTSI is, however, under no obligation to purchase any products of the Company. In the year ended December 31, 1996, GTSI accounted for a majority of the Company's revenues. The Company expects that GTSI will continue to be an important customer, but that sales to GTSI as a percentage of total revenue will decline substantially as the Company further expands its distribution network and increases its overall sales. See " -- Customers." The Company also pursues relationships with resellers selling to government agencies not purchasing from the GSA Schedule.

    VARs, Systems Integrators and OEMs. The Company believes its PCs enable value-added resellers (VARs) and systems integrators to offer their clients a more flexible and cost effective PC and network solution. By offering NEXAR PCs, VARs and system integrators are able to minimize depreciation of their inventory and deliver a custom configured system solution virtually on demand, and enable their customers to reduce their MIS costs. The Company seeks to capture market share in some territories by entering into agreements with OEMs who will deliver PCs to their customers with both the OEM's brand name and a product label identifying that the base unit contains NEXAR technology.


PENETRATE INTERNATIONAL MARKETS

    Industry forecasts indicate that the overall international PC market is growing and will continue to grow faster than the domestic market during the next several years. Initially, the Company's international strategy is to keep its overseas sales and marketing costs low by partnering with established channel participants, especially in Europe where end-users are just beginning to migrate to the Pentium processor. The Company is currently negotiating with Bull HN Information Systems to provide NEXAR PCs to Bull's South American division, which would enable Bull to configure systems with components obtained within the borders of various countries, thereby producing savings on import taxes and related charges.


SALES AND MARKETING

    The Company's marketing strategy is channel-based, focused primarily on distributors, value added and other resellers, system integrators, rather than on end-users. During its initial marketing period, NEXAR has concentrated on building awareness of NEXAR and its innovative PC architecture with its channel resellers. To accomplish this, NEXAR advertises regularly in industry publications such as Computer Reseller News and VAR Business. To generate end-user "pull-through" demand, NEXAR also advertises in publications such as PC Week, PC World and PC Magazine. The current NEXAR PC has been reviewed in publications such as Windows Sources, Windows Magazine, PC World, Computer Shopper, Computer Reseller News, Computer Life and Government Computer News. NEXAR provides broad co-op advertising and joint marketing support to its channel-reseller customers. In particular, NEXAR has co-marketed extensively with GTSI, its largest customer, to the federal government market. See " -- Strategy -- Government Resellers." The Company conducts its marketing primarily through meetings with and sales presentations to national and regional resellers. In addition, the Company displays its products at national and international trade shows such as COMDEX and PC Expo.



                                       28




    The Company executes its marketing strategy primarily through the efforts of a direct sales force and through independent manufacturer sales representatives. As of December 31, 1996, NEXAR's sales force consisted of 16 people, eight located at its Westborough, Massachusetts headquarters and the remainder in regional locations. The Company intends to increase the size of its sales force as its revenue grows. As of December 31, 1996, the Company was also a party to agreements with five independent manufacturer sales representatives. These sales representatives are primarily responsible for securing sales of NEXAR products to regional resellers and are paid commissions based on such sales.


CUSTOMERS

    The Company manufactures and sells its PCs to resellers of varying size and market share, including national and regional distributors, value-added and other resellers, computer and office superstores, system integrators, direct response resellers, and independent dealers.

    The following is a representative listing of NEXAR resellers:




NATIONAL AND REGIONAL DISTRIBUTORS              COMPUTER SUPERSTORES
----------------------------------              --------------------
Ingram Micro, Inc.                              Fry's Electronics, Inc.
Gates/Arrow Distributing, Inc.                  Elek-Tek, Inc.
MicroAge Computer Centers, Inc.                 Nationwide Computers & Electronics, Inc.
Avnet Computer Marketing Group                  The Computer Factory
                                                Computer Attic



OEMS AND VARS                          GOVERNMENT RESELLERS           DIRECT RESPONSE RETAILER
-------------                          --------------------           ------------------------
Bull HN Information                    Government Technology          MicroWarehouse, Inc.
 Systems                                Services, Inc. (GTSI)

CompUSA Inc.                           Comstor/GE Capital
GSMBSoft Systems, Inc.                 Pulsar Data Systems Inc.
Gibraltar Computer
Bay Resources Inc.

    In the fiscal year ended December 31, 1996, GTSI accounted for a majority of the Company's revenues. The Company expects that GTSI will continue to be an important customer, but that sales to GTSI as a percentage of total revenue will decline substantially as the Company further expands its distribution network and increases its overall sales. The Company's business plan for 1997 anticipates that sales to GTSI will continue to represent a significant portion of the Company's sales during the fiscal year. The Company has entered into an agreement with GTSI pursuant to which GTSI must purchase at least $35 million worth of products in order to retain its status as the Company's exclusive reseller with respect to GSA scheduled purchases, but GTSI is under no obligation to purchase any products from the Company. The loss of GTSI as a significant customer, or if GTSI purchases significantly less products than the Company anticipates, would have a material adverse effect on the Company. See "-- Strategy -- Channel Marketing -- Focus on Government Resellers" and Note 3 of Notes to Consolidated Financial Statements.



                                       29


PRODUCTS

    The NEXAR PC is a high-performance system platform configured with the following components: system chassis with removable side panels, custom designed motherboard, power supply, video controller, input/output controller, floppy disk drive, caddy for removable hard disk, keyboard, mouse, and hardware manuals. The Company occasionally includes additional components, including the key system defining components (CPU, memory and hard drive) and peripherals such as monitors and modems at the customer's request. NEXAR PCs sold by resellers fully configured have list prices generally ranging from $1,200 to $2,500, depending upon the components included.

The following graphic illustrates the broad range of configurations made possible by a NEXAR PC:


GRAPHIC DEPICTING NEXAR PC INDICATING ALTERNATIVES AVAILABLE WITH RESPECT TO REPLACEABLE COMPONENTS. THE GRAPHIC CONTAINS THE FOLLOWING TEXT POINTING TO THE RELEVANT PORTIONS OF THE PC:

 *       Removable hard drive caddy slides in and out, and locks in place

 *       DIMM and SIMM memory (RAM) sockets

 *       Secondary cache socket

 *       Easy access to CPU socket for upgrades

 * Right side, removable panel to access processor, memory, cache and voltage regulator module

 * Left side, removable panel to access modem, video, audio and network interface cards

 * Voltage regulator module socket to accommodate higher performing CPUs operating at varying voltages



    CPU Alternatives: A single Socket 7 with zero insertion force (ZIF) lever allows for easy removal and insertion of the microprocessor. The motherboard is designed to accept current and future Pentium and compatible processors by adjusting the bus speed and synchronizing the voltage output of the motherboard. NEXAR's custom designed motherboard not only accommodates these future processor technologies but allows the end user to install the processor and make the adjustments to bus speed and voltage without technical assistance.

    Hard Drive Alternatives: The removable caddy supports industry standard EIDE or SCSI hard drives. The Company offers a SCSI controller as an option.

    Memory Alternatives: For random access memory, the NEXAR PC motherboard includes 2 SIMM and 2 DIMM sockets supporting up to 128MB of either Fast Page Mode, Extended Data Output or Synchronous Dynamic Random Access Memory. For secondary cache memory, a single socket supports either
256K or 512K "cache on a stick" modules.


FUTURE PRODUCTS

    NEXAR XPA PCs. NEXAR currently plans to begin shipping its patent-pending NEXAR Cross-Processor Architecture systems in the second quarter of 1997. The NEXAR XPA systems will offer all of the same features and benefits as the Company's current PCs and will also permit



                                       30



cross-processor upgrades on a single PC. A NEXAR XPA PC will allow resellers or end-users to initially select or later vary the type of microprocessor used in the system from one of several state-of-the-art CPU product families, and, as NEXAR introduces replaceable circuit boards compatible with the initial system purchased, RISC-based microprocessors. Initially, NEXAR XPA systems will enable the use of either Pentium CPUs or the Pentium Pro CPUs which currently have different socket configurations and are thus not currently replaceable in conventional PCs. The multi-platform support will be designed to accept either Microsoft Windows 95, Windows NT or RISC-based operating systems. In addition, NEXAR XPA systems will support emerging expansion bus technologies, such as universal serial bus and accelerated graphics port (AGP).

    The NEXAR Server. NEXAR currently plans to offer by late 1997 a state-of-the-art conventionally-designed, high performance file server offering the option of one to four Pentium Pro CPUs with fault tolerance and redundant design of critical components to support mission-critical database, Internet-server and transaction processing applications. This product is being planned because some of NEXAR's resellers have requested a server of this design to complete NEXAR's product offerings to the corporate end-users.


CUSTOMER SERVICE AND SUPPORT

    NEXAR PCs are sold with a three-year limited warranty on hardware with one-year on-site service. To provide its customers with technical support, NEXAR has entered into an agreement with Wang, pursuant to which Wang provides NEXAR's customers with one year on-site hardware support, including diagnostics and repair. Wang also provides telephone support for software products bundled with NEXAR's systems for a period of ninety days after purchase. Wang support is provided directly to NEXAR's customers. In addition, service contract extensions are available. Customers can also obtain hardware support via the Internet or a toll free telephone number. While the Company selected Wang based on its belief that Wang has the capability to perform these warranty obligations on a timely and efficient basis, the failure of Wang to meet the demands of the end-users of the Company's products could materially and adversely affect the reputation of the Company and its products, which in turn could result in lower sales and profits.


PRODUCT DEVELOPMENT

    The market for NEXAR's products is characterized by rapid technological change involving the application of a number of advanced technologies, including those relating to computer hardware and software, mass storage devices, and other peripheral components. The Company's ability to remain competitive depends upon its ability to anticipate and effectively react to technological change. The Company currently has only a limited product development staff. The Company has entered into a Development Agreement with GDA Technologies, Inc. (GDA), a provider of computer engineering services, to develop its new patent-pending Cross-Processor Architecture and to implement this technology on several main integrated circuit boards to be introduced for use in NEXAR PCs in mid- 1997. Although the Company believes that it could find and engage equivalent development and engineering services elsewhere within a reasonable period of time, or hire sufficient capable engineers to perform such development work in-house, the inability of GDA to adequately perform such services on a timely basis could have a short-term material adverse effect on the Company. The Company estimates that it will spend approximately $500,000 in the first six months of 1997 for various product development activities, predominately engineering services performed by GDA.

    From its inception, NEXAR has devoted continuing efforts to research and development activities both to develop the current line of NEXAR PCs and to introduce new models that further leverage the Company's proprietary technology in providing simplified upgradability of major components and the ability to accommodate emerging and future technologies. Current development efforts are principally directed to implementation of its new NEXAR XPA architecture. The Company's future success will be highly dependent upon its ability to develop, produce and market products that incorporate new technology, are priced competitively and achieve significant market acceptance. There can be no assurance that the Company's products will be technically advanced or commercially successful due to the rapid improvements in computer technology and resulting product obsolescence. There is also no assurance that the Company will


                                       31



be able to deliver commercial quantities of new products in a timely manner. The success of new product introductions is dependent on a number of factors, including market acceptance, the Company's ability to anticipate and manage risks associated with product transitions, the effective management of inventory levels in line with anticipated product demand and the timely manufacturing of products in appropriate quantities to meet anticipated demand. The failure of the Company to develop, produce and market commercially viable products could result in the Company's business, operating results and financial condition being materially and adversely affected.

    The Company's product development efforts will continue to require substantial investments by the Company for third-party research, refinement and testing, and there can be no assurance that the Company will have the resources sufficient to make such investments. Participants in the PC industry generally rely on the creation and implementation of technology standards to win the broadest market acceptance for their products. The Company must successfully manage and participate in the development of standards while continuing to differentiate its products in a manner valued by customers. While industry participants generally accept, and may encourage, the use of their intellectual property by third parties under license, nonetheless, when intellectual property owned by competitors or suppliers becomes accepted as an industry standard, the Company must obtain a license, purchase components utilizing such technology from the owners of such technology or their licensees, or otherwise acquire rights to use such technology. The failure of the Company to license, purchase or otherwise acquire rights to such technologies could result in the Company's business, operating results and financial condition being materially and adversely affected.


MANUFACTURING

    The Company operates a 100,000 square foot manufacturing facility in Hayward, California. The Company's manufacturing operations consist primarily of assembly, test and quality control of its PC systems. The single shift capacity of the facility is up to 15,000 units produced per month, although NEXAR's actual manufacturing capacity depends in part on the ability of NEXAR's suppliers to provide it with assembled circuit boards.

    The Company uses industry-standard components for its products and contracts with specific vendors to manufacture certain components included in its products, primarily circuit boards. Most of these components are generally available from multiple sources; however, NEXAR relies on two contract manufacturers to manufacture motherboards used in its PCs and plans to rely on a sole outside contractor to manufacture the motherboard used in its server product. In addition, the Company relies on a single supplier to produce its customized chassis and has several other single supplier relationships for less critical components. In the fourth quarter of 1996, the Company was unable to obtain on a timely basis sufficient quantities of certain key components to meet all of its outstanding purchase orders. The Company has also been unable to obtain sufficient quantities of certain components in the first quarter of 1997, which has caused delays in some shipments. It has since taken certain steps, including increasing inventory levels, developing additional suppliers and improving management procedures, to reduce the likelihood of such shortages in the future. The Company conducts testing and quality control evaluations and integrates the circuit boards into the finished product. The Company intends to seek ISO 9002 certification during 1997.


BACKLOG

    The Company had $4,101,400 of unfilled firm purchase orders as of December 31, 1996, a 57 percent increase from September 30, 1996. This level of and increase in backlog was primarily due to delays in meeting outstanding purchase orders during the fourth quarter of 1996 because the Company was unable to obtain on a timely basis sufficient quantities of key components. The Company does not believe that its current and future product order backlogs are or will be a meaningful indicator of the Company's business prospects as it expects it will generally be able to ship its products within 30 days of the receipt of orders. See "-- Manufacturing," "Management's Discussion and Analysis of Financial Condition and Results of Operation," and "Risk Factors -- Reliance on Suppliers."


COMPETITION

    The desktop PC industry is intensely competitive and may become more so as the result of, among other things, the introduction of new competitors (including large multi-national, diversified companies) and possibly weakening demand. The Company currently competes in the desktop PC market principally with



                                       32



Acer, Apple Computer, Compaq Computer, Dell Computer, Gateway 2000, Hewlett-Packard, IBM and Packard Bell NEC. In addition, the Company plans to compete in the network server market by late 1997 with established companies such as ALR, Compaq, Dell, Hewlett-Packard and IBM. All of these companies have stronger brand recognition, significantly greater financial, marketing, manufacturing, technological and distribution resources, broader product lines and larger installed customer bases than does the Company. Principal competitive factors include product features, product performance, quality and reliability, the ability to deliver product to customers in a timely fashion, customer service and support, marketing and distribution capabilities and price. Also, in order to compete successfully, the Company must attract and retain a sufficient number of management, sales, and technical personnel with high levels of relevant skills and meaningful experience. Although the Company has assembled an experienced senior management team, there can be no assurance that the Company will be able to attract and retain sufficient numbers of additional personnel, as the need for such individuals increases with the Company's anticipated growth, or maintain or improve its current position with respect to any of these or other competitive factors. This intense competition could result in loss of customers or pricing pressures, which would negatively affect the Company's results of operations.

    The Company's ability to compete favorably is dependent, in significant part, upon its ability to control costs, react timely and appropriately to short- and long-term trends and competitively price its products while preventing erosion of its margins, and there is no assurance that the Company will be able to do so. Many of the Company's competitors can devote greater managerial and financial resources than the Company can to develop, promote and distribute products and provide related consulting and training services. Some of the Company's competitors have established, or may establish, cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their ability to compete with the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.


INTELLECTUAL PROPERTY

    The Company's success is dependent in large part upon its intellectual property rights. The Company has rights to two pending patent applications covering the essential technology which enables the easy installation, removal and replacement of key components in the Company's PCs. The Company filed a patent application in late 1996 covering its proprietary Cross Processor Architecture(tm) (NEXAR XPA(tm)) technology, which is expected to be used in the Company's PCs by mid-1997. Also, the Company has agreed to acquire, no later than the closing of the Offering, a patent application originally filed in March 1995 together with the related technology which is currently included in the Company's PCs under an exclusive license agreement. See "Certain Transactions -- Other Related Party Transactions." Although the Company has been advised that a notice of allowability has been issued by the United States Patent and Trademark Office with respect to certain of the claims made in the patent application to be acquired, there can be no assurance that this preliminary determination will result in the issuance of a patent or that a patent will be issued with respect to the Company's XPA patent application. Even if issued there can be no assurance that any such patents would survive a legal challenge to their validity or provide adequate protection. In addition, the Company has not conducted any formal study of prior art and, therefore, has not determined what effect any prior art may have on any such patents that may issue. The Company also relies on copyrights, unpatented trade secrets and trademarks to protect its proprietary technology. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation which may be necessary to enforce its rights under any such patent. Also, no assurance can be given that the Company's competitors will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or that the Company can ultimately protect its rights to such proprietary technology. The Company also relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations.



                                       33




    Although the Company believes that its products do not infringe patents or other proprietary rights of third parties, there can be no assurance that the Company is aware of patents or other proprietary rights that may be infringed by the Company's products, that any infringement does not exist or that infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any related litigation. Patent litigation can be extremely protracted and expensive even if the Company ultimately prevails, and involvement in such litigation could have a material adverse effect on the business, results of operations and financial condition of the Company.


EMPLOYEES

    As of December 31, 1996, NEXAR had 67 employees, including executive officers, sales, marketing, technical support, finance, manufacturing, engineering, and administrative personnel. Twenty-eight of these employees are employed at the Westborough, Massachusetts facility, and 39 are employed at the Hayward, California facility. In addition, the Company currently utilizes contract labor to meet its manufacturing needs on an ongoing basis. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that its relations with its employees are satisfactory.


FACILITIES

    The Company's headquarters and executive offices are located in a leased facility in Westborough, Massachusetts. The Westborough facility also serves as the base for NEXAR's sales, marketing, technical support, and general and administrative functions. The facility, totaling approximately 7,000 square feet, is leased through August 1998. The annual rent under the terms of the lease agreement is approximately $84,000 per year. The Company believes that suitable additional or alternative space will be available, when needed, on commercially reasonable terms.

    The Company's manufacturing, engineering, and warehousing operations are located in a leased facility in Hayward, California, which is leased for a five year period expiring in August 2001, with a five year option to extend. The annual base rent under the lease agreement begins at approximately $288,000 in the first year and increases annually to approximately $528,000 in 2001. The Company is also responsible for the operating expenses and real estate taxes relating to the leased premises.
See "Manufacturing."


LITIGATION

    As of the date of this Prospectus, the Company is not a party to any material legal proceedings, except as arise in the ordinary course of its business.




                                       34


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers, directors and director nominee of the Company and their ages as of December 31, 1996 are as follows:


             NAME                AGE                    POSITION

Albert J. Agbay                   48   Chairman of the Board, Chief Executive Officer
                                         and President
Gerald Y. Hattori                 45   Vice President of Finance, Chief Financial
                                         Officer and Treasurer
Michael J. Paciello               45   Executive Vice President
Liaqat Y. Khan                    45   Executive Vice President of Manufacturing
Victor J. Melfa, Jr.              38   Senior Vice President of Sales
E. Craig Conrad                   38   Vice President of Marketing
James P. Lucivero                 41   Vice President -- Eastern United States Sales
Steven Georgiev                   62   Director and Secretary
Joseph E. Levangie(1)             51   Director
Buster C. Glosson(1)              54   Director
Joseph P. Caruso                  37   Director and Assistant Secretary
Morton Goldman                    67   Director Nominee

---------
(1) Member of the Audit Committee


    ALBERT J. AGBAY has been Chief Executive Officer and President of the Company since March 1995 and its Chairman of the Board of Directors since
October 1995. From July 1994 to February 1995, Mr. Agbay served as Chief Executive Officer of Columbia Advanced Systems Corporation (Columbia Advanced Systems), a manufacturer of PCs and a subsidiary of Apaq, Inc., also a manufacturer of PCs. From August 1993 to July 1994, Mr. Agbay served as Chairman and Chief Executive Officer of Swan Technologies, Inc. (Swan), a direct response supplier of PCs and peripheral computer products. Swan filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in December 1994. From January 1990 to March 1993, Mr. Agbay served as President and Chief Executive Officer of Leading Edge Products, Inc. (Leading Edge), a manufacturer of PCs. From April 1988 to January 1990, Mr. Agbay served in senior management as Northeast Region General Manager for Panasonic Communications and Systems Company, a manufacturer of electronics and telecommunications products. From August 1985 to April 1989, Mr. Agbay worked for Panasonic Industrial Company, in its Computer Products Division as Northeast Region Manager and later assumed more territorial responsibility as Group General Manager, Eastern Region.

    GERALD Y. HATTORI has been Vice President of Finance, Chief Financial Officer and Treasurer of the Company since October 1996. Prior to joining the Company, from September of 1987 to September 1996, Mr. Hattori served as corporate controller at SIPEX Corporation, a manufacturer of analog semiconductors. Mr. Hattori previously held various corporate and divisional financial management positions from January 1974 to August 1987 at Sanders, a Lockheed Martin Company.

    MICHAEL J. PACIELLO has been Executive Vice President of the Company since March 1995. From July 1994 to March 1995, Mr. Paciello served as Executive Vice President of Columbia Advanced Systems. From August 1993 to July 1994, Mr. Paciello served as Executive Vice President of Swan. Before joining Swan, Mr. Paciello served from October 1991 to August 1993 as Executive Vice President, and from January 1990 to October 1991 as Vice President of Sales, of Leading Edge.

    LIAQAT Y. KHAN has been Executive Vice President of Manufacturing for the Company since December 1996. He was Vice President of Manufacturing from September 1995 to November 1996. From August 1993 to May 1995, Mr. Khan served as Vice President at Intelligent Computers and Technologies,


                                       35



Inc., a PC manufacturer which filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in May 1995. From February 1992 to May 1993, he was Vice President of Manufacturing for Asina, Inc., which subsequently changed its name to Apaq, Inc., a computer products manufacturer. From August 1991 to February 1992 Mr. Khan served as Director of Manufacturing for Synergistic Computers, Inc., a desktop computer manufacturer. During this period, Mr. Khan was also President of A&M Research, a manufacturer of mechanical components for high tech applications.

    VICTOR J. MELFA, JR. has been Senior Vice President of Sales for the Company since March 1995. From July 1994 to February 1995, Mr. Melfa served as Vice President of Sales for Columbia. From February 1994 to July 1994, Mr. Melfa worked at Swan Technologies as Vice President of Marketing. From February 1993 to February 1994, Mr. Melfa served as an Executive Vice President of Ameriquest Technologies, Inc., a computer products distributor and wholly-owned subsidiary of Computer 2000. In February of 1993, Ameriquest Technologies acquired Vitronix Corp., a computer products distributor situated in Westborough, Massachusetts. Mr. Melfa was President of Vitronix Corp. from September 1984 to February 1993.

    E. CRAIG CONRAD is Vice President of Marketing for the Company, a position he has held since joining the Company in April 1996. From May 1995 to April 1996, Mr. Conrad served as the Director of Consumer Marketing for Digital Equipment Corporation in Maynard, Massachusetts. From May 1993 to April 1995, Mr. Conrad worked at IBM as Program Director of Consumer Desktop Brand Management for the Aptiva line of PCs and was a Director of Marketing Communications for AMBRA Computer Corporation, a subsidiary of IBM formed in 1993. From February 1990 to April 1993, Mr. Conrad was Director of Marketing at Leading Edge.

    JAMES P. LUCIVERO has been Vice President -- Eastern United States Sales of the Company since March 1995. From September 1994 to February 1995 Mr. Lucivero served as Vice President of Sales at Columbia Advanced Systems. From September 1993 to July 1994, Mr. Lucivero was Vice President of Sales at Swan Technologies, Inc. From January 1990 to July 1993, Mr. Lucivero served as Senior Vice President at Leading Edge Products, Inc.

    STEVEN GEORGIEV has been a director of the Company since March 1995 and was Chairman of the Board of Directors from March 1995 to September 1995. He has served as Chief Executive Officer of Palomar since November 12, 1993, becoming a full time employee in January 1995. Mr. Georgiev was a consultant to Dymed Corporation, (Dymed), Palomar's predecessor, from June 1991 until the September 1991 merger of Dymed with Palomar, at which time he became Palomar's Chairman of its Board of Directors. Mr. Georgiev is a financial and business consultant to a variety of emerging, high growth companies. Mr. Georgiev has been a director of Excel Technology, Inc., a publicly-held company located in Hauppauge, New York, since October 1992, and was a director of Cybernetics Products, Inc., a publicly-held company, from August 1988 until January 1992. Mr. Georgiev was Chairman of the Board of Directors of Dynatrend, Inc. a publicly-traded consulting firm that he co- founded in 1972, until February 1989. Dynatrend, Inc. was subsequently acquired by EG&G, Inc., a publicly-held company. Mr.
Georgiev is also Chairman of the Board of The American Materials and Technologies, Inc., a publicly-held company.

    JOSEPH E. LEVANGIE has been a director of the Company since March 1995 and a director of Palomar since August 1991. He was a consultant to Dymed from June 1991, until its merger with Palomar, at which time he became Palomar's part-time Chief Financial Officer, a position he held until December 1992. He is currently a part time consultant to Palomar. Mr. Levangie is also Chief Executive Officer of JEL & Associates, a private financial consulting firm which he founded in 1980. Currently Mr. Levangie serves as a director for GreenMan Technologies, Inc., a publicly-held corporation.

    BUSTER C. GLOSSON has been a director of the Company since December 1996. From 1965 until June 1994, he was an officer in the United States Air Force
(USAF). Most recently, he served as a Lieutenant General and Deputy Chief of Staff for plans and operations, Headquarters USAF, Washington, D.C. Mr. Glosson is a veteran of combat missions in Vietnam and, during the Gulf War, he commanded the 14th Air Force Division and was the architect of the Gulf War Air Campaign. In 1994 he founded and has since served as President of Eagle Ltd., a consulting firm concentrating on international business opportunities in the high-technology arena. He is also Chairman and CEO of Alliance Partners Inc., an investment holding company developing international oil and power projects.


                                       36



He has also served as a director of GreenMan Technologies, Inc., a publicly-held company, since August 1994, of The American Materials and Technologies Corporation, and of Skysat Communication Network Corporation, a publicly held company, since July 1996.

    JOSEPH P. CARUSO has been a director of the Company since December 1996. He was previously a director from March 1995 to September 1995 and President of the Company in March 1995. Mr. Caruso joined Palomar in March 1992 as Controller in a part-time capacity, becoming a full-time employee in June 1992 and their Chief Financial Officer in January 1993. From October 1989 to June 1992, Mr. Caruso was the Chief Financial Officer of Massachusetts Electrical Manufacturing Co., Inc., a privately held manufacturer of power distribution equipment.

    MORTON GOLDMAN has agreed to become a director of the Company upon consummation of the Offering. Since July 1994, Mr. Goldman has been a private investor. From 1982 to July 1994 Mr. Goldman was Chairman of the Board of Elek-Tek, Inc., a publicly held reseller of personal computers and related products. Mr. Goldman co-founded Elek-Tek in 1979 and held numerous senior management positions with the company from 1979 to May 1992, including Chief Advertising and Marketing Director.


CLASSES OF DIRECTORS

    Each director currently holds office until the next annual meeting of stockholders and until that director's successor has been elected and qualified. Pursuant to the Company's Restated Charter, upon the consummation of the Offering, the Company's Board of Directors will be composed of three classes serving staggered three year terms.


EXECUTIVE OFFICERS

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.


BOARD COMMITTEES

    The Company's Board of Directors has established an Audit Committee and appointed Messrs. Glosson and Levangie to be its members. The Audit Committee will be responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements and audit practices of the Company. The Company does not currently have a compensation or nominating committee, or committees performing equivalent functions of either a compensation or nominating committee.


DIRECTOR COMPENSATION

    No compensation has ever been paid to any of the directors of the Company for service in such capacity to the Company. Non-employee directors of the Company shall be eligible to receive stock options under the Company's 1996 Non-Employee Director Stock Option Plan after consummation of the Offering. See " -- Stock Plans -- Director Plan."


EXECUTIVE COMPENSATION

    The following table sets forth compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal years ended December 31, 1995 and December 31, 1996 by the Company's Chief Executive Officer and for the fiscal year ended December 31, 1996 by the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Pursuant to rules of the Securities and Exchange Commission (SEC), information with respect to years prior to 1996 is not provided with respect to the Named Executive Officers, other than the Chief Executive Officer, for whom information was previously filed with respect to 1995, pursuant to an SEC filing requirement.



                                       37




                        SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                      ANNUAL COMPENSATION                  COMPENSATION
                                                      -------------------                  ------------
                                                                                             NUMBER OF
                                                                            OTHER           SECURITIES
                                                                           ANNUAL           UNDERLYING         ALL OTHER
                                       YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)       OPTIONS      COMPENSATION(2)
                                       ----   ---------   --------   ------------------       -------      ---------------
Albert J. Agbay                        1996   $225,000    $395,046(3)(4)   $12,000             1,044,480        $ 4,750
  Chief Exective Officer and
  President
                                       1995    182,423       --             12,000             1,651,203(5)        --
Liaqat Y. Kahn                         1996    111,923     340,840(3)        8,250               361,560          4,750
  Executive Vice President of
  Manufacturing
Michael J. Paciello                    1996    110,000      83,720(3)        6,000               241,080          4,750
  Executive Vice President
Victor J. Melfa, Jr.                   1996    100,384      81,115(3)        6,000               241,080          4,750
  Senior Vice President of Sales
James P. Lucivero                      1996    100,000      80,645(3)        6,000               241,080          4,750
  Vice President of Sales --
  Eastern United States

---------
(1)  Consists of amounts paid as car allowances.
(2) Consists of the Company's contribution under Palomar's deferred compensation plan established by Palomar for it and its subsidiaries under
     Section 401(k) of the Internal Revenue Code.
(3)  Includes $325,000, $325,000, $65,000, $65,000  and $65,000 in bonuses to be paid by Palomar to Messrs. Agbay, Khan, Paciello, Melfa and Lucivero, respectively.
(4) Includes $34,046 in bonus payments payable at a rate of $2.00 per PC sold by the Company. See "--Employment and Severence Agreements."
(5) Such option grant was cancelled pursuant to an agreement between Mr. Agbay and Palomar Electronics Corporation (PEC), a wholly-owned subsidiary of Palomar, in connection with a September 1995 reorganization in which the Company became a wholly-owned subsidiary of PEC. Pursuant to such agreement, Mr. Agbay received an option exercisable for shares of common stock of PEC in consideration of his agreement to cancel such options. Such option grant issuable for common stock of PEC was subsequently cancelled pursuant to a cancellation agreement between Mr. Agbay and PEC. Mr. Agbay separately received a new option grant in 1996 as reflected in the table above.

                                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                         ---------------------------------
                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF STOCK PRICE
                                                                                                APPRECIATION
                                                                                           FOR OPTION TERMS($)(3)
                                                                                           ----------------------
                                   NUMBER OF      % OF TOTAL
                                   SECURITIES       OPTIONS
                                   UNDERLYING     GRANTED TO    EXERCISE
                                    OPTIONS      EMPLOYEES IN     PRICE    EXPIRATION
             NAME                   GRANTED       FISCAL YEAR    ($/SH.)      DATE           5%             10%
             ----                   -------       -----------    -------      ----           --             ---
Albert J. Agbay                  1,044,480(1)        36.0%        .0025    01/30/2001      $721.43       $1,594.16
Liaqat Y. Kahn                     361,560(2)        12.5%        .0025    01/30/2001      $249.73       $  551.84
Michael J. Paciello                241,080(2)         8.3%        .0025    01/30/2001      $166.51       $  367.95
Victor J. Melfa, Jr.               241,080(2)         8.3%        .0025    01/30/2001      $166.51       $  367.95
James P. Lucivero                  241,080(2)         8.3%        .0025    01/30/2001      $166.51       $  367.95

--------
(1)  Such option was fully  exercisable on the date of grant.  See also footnote
     (5) to the Summary Compensation Table above.

(2)  The  exercisability  of all such options were initially  granted subject to
     ratable  annual  vesting  over  four  years.   The  respective   employment
     agreements of each of the indicated Named Executive  Officers  provide that half of all such option shares shall vest upon consummation of the Offering and that such  option  shares  shall vest in full on the first  anniversary date of the  Offering  or upon a change  in  control  transaction.  See "--
     Employment and Severance Agreements."

(3) As required by rules of the SEC, potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term at rates
     (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future rates of appreciation, if any, in the price of the Company's Common Stock. The total of all stock options granted to the Company's directors and employees, including executive officers, during fiscal 1996 was approximately 71% of the total shares of Common
     Stock outstanding at the end of the fiscal year.



                                       38



                       FISCAL YEAR-END OPTION VALUES

    The following option year-end value table sets forth information with respect to the unrealized value (the difference between the exercise price and fair market value of the Common Stock ($12.00) as determined by the Board of Directors) of unexercised options issued by the Company and held by the Named Executive Officers on December 31, 1996. No options were exercised by any of the Named Executive Officers in 1996. Only vested options as of such date were then exercisable.

                            NUMBER OF SECURITIES UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-MONEY
                                    OPTIONS AT FISCAL YEAR END                OPTIONS AT FISCAL YEAR END($)
                               (ALL EXERCISABLE AT FISCAL YEAR-END)       (ALL EXERCISABLE AT FISCAL YEAR END)
          NAME                 VESTED        UNVESTED         TOTAL         VESTED      UNVESTED       TOTAL
          ----                 ------        --------         -----         ------      --------       -----

Albert J. Agbay              1,044,480          --          1,044,480     $12,531,149   $  --       $12,531,149
Liaqat Y. Khan                  --            361,560         361,560         --        4,337,816     4,337,816
Michael J. Paciello             --            241,080         241,080         --        2,892,357     2,892,357
Victor J. Melfa, Jr.            --            241,080         241,080         --        2,892,357     2,892,357
James P. Lucivero               --            241,080         241,080         --        2,892,357     2,892,357


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company does not have a compensation committee. No executive officer of the Company has served as a director or a member of the compensation committee (or other committee serving an equivalent function) of another entity, whose executive officers served as a director of the Company. Mr. Agbay, Chairman of the Board of Directors and the Chief Executive Officer and President of the Company, participates in deliberations of the Board of Directors concerning executive officer compensation.


STOCK PLANS

 1995 STOCK OPTION PLAN

    The Company's 1995 Stock Option Plan (as amended, the "1995 Plan") was adopted by the Board of Directors and approved by the sole stockholder of the Company as of March 1995. An amendment and restatement of the 1995 Plan was adopted by the Board and approved by the Company's stockholders in February 1997. The 1995 Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1995 Plan, the Company may grant options qualified as "incentive stock options" under U.S. federal tax law or non-qualified stock options. Incentive stock options may only be granted to employees of the Company or its parents or subsidiaries. A total of 5,300,000 shares of Common Stock may be granted under the 1995 Plan. Unless sooner terminated pursuant to its terms, the 1995 Plan will terminate in June 2005.


 1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1996, and approved by its stockholders in February 1997 and will become effective upon the closing of the Offering. The Purchase Plan authorizes the issuance of up to a total of 200,000 shares of Common Stock to participating employees.

    All employees of the Company whose customary employment is in excess of 20 hours per week and more than five months per year, other than those employees who own 5% or more of the stock of the Company, will be eligible to participate in the Purchase Plan. As of December 31, 1996, approximately 66 of the Company's employees would have been eligible to participate in the Purchase Plan. The Purchase Plan will be implemented by one or more offerings of such duration as the Board of Directors or a committee thereof may determine, provided that no offering period may be longer than 27 months. An eligible employee participating in an offering will be able to purchase Common Stock at a price equal to the lessor of: (i) 85% of its fair market value on the date the right was granted, or (ii) 85% of its fair market value on the date the right was exercised. Payment for Common Stock purchased under the Purchase Plan will be through regular payroll deduction or lump sum cash payment, or both, as determined by the Board of Directors or a committee thereof. The maximum value of Common Stock


                                       39



an employee may purchase during an offering period is 10% of the employee's base salary during such period, calculated on the basis of the employee's compensation rate on the date the employee elects to participate in that offering.


 DIRECTOR PLAN

    The Company's  1996  Non-Employee  Director Plan (the  "Director  Plan") was
adopted by the Board of Directors in December 1996 and approved by its stockholders in February 1997 and will become effective upon the closing of the Offering. Under the terms of the Director Plan, options to purchase 15,000 shares of Common Stock (the "Initial Options") will be granted to each person who becomes a non-employee director after the effective date of the Offering and who is not otherwise affiliated with the Company, effective as of the date of election to the Board of Directors. The Initial Options will vest in equal annual installments over three years after the date of grant. In addition each non-employee director will receive 10,000 shares ("Annual Options") on the date of each annual meeting of the Company's stockholders held after the closing of the Offering. The Annual Options will vest on the first anniversary of the date of grant. Both Initial Options and Annual Options will be exercisable at the fair market value of the Common Stock on the date of grant. A total of 100,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. Unless sooner terminated pursuant to its terms, the Director Plan will terminate in December 2006.


401(K) PLAN OF PALOMAR

    The Company's employees are eligible to participate in Palomar's deferred compensation plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan is available to all employees who are over the age of 18 and have been employed by the Company for more than six months. Employees may contribute a maximum of 15% of their salary to the 401(k) Plan and matching contributions equal to 50% of an employee's contribution are made to a designated fund of the 401(k) Plan invested solely in Palomar common stock. The Company intends to establish its own 401(k) Plan following the initial public offering of the Common Stock.


EMPLOYMENT AND SEVERANCE AGREEMENTS

    Mr. Agbay and the Company are parties to an employment agreement for a five year term expiring in March 2002. Unless either party chooses otherwise by notice to the other, the agreement automatically extends at the end of each year for an additional year throughout the term of the agreement. The agreement provides that Mr. Agbay is entitled to receive an annual base salary of $250,000 in 1997 subject to annual increases by the Board of Directors (or a duly formed compensation committee thereof) and is eligible to receive an annual incentive bonus upon the achievement of mutually agreed upon revenue and net income performance objectives determined annually by the Board of Directors or compensation committee thereof and Mr. Agbay. The employment agreement also provides that Mr. Agbay shall receive an additional bonus equal to $2.00 per personal computer sold (subject to reduction for returns, credit, set-offs and allowances) by the Company throughout the term of his employment with the Company.

    Under his employment agreement, if Mr. Agbay's employment is terminated by the Company without cause following a "change of control" (as defined in the agreement), Mr. Agbay will receive the following severance payments and further benefits: (i) $2,250,000, (ii) full payment of any accrued, unpaid salary, bonus and benefit payments; (iii) a sum equal to three years of his highest to date annual base pay; (iv) a sum equal to three times his highest to date annual bonus earned; (v) full immediate vesting of any issued but unvested stock options; (vi) three years of continuation of participation in the Company's benefits (to the extent not received by Mr. Agbay in another position), including health, disability and life insurance, qualified and non-qualified retirement and pensions plans or, if any, the then current value of the same in cash if the terms of such plans preclude such continued participation; and (vii) such additional sums as are necessary for Mr. Agbay to meet any additional federal taxes due to the payment of severance pay and other benefits having been contingent upon a change in control. If Mr. Agbay's employment is terminated by the Company without cause in the absence of such a change of control, Mr. Agbay will be entitled to all of the foregoing severance payments and other benefits, other than any additional sums required for the payment of federal taxes in the event of a change in control transaction and in lieu of a cash payment of $2,250,000, Mr. Agbay shall be


                                       40



entitled to a minimum (the "Minimum Amount") of (i) $1,000,000 if he is terminated on or prior to December 31, 1997, or (ii) $1,500,000 if he is terminated on or after January 1, 1998, subject in either case to increase as follows:

    (x) If the Company achieves $150,000,000 in total revenues in any fiscal year prior to his termination, Agaby shall be entitled to $3,000,000; and

    (y) if (x) is not achieved, Mr. Agbay shall receive a sum equal to (but not greater, in any event, than $3,000,000) the applicable Minimum Amount plus either (i) if the Minimum Amount is $1,000,000, an amount equal to the product of $2,000,000 multiplied by the quotient (the "Quotient Amount") of (A) the amount by which the Company's total revenues for the four previous completed fiscal quarters of the Company prior to the date of Mr. Agbay's termination exceeds $70,000,000, divided by (B) $80,000,000, or (ii) if the Minimum Amount is $1,500,000, an amount equal to the product of $1,500,000 multiplied by the Quotient Amount.

    In addition, if Mr. Agbay's termination occurs after January 1, 2000, and the remaining term of Mr. Agbay's contract immediately prior to his termination is more than three years, Mr. Agbay shall receive an amount of cash equal to (at the highest prior levels) the amount of both his base pay and incentive pay which would be paid out over such remaining period of time rather than three years of such base and incentive pay. If Mr. Agbay were to resign following a reduction in his responsibilities or pay or change in location, his agreement deems such a termination as having been effected by the Company.

    Upon expiration of Mr. Agbay's term of employment, Mr. Agbay will receive the following severance payments and further benefits: (i) $2,250,000, but only if the Company has achieved cumulative total revenues of $150,000,000 for the period commencing on January 1, 1997 to the date of expiration, (ii) full payment of any accrued, unpaid salary, bonus and benefit payments; (iii) a sum equal to eighteen months of his highest to date annual base pay; (iv) a sum equal to one and one-half of his highest to date annual bonus earned; and (v) eighteen months of continuation of participation in the Company's benefits (to the extent not received by Mr. Agbay in another position), including health, disability and life insurance, qualified and non-qualified retirement and pensions plans or, if any, the then current value of the same in cash if the terms of such plans preclude such continued participation. If Mr. Agbay were to resign prior to the expiration of the term of employment agreement and absent a reduction in his responsibilities or pay or change in location, Mr. Agbay will receive the following severance payments and further benefits: (i) $1,000,000 if he resigns on or after January 1, 2000, (ii) full payment of any accrued, unpaid salary, bonus and benefit payments; (iii) a sum equal to eighteen months of his highest to date annual base pay; (iv) a sum equal to one and one-half of his highest to date annual bonus earned; and (v) eighteen months of continuation of participation in the Company's benefits (to the extent not received by Mr. Agbay in another position), including health, disability and life insurance, qualified and non-qualified retirement and pensions plans or, if any, the then current value of the same in cash if the terms of such plans preclude such continued participation. If Mr. Agbay's employment were to be terminated for cause (as defined in the agreement), Mr. Agbay would be entitled only to full payment of any accrued, unpaid, salary, bonus and benefit payments and retention of any fully vested stock options and similar vested benefits. Pursuant to the agreement, throughout the term of his employment, Mr. Agbay will serve as Chief Executive Officer of the Company.

    Mr. Khan and the Company are parties to an employment agreement for a five year term expiring in October 2001. Unless either party chooses otherwise by notice to the other, the agreement automatically extends at the end of each year for an additional year throughout the term of the agreement. The agreement provides that Mr. Khan is entitled to receive an annual base salary of $150,000 in 1997 subject to annual increases by the Board of Directors (or a duly formed compensation committee thereof) and is eligible to receive an annual incentive bonus upon the achievement of mutually agreed upon revenue and net income performance objectives determined annually by the Chief Executive Officer and Mr. Khan. The employment agreement also provides that Mr. Khan shall receive an additional bonus equal to $2.00 per personal computer sold by the Company throughout the term of his employment with the Company.

    Under his employment agreement, if Mr. Khan's employment is terminated by the Company without cause following a "change of control" (as defined in the agreement), Mr. Khan will receive the following severance payments and further benefits: (i) $750,000, (ii) full payment of any accrued, unpaid salary, bonus


                                       41




and benefit payments; (iii) a sum equal to one year of his highest to date annual base pay; (iv) a sum equal to his highest to date annual bonus earned;
(v) full immediate vesting of any issued but unvested stock options; (vi) one year of continuation of participation in the Company's benefits (to the extent not provided to Mr. Khan in another position), including health, disability and life insurance, qualified and non-qualified retirement and pensions plans or, if any, the then current value of the same in cash if the terms of such plans preclude such continued participation; and (vii) such additional sums as are necessary for Mr. Khan to meet any additional federal taxes and/or penalties due to the payment of severance pay and other benefits having been contingent upon a change in control. If Mr. Khan's employment is terminated by the Company without cause in the absence of such a change of control, Mr. Khan will be entitled to all of the foregoing severance payments and other benefits, other than any additional sums required for the payment of federal taxes and/or penalities in the event of a change in control transaction.

    Upon expiration of Mr. Khan's term of employment, Mr. Khan will receive the following severance payments and further benefits: (i) $750,000, but only if the Company has achieved cumulative total revenues of $150,000,000 for the period commencing on January 1, 1997 to the date of expiration, (ii) full payment of any accrued, unpaid salary, bonus and benefit payments; (iii) a sum equal to one year of his highest to date annual base pay; (iv) a sum equal to his highest to date annual bonus earned; and (v) one year of continuation of participation in the Company's benefits (to the extent not received by Mr. Khan in another position), including health, disability and life insurance, qualified and non-qualified retirement and pensions plans or, if any, the then current value of the same in cash if the terms of such plans preclude such continued participation. If Mr. Khan's employment were to be terminated for cause (as defined in the agreement), Mr. Khan would be entitled only to full payment of any accrued, unpaid, salary, bonus and benefit payments and retention of any fully vested stock options and similar vested benefits.

    The Company is also party to substantially similar employment agreements with each of the other Named Executive Officers: Messrs. Paciello, Melfa and Lucivero. These agreements provide for annual base salaries ranging from $110,000 to $150,000, as well as annual bonuses based upon the achievement of mutually agreed upon revenue and net income objectives between the Chief Executive Officer of the Company and the respective Named Executive Officers. Each of these agreements is for a term expiring in March 2000. Each of these agreements provides for severance pay equal to twelve months of the Named Executive Officer's highest monthly base pay if employment is terminated without cause.

    In addition, each of the employment agreements described above (other than Mr. Agbay's) provides that fifty percent of all shares subject to stock options held by each of the Named Executive Officers will vest upon consummation of the Offering and all such option shares will vest in full one year after consummation of the Offering and upon a change of control (as defined in the agreements). Each of the employment agreements described in the preceding paragraphs include a non-competition covenant pursuant to which the Named Executive Officers of the Company are prohibited from competing with the Company during their respective terms of employment and for a period of 12 months thereafter. Also, each of the agreements described above provides for car allowances ranging from $600 to $1,000 per month. Original employment agreements with each of the Named Executive Officers provided for stock option grants to such executive officers, all of which options were terminated by agreements dated as of December 1, 1995 between the Company and each of the Named Executive Officers. Information with respect to options subsequently granted to the executive officers is set forth above in this Executive Compensation section and below under the heading "Beneficial Ownership of Management."



                                       42




                              CERTAIN TRANSACTIONS

CONVERSION OF PALOMAR DEBT AND ESCROW OF CONTINGENT SHARES

    The Company wishes to advise potential investors that the net income after taxes, total revenues and per share value of the Common Stock milestones set forth below are not intended to and do not in any manner constitute a forecast, projection or expectation of the Company, its management, Palomar or the Underwriters for the Company's future results of operations or appreciation in the value of Common Stock. See "Risk Factors."

    Palomar and its wholly-owned subsidiary PEC have provided all of the Company's funds for operations to date in the form of non-interest bearing loans. The total amount of funds provided by Palomar and PEC has been $20,792,998 and $2,025,000, respectively, through December 31, 1996. The amount owed to Palomar includes $2,750,000 incurred by Palomar on behalf of the Company to settle claims of a former executive officer and to acquire certain technology. See "-- Other Related Party Transactions" below. On March 31, 1997 the Company entered into an agreement with Palomar whereby upon the closing of the Offering, $8,249,549 of such indebtedness will be repaid to Palomar, $4,568,449 will be converted into 45,684 shares of Convertible Preferred Stock with the terms described below, and $10,000,000 will be converted into 1,900,000 shares of the Common Stock, of which 700,000 shares will be issued without restriction. Pursuant to such agreement, the balance of 1,200,000 shares of the Common Stock (the "Contingent Shares") shall be subject to mandatory repurchase, in whole or in part, by the Company at $0.01 per share after the 48 month anniversary of the Offering unless earlier released from escrow as described below. The Contingent Shares shall be placed in escrow, subject to release to Palomar in installments of 400,000 shares each (upon achievement of any 3 of the 4 milestones specified below; none, some, or all of which may occur) as follows:


       (a) if the Company achieves $7,000,000 in net income after taxes or $100 million in total revenues for the fiscal year ended December 31, 1997;

       (b) if the Company achieves $14,000,000 in net income after taxes or $200 million in total revenues for the fiscal year ended December 31, 1998;

       (c) if the Company achieves $21,000,000 in net income after taxes or $300 million in total revenues for the fiscal year ended December 31, 1999; and

       (d) if the Company achieves $28,000,000 in net income after taxes or $400 million in total revenues for the fiscal year ended December 31, 2000.

    Alternatively, all of the Contingent Shares will be released to Palomar immediately upon the happening of any one of the following:

       (x) if the average per share market value closing bid price of the Company's Common Stock is (i) 175% of the initial public offering price for ten consecutive trading days at any time prior to the 12-month anniversary of the Offering, or (ii) 225% of the initial public offering price for ten consecutive trading days at any time prior to the 24-month anniversary of the Offering, or (iii) 275% of the initial public offering price for ten consecutive trading days at any time prior to the 36-month anniversary of the Offering, or (iv) 325% of the initial public offering price for ten consecutive trading days at any time prior to the 48-month anniversary of the Offering; or

       (y) if the Company achieves $70,000,000 in cumulative net income after taxes for the four fiscal years ended December 31, 2000, or if the Company is party to any merger (other than a merger with a subsidiary or in which the Company is the survivor and "acquiror"), a sale of substantially all assets of the Company or similar change in control transaction.

    If any or all of the alternative conditions for release of the Contingent Shares has not occurred by the 48-month anniversary of the Offering, the balance of the Contingent Shares in escrow at such time shall be repurchased by the Company as described above.

    The 45,684 shares of Convertible Preferred Stock issued to Palomar upon the closing will be convertible into shares of Common Stock at the option of the holders thereof.


                                       43



    At an assumed initial public offering price of $12.00 per share, the 45,684 shares of Convertible Preferred Stock issued to Palomar upon the closing shall be convertible into 304,560 shares of Common Stock. Prior to any such conversion, the holders of shares of such Convertible Preferred Stock shall have voting rights equal to the number of shares of Common Stock on an "as-converted" basis on the record date of any matter voted on by the stockholders of the Company. Other terms of the Convertible Preferred Stock are set forth in this Prospectus under the caption "Description of Capital Stock."

    All of the 1,900,000 shares of Common Stock and 45,684 shares of Convertible Preferred Stock (and shares of Common Stock issuable upon conversion thereof) describd above shall be issued by the Company following the consummation of the Offering in private transactions exempt from registration under federal and state securities laws.

    Palomar and PEC incurred general and administrative expenses on behalf of the Company, totalling approximately $100,000 and $128,000 for the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996, respectively. There is no intention by Palomar to charge management fees to the Company. During the year ended December 31, 1996 Palomar and its subsidiaries other than the Company purchased approximately $197,000 of products from the Company. All such amounts due the Company were outstanding at December 31, 1996 and the Company anticipates it will be paid all such amounts upon consummation of the Offering. Palomar agreed to pay $1,000,000 of management bonuses for services rendered to the Company in 1996 in order to conserve the Company's capital resources. This amount will be treated as a contribution to the Company's capital. See Note 2 of Notes to Consolidated Financial Statements.



OTHER RELATED PARTY TRANSACTIONS

    The Company's current PCs are shipped with motherboards based on technology licensed from Technovation Computer Labs, Inc. (Technovation), a Nevada corporation which, to the best of the Company's knowledge, is owned by Babar I. Hamirani, a former executive officer of the Company whose employment was terminated by the Company on November 29, 1996. The Company has agreed to acquire all such technology and a patent application related thereto, and settle all claims between Mr. Hamirani and the Company, no later than the closing of the Offering pursuant to an Asset Purchase and Settlement Agreement by and among Mr. Hamirani, Technovation, the Company and Palomar dated as of February 28, 1997 (the "Asset Purchase and Settlement Agreement"). Pursuant to the Asset Purchase and Settlement Agreement and a separate asset purchase agreement between the Company and Palomar, Palomar will first acquire the subject technology and then convey such technology to the Company. See Note 10 of Notes to Consolidated Financial Statements. Through December 31, 1996, potential royalties which had accrued under the license agreement were less than the Company's tooling and development costs, which the Company is entitled to offset against royalties under the license agreement. See "Business -- Intellectual Property."

    During the year ended December 31, 1996, the Company was party to several purchase and sale transactions with Computer Universe, a trade name of Amerisel, Inc. which was a dealer of the Company's PCs located in San Francisco, California. The Company believes that Amerisel, Inc. was owned during such period by Liaqat Y. Khan, an executive officer of the Company, by Mr. Hamirani, who was during such period an executive officer of the Company, and members of Mr. Khan's and Mr. Hamirani's families. Mr. Khan has advised the Company that he and his wife have since disposed of their ownership in Amerisel, Inc. Such transactions were in the aggregate approximate amount of $830,000 during such period, including approximately $430,000 in purchases of components by Computer Universe. As of December 31, 1996, approximately $220,000 in amounts receivable owed by Computer Universe were past due and the Company took charges in the amount of $220,000 with respect to such overdue amounts. The Company believes that the substantial majority of these transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties considered to be important customers. Pursuant to the Asset Purchase and Settlement Agreement described in the preceding paragraph, the Company has agreed to release Computer Universe and its affiliates from all liabilities with respect to amounts owed to the Company relating to such transactions and any other claims of the Company arising on or before the date of such agreement against Computer Universe and its affiliates, including Mr. Hamirani. In December 1996, the Board of Directors of the Company established a policy for considering transactions with directors, officers, and shareholders of the Company and their affiliates. Pursuant to this policy, the Board of Directors of the Company will not approve any such related party transactions unless the Board of Directors has determined that the terms of the transaction are no less favorable to the Company than those available from unaffiliated parties. Because this policy is not contained in the Company's Certificate of Incorporation or Bylaws, this policy is subject to change at any time by the vote of the Board of Directors. It currently is not contemplated that this policy will be changed.



                                       44




    Comtel Corporation ("Comtel"), a wholly-owned subsidiary of Dynaco Corporation (a wholly- owned subsidiary of Palomar), is a contract manufacturer of PC modem cards and PC boards. In the fourth quarter of 1996 the Company purchased components from Comtel for consideration in the approximate amount of $693,000. The Company believes that all of its transactions with Comtel were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

    Mr. Goldman, a nominee for director of the Company, is a greater than 10 percent stockholder of Elek-Tek, Inc., a customer of the Company. In the fiscal year ended December 31, 1996, the Company sold approximately $105,000 in products to Elek-Tek. All such sales were on terms based on arms length negotiation.


                               STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 31, 1996 by its stockholders. Other than Palomar, PEC, certain of their officers and directors, and Mr. Agbay, Chairman and Chief Executive Officer of the Company, no other person beneficially owns more than 5% of the Common Stock. Information with respect to Mr. Agbay is provided in the following table.


                                                          NUMBER OF
                                                           SHARES
                                                        BENEFICIALLY
                   NAME AND ADDRESS                        OWNED        PERCENT
                   ----------------                        -----        -------

Palomar Medical Technologies, Inc.                        4,200,000(1)     87.4%
 66 Cherry Hill Drive
 Beverly, Massachusetts 01915
The Travelers Insurance Company                                 200,000     4.2
 One Tower Square
 Hartford, Connecticut 06183
GFL Advantage Fund Limited                                      200,000     4.2
 c/o Citco
 Kaya Flamboyan 9
 Curacao, Netherlands, Antilles
Clearwater Fund IV LLC                                          200,000     4.2
 611 Druid Road East
 Suite 200
 Clearwater, Florida 34616


----------
(1) The shares of the Common Stock beneficially owned by Palomar are held by Palomar Electronics Corporation (PEC), a wholly-owned direct subsidiary of Palomar. After the sale of the Common Stock in the Offering, Palomar (through its ownership of PEC) will beneficially own approximately 66% (6,100,000 shares) of the outstanding Common Stock (approximately 64% if the Underwriters' over- allotment option is exercised in full), including 1,900,000 shares of Common Stock that will be issued upon the closing of the Offering to Palomar and PEC in exchange for retirement of $10,000,000 of indebtedness owed by the Company to Palomar and PEC. See "Certain Transactions."





                                       45



                       BENEFICIAL OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information as of December 31, 1996 regarding the beneficial ownership of the Common Stock, as well as information regarding the beneficial ownership of the common stock of Palomar and PEC, with respect to (i) each of the Named Executive Officers, Directors and Director Nominee of the Company, and (ii) all directors and executive officers of the Company as a group.

                                   COMPANY COMMON STOCK       PALOMAR COMMON STOCK      PEC COMMON STOCK
                                   --------------------       --------------------      ----------------
                                    NUMBER OF                 NUMBER OF                NUMBER OF
             NAME                    SHARES                    SHARES                   SHARES
                                   BENEFICIALLY              BENEFICIALLY             BENEFICIALLY
                                     OWNED        PERCENT       OWNED       PERCENT     OWNED       PERCENT
             ----                    ------       -------       ------      -------     ------      -------
Albert J. Agbay                   1,044,480(1)      17.9%      50,000(1)       *
 Chairman and Chief
  Executive Officer
  c/o Nexar Technologies, Inc.
  182 Turnpike Road
  Westborough,
  Massachusetts 01581
Liaqat Y. Kahn                   90,390(1)(2)        1.8                                  11,250(1)    *
 Executive Vice President of
  Manufacturing
Michael J. Paciello              60,270(1)(3)        1.2
 Executive Vice President
Victor J. Melfa, Jr.             60,270(1)(3)        1.2            2,450      *
 Senior Vice President, Sales
James P. Lucivero                60,270(1)(3)        1.2
 Vice President, Eastern United
  States Sales

Morton Goldman
 Director Nominee

DIRECTORS AND EXECUTIVE OFFICERS OF
PALOMAR SERVING AS NEXAR DIRECTORS**
------------------------------------
Steven Georgiev                   4,240,170(4)      88.3        1,070,820(6)  3.4%
Joseph E. Levangie                4,240,170(4)      88.3          612,985(7)  2.0
Joseph P. Caruso                  4,240,170(4)      88.3          691,825(8)  2.2
Buster C. Glosson                 4,208,250(4)      87.5           53,333(9)   *
All directors, director nominee
  and executive officers as a
  group (13 persons)              5,704,680(5)      90.7%       2,485,913     7.92%       11,250       *


--------
 *  Less than 1%.

** Each with an address c/o Palomar as set forth above.

(1) Consists entirely of shares issuable upon the exercise of options or warrants exercisable within sixty days of December 31, 1996.

(2) Excludes 135,585 option shares which vest in full upon consummation of the Offering.

(3) Excludes 90,405 option shares which vest in full upon consummation of the Offering.

(4) Includes, under the deemed beneficial ownership rules of the Securities and Exchange Commission, 4,200,000 shares of Common Stock held by PEC, as to which each such director disclaims beneficial ownership and shares issuable upon the exercise of options and warrants exercisable within sixty days of December 31, 1996.



                                       46




(5) Includes 1,492,840 shares issuable upon exercise of options exercisable within sixty days of December 31, 1996 and 4,200,000 shares held by PEC, as to which each director deemed to beneficially own such shares disclaims beneficial ownership. Excludes 451,950 shares which vest upon consummation of the Offering.

(6) Includes options to purchase 100,000 shares issuable upon exercise of five-year options expiring August 26, 2001, at an exercise price of $8.00 per share; 157,000 shares issuable upon exercise of five-year warrants granted in July 1995, at an exercise price of $2.00 per share; 80,000 shares issuable upon exercise of five-year warrants granted in August 1995, at an exercise price of $2.125 per share; and 300,000 shares issuable upon exercise of five-year warrants granted in February 1996, at an exercise price of $6.75 per share; 66,666 shares issuable upon exercise of five-year warrants granted in December 1996 at an exercise price of $6.00 per share.

(7) Includes 4,500 shares held by Mr. Lavangie's wife, beneficial ownership of which Mr. Levangie disclaims. Also includes 60,000 shares issuable upon exercise of five-year warrants granted in March 1992, at an exercise price of $.60 per share; 150,000 shares issuable upon exercise of five-year warrants granted in July 1995, at an exercise price of $2.00 per share; 100,000 shares issuable upon exercise of five-year warrants granted in August 1995, at an exercise price of $2.125 per share; and 150,000 shares issuable upon exercise of five-year warrants granted in February 1996, at an exercise price of $6.75 per share; 50,000 shares issuable upon exercise of five-year warrants granted in August 1996 at an exercise price of $8.00 per share; 50,000 shares issuable upon exercise of five-year warrants granted in December 1996 at an exercise price of $6.00 per share.

(8) Includes 30,000 shares issuable upon the exercise for five-year options expiring June 14, 1998, at an exercise price of $3.50 per share; 70,000 shares of Palomar Common Stock issuable upon exercise of five-year options expiring April 6, 1999, at an exercise price of $2.375 per share; 75,000 shares issuable upon exercise of five-year options expiring July 4, 2000, at an exercise price of $2.00 per share; 66,666 shares issuable upon exercise of five-year options expiring August 26, 2001, at an exercise price of $8.00 per share; 100,000 shares issuable upon exercise of five-year warrants granted in August 1995, at an exercise price of $2.125 per share; and 150,000 shares issuable upon exercise of five-year warrants granted in February 1996, at an exercise price of $6.75 per share; 100,000 shares issuable upon exercise of five-year options expiring October 6, 1999 at an exercise price of $2.375 per share; 33,333 shares issuable upon exercise of five-year warrants granted in December 1996 at an exercise price of $6.00 per share.

(9) Includes 20,000 shares issuable upon exercise of four-year warrants granted in August 1995, at an exercise price of $2.125; and 33,333 shares issuable upon exercise of five-year warrants granted in August 1996, at an exercise price of $8.00 per share.



                                       47




                       DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), which may be issued in one or more series.


COMMON STOCK

    As of December 31, 1996, there were 4,800,000 shares of Common Stock outstanding, 4,200,000 of which were all held of record by PEC. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 2,500,000 shares of Common Stock offered by the Company hereby and the issuance of 1,900,000 shares of Common Stock to Palomar and PEC upon conversion of $10,000,000 of indebtedness (see "Certain Transactions"), but assuming no exercise of the Underwriters' over-allotment option or exercise of outstanding stock options, there will be 9,200,000 shares of Common Stock outstanding upon the closing of the Offering.

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of the Offering, there will be no shares of Preferred Stock outstanding.


PREFERRED STOCK

    Upon filing of the Restated Charter, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock in one of more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The Board of Directors has authorized and approved the issuance of a new series of Preferred Stock designated Convertible Preferred Stock with the terms thereof being set forth in the Restated Charter as summarized in the following paragraph. Upon the closing of the Offering, $4,568,449 of indebtedness owed by the Company to related parties will be converted into 45,684 shares of Convertible Preferred Stock. The issuance of any additional shares of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any additional shares of Preferred Stock. See "Risk Factors -- Effect of Anti-Takeover Provisions."

    Each outstanding share of the Convertible Preferred Stock shall be entitled to vote on each matter on which the stockholders of the Company shall be entitled to vote, and each holder of Convertible Preferred Stock shall have the voting rights equal to the number of shares of Common Stock such Convertible Preferred Stock is convertible into on the record date of any matter to be voted on by the stockholders of the Company. The holders of the Convertible Preferred Stock shall have neither


                                       48



preemptive rights to acquire additional shares of the stock of the Company nor the right to cumulate their shares for the purpose of electing directors of the Company, or for any other purpose. The Board of Directors may cause dividends to be paid to holders of shares of the Convertible Preferred Stock out of funds legally available for the payment of dividends. Any dividend or distribution on the Convertible Preferred Stock shall be paid at the same rate and in the same manner as the Common Stock.

    Each share of the Convertible Preferred Stock is convertible into Common Stock at the option of the holders thereof. At an assumed initial public offering price of $12.00 per share, the 45,684 shares of Convertible Preferred Stock issued to Palomar upon the closing shall be convertible into 304,560 shares of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to or set apart for the holders of Common Stock, the holders of the Convertible Preferred Stock shall be entitled to receive a liquidation preference of $100.00 per share plus, in the case of each share, an amount equal to any dividend declared but unpaid thereon. A merger or consolidation of the Company into or with any other corporation, a merger of any other corporation into the Company, or a sale, lease, exchange, transfer or similar disposition by the Company in one or a series of related transactions of all or substantially all of its assets may be deemed a liquidation, dissolution or winding up of the Company and in such case, the holders of the Convertible Preferred Stock shall be entitled to receive the liquidation preference described above.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock. The Company may elect not to be governed by Section 203 by means of an amendment to the Company's Restated Charter or By-Laws which has been approved by stockholders holding a majority of its outstanding voting securities.

    The Restated Charter provides for a classified Board of Directors, that vacancies on the Board shall be filled solely by the remaining directors, and that stockholders may remove a director only for cause. The Company's By-Laws provide that a stockholder may nominate candidates for directorships only upon written notice delivered to the Company not less than 90 days prior to any meeting of stockholders. The Restated Charter also provides that stockholder action may be taken only by a vote at a meeting of stockholders and not by written consent in lieu of a meeting and that special meetings of stockholders may only be called by the Board or the President.

    Finally, the Restated Charter provides that none of its provisions may be amended except by the vote of two-thirds of the outstanding voting shares unless such amendment has been proposed and declared advisable by the Board.

    The foregoing provisions may discourage unsolicited takeover attempts. The Company believes that the potential benefits of encouraging persons seeking to acquire control of the Company to negotiate with the Company outweigh the potential disadvantages of discouraging such proposals.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is The First National Bank of Boston.


                                       49



                      SHARES ELIGIBLE FOR FUTURE SALE

    Upon the closing of the Offering, the Company will have an aggregate of 9,200,000 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock. All of these shares, including the 2,500,000 shares sold in the Offering, are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act").

    Also, as of December 31, 1996, employees and directors of the Company held options exercisable for the acquisition of 3,055,920 shares of Common Stock (approximately 65% of which shall be exercisable upon consummation of the Offering), at an average weighted exercise price of $0.52 a share. In addition, certain employees and directors of the Company shall be granted options upon the effectiveness of the Offering exercisable for an aggregate of 1,050,000, 50,000 and 50,000 shares of Common Stock at exercise prices equal to 100%, 85% and 50%, respectively, of the initial public offering price. Unless registered for resale, shares acquired upon exercise of options held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be sold in compliance with the limitations of Rule 144 described below. In addition to the 6,100,000 shares of Common Stock to be held by Palomar which have been registered under the Registration Statement of which this Prospectus is a part, Palomar, upon the closing of the Offering, will also hold 45,684 shares of Convertible Preferred Stock which will be convertible into 304,560 shares of Common Stock, assuming an initial public offering price of $12.00 per share. See "Certain Transactions."

    In general, under Rule 144 (giving effect to recent changes to the holding periods described below adopted by the Securities and Exchange Commission to become effective April 29, 1997) a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, by means of a broker transaction, within any three-month period commencing 90 days after the effective date of the Offering (the "Effective Date"), a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock (approximately 92,000 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. Although Palomar is an affiliate of the Company, because it has registered such shares under the Registration Statement of which this Prospectus is a part, the volume and other limitations of Rule 144 are not applicable to the sale of such registered shares.

    Prior to the Offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock in the public market could adversely affect the market price of the Company's Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

    As of the Effective Date, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Company's 1995 Stock Option Plan, the Director Plan and the Stock Purchase Plan (collectively, the "Stock Plans"). See "Management -- Stock Plans." Such registration statement is expected to be become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates, and the "lock-up" agreements described in the next paragraph.



                                       50



    All directors and executive officers of the Company, who will hold upon closing of the Offering in the aggregate options exercisable for 3,485,280 shares (approximately 56% of which shall be exercisable upon consummation of the Offering) shares of Common Stock, have agreed, pursuant to agreements with Sands Brothers & Co., Ltd, who is acting as the lead representative for the several Underwriters (the "Representative"), that they will not, without the prior written consent of the Representative, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the Effective Date. Neither Palomar nor the three instititutional investors who will collectively hold an aggregate of 6,700,000 shares upon closing of the Offering will be subject to any such lock-up agreement.

    Prior to the Offering, there has not been any public market for the Common Stock of the Company. Further sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.


                               UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, for whom Sands Brothers & Co., Ltd. ("Sands Brothers") and Credit Lyonnais Securities
(USA) Inc. are acting as the Representatives, and each of the Underwriters has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below.


                                                                      NUMBER OF
                      UNDERWRITER                                       SHARES
                      -----------                                       ------

Sands Brothers & Co., Ltd.
Credit Lyonnais Securities (USA) Inc.

                                                                      ---------
  TOTAL                                                               2,500,000
                                                                      =========

    The Underwriters have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase all of the shares of Common Stock offered hereby if any of such securities are purchased.

    The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions, not in excess of $ per share of Common Stock, of which not in excess of $ per share of Common Stock may be reallowed to other dealers which are members of the NASD.

    The Company has granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option in whole or, from time to time in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of shares of Common Stock offered hereby.

    The Company has agreed to pay Sands Brothers a non-accountable expense allowance of 2% of the gross proceeds of this offering, $50,000 of which has been paid to date. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including expenses of counsel retained for such purpose by the Underwriters.



                                       51




    The Company has agreed to sell to Sands Brothers or its designees, for nominal consideration, warrants (the "Warrants") to purchase up to 250,000 shares of Common Stock at an exercise price of $ per share (165% of the initial public offering price). The Warrants may not be exercised or transferred for one year from the date of this Prospectus, except to the officers or shareholders of the Representative, and are exercisable during the four year period commencing on the first anniversary date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Warrants are exercised, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Warrants. Any profit realized by Sands Brothers on the sale of the Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. The Warrants contain provisions providing for the adjustment of the exercise price upon the occurrence of certain events, including reclassifications, dividends, splits and other similar events. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Warrants, at the Company's expense, to register the shares underlying the Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the underlying shares in any appropriate registration statement which is filed by the Company during the five years following the date of this Prospectus.

    The Company has also agreed, for a period commencing the date of this Prospectus and expiring upon the earlier of (i) three (3) years from the date of this Prospectus or (ii) such time in which the Company consummates an underwritten secondary equity public offering, at Sands Brother's request, to nominate and use its best efforts to elect a designee of Sands Brothers as a member of or, at Sands Brothers' option, as a non-voting advisor to the Board of Directors of the Company. As of the date of this Prospectus, Sands Brothers has not yet exercised its right to designate such person.

    All of the Company's executive officers and directors have agreed not to sell or dispose of any securities of the Company for a period of six months following the date of this Prospectus, without first obtaining the prior written approval of Sands Brothers, which can withhold such approval in its sole discretion.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    Prior to this offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the offering price were the Company's financial conditions and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general conditions of the securities markets.


                                  LEGAL MATTERS

    The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Littman Krooks Roth & Ball P.C., New York, New York.


                                     EXPERTS

    The financial statements included in this Prospectus or elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein upon the authority of said firm as experts in giving said reports.



                                       52



                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement, amendments thereto, and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules filed therewith, and amendments thereto, may be inspected without charge at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 10048. Copies of the Registration Statement may be obtained from the Commission from its Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Registration Statement is also available on the Commission site on the World Wide Web at http://www.sec.gov.

    The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.


                                   TRADEMARKS

    The Company's logo, Cross-Processor Architecture, Nexar, Nexar Technologies, NEXAR XPA and XPA are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.


                                       53




                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                 PAGE
                                                                                                 ----
Report of Independent Public Accountants                                                           F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996, and Pro forma as of
December 31, 1996 (Unaudited)                                                                      F-3

Consolidated Statements of Operations for the period from inception (March 7, 1995)
to December 31, 1995 and for the Year Ended December 31, 1996                                      F-4

Consolidated Statements of Stockholders' Deficit for the period from
inception (March 7, 1995) to December 31, 1995 and for the Year Ended December 31, 1996            F-5

Consolidated Statements of Cash Flows for the period from inception
(March 7, 1995) to December 31, 1995 and for the Year Ended December 31, 1996                      F-6

Notes to Consolidated Financial Statements                                                         F-7


                                      F-1




REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Nexar Technologies, Inc.:

    We have audited the accompanying consolidated balance sheets of Nexar Technologies, Inc. (a Delaware corporation and majority-owned subsidiary of Palomar Medical Technologies, Inc.) and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nexar Technologies, Inc. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                         ARTHUR ANDERSEN LLP



Boston,  Massachusetts
January 24, 1997 (except with respect
to the matter discussed
in Note 10 as to which
the date is February 28, 1997)




                                      F-2





                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS




                                                                                           DECEMBER 31,
                                                            DECEMBER 31,    DECEMBER 31,       1996
                                                                1995            1996        PRO FORMA
                                                            ------------    ------------   -----------
                                                                                           (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
   Cash                                                      $    980,618   $  2,738,983   $  2,738,983
   Accounts receivable, net of allowance of $12,000 and
     $603,953 in 1995 and 1996, respectively                      327,471      7,747,007      7,747,007
   Inventories                                                      8,432      6,112,821      6,112,821
   Prepaid expenses and other current assets                       52,150        368,040        368,040
                                                             ------------   ------------    -----------
       Total current assets                                     1,368,671     16,966,851     16,966,851
                                                             ------------   ------------    -----------
PROPERTY AND EQUIPMENT, NET                                       100,674        254,812        254,812
                                                             ------------   ------------    -----------
PURCHASED TECHNOLOGY                                             --            1,375,000      1,375,000
                                                             ------------   ------------    -----------
OTHER ASSETS                                                     --              992,458        992,458
                                                             ------------   ------------    -----------
                                                             $  1,469,345   $ 19,589,121   $ 19,589,121
                                                             ============   ============   ============


                            LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
   Accounts payable                                          $    178,154   $  4,537,052   $  4,537,052
   Accrued expenses                                               609,333      2,005,244      2,005,244
                                                             ------------    ------------   -----------
       Total current liabilities                                  787,487      6,542,296      6,542,296
                                                             ------------    ------------   -----------
DUE TO RELATED PARTIES                                          2,942,892     22,817,998      8,249,549
                                                             ------------    ------------   -----------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' (DEFICIT) EQUITY:
   Preferred Stock, $.01 par value --
     Authorized -- 10,000,000 shares
     Issued and Outstanding -- None at December 31, 1995 and
     1996; 45,684 shares pro forma                               --             --                 457
   Common Stock, $.01 par value --
     Authorized -- 30,000,000 shares
     Issued and outstanding -- 4,800,000 shares at
     December 31, 1995 and 1996; 6,700,000 shares pro forma       48,000         48,000         67,000
   Additional paid-in capital                                    (47,600)       (47,600)    14,501,392
   Accumulated deficit                                        (2,261,434)    (9,771,573)    (9,771,573)
                                                             ------------    ------------   -----------
       Total stockholders' (deficit) equity                   (2,261,034)    (9,771,173)     4,797,276
                                                             ------------    ------------   -----------
                                                             $  1,469,345   $ 19,589,121  $ 19,589,121
                                                             ============   ============   ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                      F-3




                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                           PERIOD FROM
                                                                            INCEPTION
                                                                       (MARCH 7, 1995) TO       YEAR ENDED
                                                                        DECEMBER 31, 1995   DECEMBER 31, 1996
                                                                        -----------------   -----------------

NET REVENUES                                                               $   619,629         $ 18,695,364
COST OF REVENUES                                                               574,611           16,392,483
                                                                           -----------         ------------
   Gross profit                                                                 45,018            2,302,881
                                                                           -----------         ------------
OPERATING EXPENSES:
   Research and development                                                    104,383              803,186
   Selling and marketing                                                       581,482            4,819,379
   General and administrative                                                1,095,587            2,815,455
   Litigation costs (Notes 2 and 10)                                           525,000            1,375,000
                                                                           -----------         ------------
   Total operating expenses                                                  2,306,452            9,813,020
                                                                           -----------         ------------
   Net loss                                                                $(2,261,434)        $ (7,510,139)
                                                                           ============         ============
PRO FORMA NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE (Note 3(b))                          $      (0.89)
                                                                                                ============
PRO FORMA WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING (Note 3(b))                                                8,421,838
                                                                                                ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                      F-4





                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT






                                              COMMON STOCK
                                                                                                       TOTAL
                                         NUMBER OF      $.01        ADDITIONAL      ACCUMULATED    STOCKHOLDERS'
                                           SHARES    PAR VALUE    PAID-IN CAPITAL     DEFICIT     (DEFICIT) EQUITY
                                         ---------   ---------    ---------------   -----------   ----------------
INITIAL ISSUANCE OF COMMON STOCK,
  MARCH 7, 1995                          4,800,000    $ 48,000         $ (47,600)   $    --        $        400
  Net loss                                  --          --                --         (2,261,434)     (2,261,434)
                                         ---------   ---------    ---------------   -----------   --------------
BALANCE, DECEMBER 31, 1995               4,800,000     48,000            (47,600)    (2,261,434)     (2,261,034)
  Net loss                                  --          --                --         (7,510,139)     (7,510,139)
                                         ---------   ---------    ---------------   -----------   --------------
BALANCE, DECEMBER 31, 1996               4,800,000    $ 48,000         $ (47,600)   $(9,771,573)   $ (9,771,173)
                                         =========    ========    ===============   ============    ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                      F-5






                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS






                                                                           PERIOD FROM
                                                                            INCEPTION
                                                                       (MARCH 7, 1995) TO       YEAR ENDED
                                                                        DECEMBER 31, 1995   DECEMBER 31, 1996
                                                                        -----------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                $ (2,261,434)       $  (7,510,139)
   Adjustments to reconcile net loss to net cash used
    in operating activities --
       Litigation costs                                                        500,000            1,375,000
       Management bonuses to be paid by Palomar                                --                 1,000,000
       Depreciation and amortization                                             2,119               33,166
       Changes in current assets and liabilities --
          Accounts receivable                                                 (327,471)          (7,419,536)
          Inventories                                                           (8,432)          (6,104,389)
          Prepaid expenses and other current assets                            (52,150)            (315,890)
          Accounts payable                                                     178,154            4,358,898
          Accrued expenses                                                     109,333            1,162,911
                                                                            ----------          -----------
             Net cash used in operating activities                          (1,859,881)         (13,419,979)
                                                                            ----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                        (102,793)            (187,304)
   Increase in other assets                                                    --                  (306,000)
                                                                            ----------          -----------
       Net cash used in investing activities                                  (102,793)            (493,304)
                                                                            ----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Due to related parties                                                    2,942,892           15,671,648
   Proceeds from initial issuance of common stock                                  400              --
                                                                            ----------          -----------
       Net cash provided by financing activities                             2,943,292           15,671,648
                                                                            ----------          -----------
NET INCREASE IN CASH                                                           980,618            1,758,365
CASH, BEGINNING OF PERIOD                                                      --                   980,618
                                                                            ----------          -----------
CASH, END OF PERIOD                                                        $    980,618        $  2,738,983
                                                                           ============        ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
   Deferred offering costs                                                 $   --              $    686,459
                                                                           ============        ============
   Purchase of technology                                                  $   --              $  1,375,000
                                                                           ============        ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                      F-6




                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) OPERATIONS AND ORGANIZATION

    Nexar Technologies, Inc. (the Company or Nexar) is in its early stages of manufacturing, marketing and selling personal computers with an unconventional circuit board design that enables end users to easily upgrade and replace the microprocessor, memory and hard drive components. The Company markets its products through multiple channels of distribution.

    Nexar was incorporated in Delaware on March 7, 1995. The Company is a majority-owned subsidiary of Palomar Electronics Corporation (PEC). PEC is a wholly owned subsidiary of Palomar Medical Technologies, Inc. (Palomar).

    The Company's personal computers are in the early stage of product development, and as such, success of future operations is subject to a number of risks similar to those of other companies in the same stage of development. Principal among these risks are the successful development and marketing of its products, short product life cycles, reliance on a single customer, the need to achieve profitable operations, intense competition from substitute products and significantly larger companies, dependence on Palomar for funding and the need to obtain adequate financing to fund future operations and dependence on key individuals.


(2) RELATIONSHIP WITH PALOMAR MEDICAL TECHNOLOGIES, INC. AND PALOMAR ELECTRONICS CORPORATION

    Palomar and PEC have funded all of the Company's operations to date. Palomar has agreed to continue to fund the Company, if needed, at least through December 31, 1997. The total amount of funds provided by Palomar and PEC has been $20,792,998 and $2,025,000, respectively, through December 31, 1996. The weighted average balances of these contributions were approximately $767,000 and $9,791,000 for the period ended December 31, 1995 and the year ended December 31, 1996, respectively. All of these loans have been non-interest-bearing. On December 19, 1996, the Company entered into an agreement with Palomar whereby $10,000,000 of advances from Palomar and PEC will be converted into 1,900,000 shares of the Company's common stock upon the closing of the proposed initial public offering contemplated herein. In addition, by an agreement between the Company and Palomar, 1,200,000 of these shares will be held in escrow subject to a contingent repurchase right of the Company, at a nominal price per share, and will only be released upon the attainment of certain revenue, net income and stock price milestones, as defined (See Notes 3(a) and (b)). The Company has also agreed to repay Palomar $8,249,549 upon the closing of the proposed initial public offering contemplated herein and convert $4,568,449 due to Palomar and PEC into 45,684 shares of Convertible Preferred Stock at an assumed initial public offering price of $12.00 per share.

    The pro forma consolidated balance sheet at December 31, 1996 reflects the conversion of $10,000,000 of amounts owed to Palomar and PEC into 1,900,000 shares of the Company's common stock and the conversion of $4,568,449 due to Palomar and PEC into 45,684 shares of Convertible Preferred Stock.

    The accompanying consolidated financial statements include the assets, liabilities, income and expenses of the Company, as included in Palomar's consolidated financial statements, but do not include PEC's general corporate debt, which is used to finance operations of all of PEC's respective business segments, or an allocation of PECs interest expense.

    Palomar has incurred certain general and administrative expenses on behalf of Nexar totaling approximately $100,000 and $128,000 for the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996, respectively. Palomar also agreed to pay bonuses to the Company's management totaling $1,000,000 for the year ended December 31, 1996. These expenses have been reflected in the historical consolidated financial statements of Nexar for the respective periods. Palomar will contribute this amount to the Company in 1997. This amount will be reflected as a contribution to additional paid in capital in 1997. Management believes the method for allocating expenses is reasonable and approximates the cost on a stand-alone basis.

    Included in accounts receivable in the accompanying consolidated balance sheet at December 31, 1996 is approximately $197,000 due from Palomar and its majority-owned subsidiaries for product purchases. There was no amount due from Palomar at December 31, 1995.



                                      F-7



                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(2) RELATIONSHIP WITH PALOMAR MEDICAL TECHNOLOGIES, INC. AND PALOMAR ELECTRONICS CORPORATION -- (CONTINUED)


    During the year ended December 31, 1996, the Company purchased inventory components from affiliated companies totaling approximately $693,000, of which approximately $693,000 is included in accounts payable in the accompanying consolidated balance sheet as of December 31, 1996.

    In 1995, as part of the Company's organization, the Company agreed to settle a complaint brought against the Company and its Chief Executive Officer. As part of the settlement, the Company was required to pay $525,000, and Palomar agreed to issue warrants to purchase 108,000 shares of Palomar's common stock at $5.00 per share, the fair value of Palomar common stock at that date. This warrant had minimal value. The Company recorded the $525,000 as litigation expense, which is included in operating expenses in the accompanying consolidated statement of operations for the period ended December 31, 1995.


(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements reflect the application of certain accounting policies described below and elsewhere in the accompanying notes to consolidated financial statements.

 (a) Unaudited Pro Forma Presentation

    The unaudited pro forma consolidated balance sheet as of December 31, 1996 reflects the conversion of $10,000,000 due to Palomar and PEC into 1,900,000 shares of the Company's common stock and the conversion of $4,568,449 due to Palomar and PEC into 45,684 shares of Convertible Preferred Stock at an assumed initial public offering price of $12.00 per share. In connection with this conversion of amounts due to related parties, by agreement between Palomar and the Company, 1,200,000 of the common shares will be held in escrow and only be released to Palomar based upon the Company's achievement of certain revenue, net income and stock price milestones, as defined, through December 31, 2000.


 (b) Pro Forma Net Loss Per Common And Common Equivalent Share


    Pro forma net loss per common and common equivalent share for the year ended December 31, 1996 is computed by dividing the net loss by the pro forma weighted average number of common and common equivalent shares outstanding during the period. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, and Accounting Principles Board (APB) Opinion No. 15, the pro forma weighted average number of common and common equivalent shares outstanding assumes the conversion of $10,000,000 due to Palomar into 700,000 shares of the Company's common stock (excluding 1,200,000 shares of common stock subject to a contingent repurchase right of the Company, at a nominal price per share, and will only be released upon the attainment of certain revenue, net income and stock price milestones, as defined, in an agreement between Palomar and the Company), and assumes that all common stock and common stock equivalents issued within 12 months prior to the initial filing of the registration statement related to the Company's anticipated initial public offering have been included in the calculation, using the treasury stock method, as if they were outstanding for all periods immediately preceding the initial public offering. Options issued more than 12 months prior to this Registration Statement have not been included as their effect would be anti-dilutive. Historical net loss per share has not been presented as such information is not considered to be relevant or meaningful.


 (c) Principles Of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Intelesys Corporation (a Delaware corporation). All significant intercompany balances and transactions have been eliminated in consolidation.



                                      F-8




                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

 (d) Use Of Estimates In The Preparation Of The Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (e) Revenue Recognition

    The Company recognizes product revenue upon shipment. The Company has established programs which, under specified conditions, provide price protection and or enable customers to return products. The effects of these programs are estimated and current period revenue and cost of revenue are reduced accordingly. This is standard industry practice, and no other contingencies exist relating to these programs. Provisions are made at the time of sale for any applicable warranty costs expected to be incurred.

    During the year ended December 31, 1996, the Company recognized revenue totaling approximately $2,500,000 for products whose title passed to a customer and such customer instructed the Company to hold the product at its manufacturing facility on the customer's behalf. Subsequent to December 31, 1996 all of this product had been shipped to this customer. Included in accounts receivable at December 31, 1996 is approximately $160,000 due from this customer related to this transaction. The Company has recognized this revenue in accordance with the Securities and Exchange Commission Accounting and Auditing Enforcement Release No. 108.

 (f) Inventories

    Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                   DECEMBER 31,                     DECEMBER 31,
                                       1995                             1996
                                   ------------                     -----------
Raw materials .....................   $ 8,432                       $ 4,214,097
Work-in-process ...................     --                              244,230
Finished goods ....................     --                            1,129,494
                                      -------                       -----------
                                      $ 8,432                       $ 5,587,821
                                      =======                       ===========

    Work-in-process and finished goods inventories consist of material, labor and manufacturing overhead.

 (g) Depreciation And Amortization

    Property and equipment are stated at cost. The Company provides for depreciation and amortization on property and equipment using the straight-line method by charges to operations that allocate the cost of assets over their estimated useful lives. The cost of property and equipment and their estimated useful lives are summarized as follows:


                                                         ESTIMATED     DECEMBER 31,   DECEMBER 31,
                ASSET CLASSIFICATION                    USEFUL LIFE        1995           1996
                --------------------                    -----------        ----           ----
Machinery and equipment ..........................        5 Years       $  76,614      $  112,705
Computer equipment ...............................        5 Years             700          80,744
Furniture and fixtures ...........................        5 Years          25,479          47,718
Leasehold improvements ...........................     Life of lease        --             48,930
                                                                        ---------      ----------
                                                                          102,793         290,097
Less -- Accumulated depreciation and amortization                           2,119          35,285
                                                                        ---------      ----------
                                                                        $ 100,674      $  254,812
                                                                        =========      ==========


                                      F-9




                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)




(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

 (h) Other Assets

    As of December 31, 1996, the Company has incurred costs of approximately $686,000 in connection with the proposed initial public offering of the Company's common stock, contemplated herein. These costs have been deferred and are included in other assets in the accompanying consolidated balance sheet as of December 31, 1996. Upon the consummation of the proposed initial public offering, the deferred offering costs will be charged to stockholders' equity as a reduction of the gross proceeds.

 (i) Concentration of Credit Risk

    Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosures of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations of credit risk such as foreign currency exchange contracts, options contracts or other foreign hedging arrangements. Financial instruments that subject the Company to credit risk consist primarily of cash and trade accounts receivable. The Company places its cash in highly rated financial institutions. The Company's accounts receivable credit risk is limited to three customers for the period from inception (March 7, 1995) to December 31, 1995 who accounted for approximately $440,000 of total revenues and approximately $275,000 of accounts receivable at December 31, 1995, and one customer for the year ended December 31, 1996, who represented approximately $12,270,000 of total revenues and approximately $4,256,000 of accounts receivable at December 31, 1996. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses. During the year ended December 31, 1996, the Company sold approximately $430,000 of product to a company owned by a current and former officer of Nexar. The Company collected $210,000 of this amount and wrote off the remaining balance, approximately $220,000, as uncollectible during the year ended December 31, 1996. The Company has not experienced any other significant losses related to individual customers or groups of customers in any particular industry or geographic area.

 (j) Financial Instruments

    The estimated fair values of the Company's financial instruments, which include cash, accounts receivable, accounts payable and amounts due to related parties, approximate their carrying value.

 (k) Research and Development Expenses

    The Company charges research and development expenses to operations as incurred.

(4) STOCKHOLDERS' DEFICIT

 (a) Recapitalization

    In December 1996, the Company amended its Certificate of Incorporation, increasing the number of authorized shares of the Company's capital stock to 40,000,000, of which 30,000,000 shares are designated as common stock, $.01 par value, and 10,000,000 shares are designated as preferred stock, $.01 par value, and also declared a 120-for-1 stock split of the Company's common stock, effected in the form of a stock dividend. This stock split has been retroactively reflected in the accompanying consolidated financial statements and notes to consolidated financial statements for all periods presented.

    In December 1996, the Board of Directors approved the issuance of up to 45,684 shares of Convertible Preferred Stock, effective on the closing of the initial public offering contemplated herein. The Convertible Preferred Stock will be entitled to voting rights equal to the number of common shares into which the preferred stock may be converted. The Convertible Preferred Stock will be convertible


                                      F-10




                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(4) STOCKHOLDERS' DEFICIT -- (Continued)

 (a) Recapitalization (Continued)

into common shares at the option of the holder thereof at a price based on the initial public offering price. The holder of the Convertible Preferred Stock will be able to convert each share of Convertible Preferred Stock into 6.67 shares of common stock based on an assumed initial public offering price of $12.00 per share. The Convertible Preferred Shares also have a preference upon liquidation of $100 per share, resulting in a total liquidation preference of $4,568,400.

 (b) Stock Option Plans

    In August  1995,  the Company  established  the 1995 Stock  Option Plan (the
Plan), which provides for the issuance of a maximum of 4,800,000 shares of common stock, which may be issued as incentive stock options (ISOs) or nonqualified stock options. Subsequent to December 31, 1996 the Board of Directors increased the number of shares issuable under the Plan to 5,300,000. Under the terms of the Plan, ISOs may not be granted at less than the fair market value on the date of grant. ISO grants to holders of 10% or more of the combined voting power of all classes of Company stock must be granted at an exercise price of 110% of the fair market value at the date of grant. Pursuant to the Plan, options are generally exercisable at varying dates over one to three years, as determined by the Board of Directors, and must have terms not to exceed 10 years (five years for 10% or greater stockholders).

    On January 30, 1996 and July 19, 1996 the Company granted options to purchase 3,234,480 and 83,000 respective shares of the Company's Common Stock at an exercise price of $0.0025 and $4.25 per share. The price per share was based on the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant.

    The Company has also agreed, as a condition to the employment of two employees, to issue, upon consummation of the initial public offering, options to purchase 50,000 and 50,000 shares of the Company's common stock at 85% and 50% of the initial public offering price, respectively. Upon the granting of these options, the Company will record deferred compensation expense for the difference between the exercise price and the price of the initial public offering, if any. In addition, the Board of Directors approved the issuance of stock options to purchase 1,050,000 shares of the Company's common stock at the initial public offering price upon the effectiveness of the proposed initial public offering price to certain employees, directors and officers of Palomar and the Company. These stock options will vest over periods ranging from four to five years, except for stock options to purchase 800,000 shares of the Company's common stock, which may vest earlier, upon the achievement of certain revenue, net income and stock price milestones, as defined, through December 31, 2000.

    In December 1996, The Director Plan was adopted by the Board of Directors. The Director Plan will become effective upon the closing of the proposed initial public offering. Under the terms of the Director Plan, initial options (the Initial Options) to purchase 15,000 shares of common stock will be granted to each person who becomes a non-employee director after the closing date of the proposed initial public offering and who is not otherwise affiliated with the Company, effective as of the date of election to the Board of Directors. The Initial Options will vest in equal annual installments over three years after the date of grant. In addition, each non-employee director will receive annually options to purchase 10,000 shares (Annual Options) on the date of each annual meeting of the Company's stockholders held after the closing of the initial public offering. The Annual Options will vest one year from the date of grant. A total of 100,000 shares of common stock may be issued upon the exercise of stock options granted under the Director Plan. Unless sooner terminated pursuant to its terms, the Director Plan will terminate in December 2006.

    Subsequent to December 31, 1996, the Board of Directors authorized amendments to employment agreements accelerating the vesting of certain options to purchase 451,950 shares of the Company's common stock upon the closing of the initial public offering contemplated herein. In addition, the Board of Directors approved amendments to employment agreements accelerating the vesting of options to purchase 903,900 shares of the Company's common stock to vest one year from the closing of the initial public offering contemplated herein.


                                      F-11





                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(4) STOCKHOLDERS' DEFICIT -- (CONTINUED)


 (b) Stock Option Plans (Continued)

    The Company accounts for its stock-based compensation plans under APB Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes a fair-value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted, as well as certain other information.

    The Company has computed the pro forma  disclosures  required under SFAS No.
123  for  all  stock  options   granted  as  of  December  31,  1996  using  the
Black-Scholes option pricing model prescribed by SFAS No. 123.

    The assumptions used and the weighted average information for the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996 are as follows:


                                               PERIOD FROM INCEPTION
                                                (MARCH 7, 1995) TO        YEAR ENDED
                                                 DECEMBER 31, 1995     DECEMBER 31, 1996
                                                 -----------------     -----------------
Risk-free interest rates                               6.11%              5.23%-6.51%
Expected dividend yield                                 --                    --
Expected lives                                       4.5 years             4.5 years
Expected volatility                                     51%                   51%
Weighted average grant-date fair value of
  options granted during the period                   $0.001                 $0.28
Weighted-average exercise price                       $0.001                 $0.45
Weighed-average remaining contractual life of
  options outstanding                               4.58 years            4.13 years
Weighted average exercise price of 5,733 and
  1,063,973 options exercisable at December 31,
  1995 and 1996, respectively                         $0.001               $0.0025


    The effect of applying SFAS No. 123 would be as follows:


                                   PERIOD FROM INCEPTION
                                    (MARCH 7, 1995) TO            YEAR ENDED
                                     DECEMBER 31, 1995         DECEMBER 31, 1996
                                     -----------------         -----------------
Pro forma net loss .................    $ (2,261,434)             $ (7,646,716)
                                        ============              ============
Pro forma net loss per share .......    $      (0.27)             $      (0.91)
                                        ============              ============


    The following table summarizes all stock option activity under the Plan:


                                             NUMBER                  EXERCISE
                                           OF SHARES                  PRICE
                                           ----------             --------------
Inception, March 7, 1995                       --                 $  --
  Granted ..............................       20,640                  .001
                                            =========             ==============
Balance, December 31, 1995 .............       20,640                  .001
  Granted ..............................    3,396,840              .0025-10.00
  Terminated ...........................     (361,560)                .0025
                                            ---------             --------------
Balance, December 31, 1996 .............    3,055,920             $ .001--$10.00
                                            =========             ==============
Exercisable, December 31, 1996 .........    1,063,973             $ .001-$0.0025
                                            =========             ==============



                                      F-12




                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(4) STOCKHOLDERS' DEFICIT -- (CONTINUED)

 (c) Employee Stock Purchase Plan

    In December 1996, the Company's Board of Directors adopted the Company's 1996 Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan will become effective upon the closing of the proposed initial public offering and authorizes the issuance of up to a total of 200,000 shares of Common Stock to participating employees.

 (d) Underwriter's Warrant

    Upon the consummation of the proposed initial public offering contemplated herein, the Company will issue to the underwriter, as part of their investment banking fee, warrants to purchase 250,000 shares of the Company's common stock at a price equal to 165% of the initial public offering price per share.


(5) INCOME TAXES

    The Company and Palomar file a consolidated income tax return. The consolidated tax return reflected net operating losses for the year ended December 31, 1995. It is anticipated the consolidated tax return will also reflect a net operating loss for the year ended December 31, 1996. If Palomar's equity ownership drops below 80%, which is anticipated to occur upon the completion of the proposed initial public offering, the Company will file its own income tax return.

    The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, on a separate Company basis. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. Deferred income tax expenses or credits are based on changes in the assets or liability from period to period.

    As of December 31, 1996, the Company had generated net operating loss carryforwards for federal and state income tax purposes of approximately $6,375,000 that expire through 2011. The Company also has certain tax credits available to offset future federal and state income taxes, if any. Net operating loss carryforwards and credits are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in ownership interests of significant stockholders over a three-year period in excess of 50%, as defined. The Company may experience a change in ownership in excess of 50% upon completion of the proposed initial public offering, contemplated herein. The Company does not believe that these changes in ownership will significantly impact the Companys ability to utilize its net operating loss carryforwards.

    The approximate income tax effect of each type of temporary difference and carryforward is as follows:


                                                 1995                   1996
                                              ----------             -----------
Net operating loss carryforwards ..........   $ 830,000             $ 2,567,000
Litigation costs ..........................      --                     550,000
Management bonuses ........................      --                     403,000
Other temporary differences ...............      75,000                 385,000
                                             ----------            ------------
                                                905,000               3,905,000
Less -- Valuation allowance ...............    (905,000)             (3,905,000)
                                             ----------            ------------
                                                 --                  $  --
                                             ==========            =============

    Under SFAS No. 109, the Company cannot recognize a deferred tax asset for the future benefit of the net operating loss carryforwards unless it concludes that it is "more likely than not" that the deferred tax asset would be realized. Due to its early stage of development and history of operating losses, the
Company has recorded a full valuation allowance against its otherwise recognizable deferred tax assets.




                                      F-13





                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(6) ACCRUED EXPENSES

    Accrued expenses consist of the following:



                                            DECEMBER 31,            DECEMBER 31,
                                                1995                   1996
                                            -----------             -----------

Accrued payroll and related costs              $ 51,452             $ 1,128,373
Accrued settlement costs                        500,000                 --
Other accrued expenses                           57,881                 876,871
                                               --------             -----------
       Total                                   $609,333             $ 2,005,244
                                               ========             ===========



(7) COMMITMENTS AND CONTINGENCIES

 (a) Operating Leases

    The Company leases its corporate office and manufacturing facility under operating lease arrangements expiring through August 2001. The Company also leases certain equipment under operating leases expiring through September 2000.

    Future minimum lease payments under all operating leases at December 31, 1996 are as follows:


FISCAL YEAR ENDED                                  AMOUNT
-----------------                                  ------
   1997 .....................................   $   418,000
   1998 .....................................       450,000
   1999 .....................................       453,000
   2000 .....................................       506,000
   2001 .....................................       352,000
                                                -----------
                                                $ 2,179,000
                                                ===========

    Rent expense related to all operating leases was approximately $85,000 and $161,000 for the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996, respectively.

 (b) License Agreements

    In August 1995, the Company entered into a license agreement with Technovation Computer Labs, Inc. (Licensor). The Licensor is affiliated with a former officer of the Company. The license agreement gives Nexar the right to manufacture, sell and use a system designed by the Licensor, which allows external replacement of certain component parts. In exchange for these rights, the Company pays a royalty on each unit sold, as defined. The term of the agreement is for five years (three years on an exclusive basis), renewable for an additional five-year period at the option of the Company. For the period from inception (March 7, 1995) to December 31, 1995 and for the year ended December 31, 1996, royalties charged to operations were immaterial. Subsequent to December 31, 1996, Palomar and the Licensor entered into an Asset Purchase and Settlement Agreement, see Note 10.

    In March 1996, the Company entered into a software license agreement with 4-Home Productions (4-Home), a Division of Computer Associates International,
Inc. The license agreement gives the Company the right to use, reproduce, display and distribute certain of 4-Homes software application


                                      F-14






                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(7) COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

 (b) License Agreements (Continued)

programs within the United States, Canada and Puerto Rico. In exchange for these rights, the Company paid 4-Home a nonrefundable fee of $25,000 and will pay a royalty on all units sold, as defined, that are bundled with 4-Homes' software applications. The term of the agreement is for one year and will automatically renew for additional one-year periods unless written notice of termination is made by either party 60 days prior to the end of the initial or any subsequent term. No royalties have been incurred under this agreement as of December 31, 1996.

 (c) Service Agreement

In March 1996, the Company entered into a maintenance service agreement with Wang Laboratories, Inc. (Wang). The agreement states that Wang will provide certain maintenance services for certain equipment manufactured by the Company for a term of three years and, thereafter, on a year-to-year basis at the option of the Company. The payment terms are based on the greater of certain minimum amounts or the failure rate, as defined, multiplied by the number of units sold per month. As of December 31, 1996, the Company incurred and charged to operations approximately $126,000 under this agreement.

 (d) Development Agreement

    In November 1996, the Company entered into a development agreement with another company (the Developer) whereby the Developer would develop certain technology for the Company for approximately $250,000, in accordance with the development agreement. In addition, the Company may be required to pay additional amounts based on product sold, not to exceed $500,000. No royalties have been incurred under this agreement as of December 31, 1996.

 (e) Milestone Agreement

    In connection with the Company's proposed initial public offering, Palomar will place 1,200,000 shares of the Company's common stock received for the conversion of certain amounts due to Palomar and PEC in escrow (see Note 2). These shares will only be released from escrow upon the achievement by the Company of a minimum revenue and net income milestone or minimum stock price, as defined.

 (f) Employment Agreements

    The Company has an employment  agreement  with its Chief  Executive  Officer
(CEO) expiring in March 2002, unless extended. The agreement provides for annual salary and bonus for the CEO and a bonus of $2.00 per personal computer sold by the Company. Upon termination of employment with the Company, as defined, the CEO will be entitled to amounts ranging from $1,000,000 to $3,000,000 in cash, three to five years of salary, bonus and participation in the Company's benefit plans, immediate vesting of unvested stock options and an income tax "gross up" for all of the above items in the event of a change of control, as defined.

    The Company has an employment agreement with another executive officer expiring in March 2002, unless extended. The agreement provides for annual salary and bonus for the officer and a bonus of $2.00 per personal computer sold by the Company. Upon termination of employment with the Company, as defined, the officer will be entitled to up to $750,000 in cash, one year of salary, bonus and participation in the Company's benefit plans, immediate vesting of unvested stock options and an income tax "gross up" for all of the above items in the event of a change of control, as defined.

    The Company has substantially similar employment agreements with certain other executive officers that provide for annual salaries and bonuses to the officers and expire in March 2000. Each of these agreements provide for 12 months severance upon termination of employment, as defined.



                                      F-15





                    NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(8) 401(K) PROFIT SHARING PLAN

    In April 1996, the Company began participating in a 401(k) plan established by Palomar. The 401(k) plan covers substantially all employees who have satisfied a six-month service requirement and have attained the age of 18. Employees may contribute up to 15% of their salary, as defined, subject to restrictions defined by the Internal Revenue Service. Matching contributions equal to 50% of all employee contributions are made in the form of Palomar's common stock. Upon the closing of the initial public offering contemplated herein, it is managements intention to establish its own 401(k) plan. The matching contributions vest ratably over a three-year period. The Company's expense under this matching contribution was immaterial through December 31, 1996.


(9) FINANCING ARRANGEMENTS

    In August 1996, the Company entered into a financing program with IBM Credit Corporation (IBM) whereby IBM will finance all hardware, software and associated products sold or marketed by the Company to any entity (Remarketer) that has already executed a financing agreement with IBM to purchase products from the Company. This financing program gives title of the products sold by the Company to the Remarketer, and IBM finances the purchase price of the products. In addition, under certain circumstances, as defined, IBM has the right to require the Company to repurchase products upon default by the Remarketer. As of December 31, 1996, the Company has not received any proceeds under this agreement.

    In August 1996, the Company entered into a financing agreement with AT&T Capital Corporation (AT&T) whereby AT&T would provide to certain distributors or dealers, financing for the purchase of the Company's products. Under certain circumstances, as defined, AT&T has the right to require the Company to repurchase products upon default of payment by the distributor to AT&T. As of December 31, 1996, the Company has not received any proceeds under this agreement.


(10) SUBSEQUENT EVENTS

    In 1996, an attorney for a former executive officer of the Company threatened to file a lawsuit or seek arbitration proceeding against the Company regarding the Company's termination of this executive's employment and the Company's license agreement with the Licensor.

    On February 28, 1997, Palomar and the Company entered into an Asset Purchase and Settlement Agreement with this former executive and Licensor. Under the terms of this agreement, Palomar has agreed to pay this former executive and certain of his affiliates $1,250,000 in cash and deliver $1,500,000 worth of Palomar's common stock in exchange for all right, title and interest in and to all the technology licensed under Company's license agreement with the Licensor and a patent application related thereto and a complete release and settlement of all claims between this former executive and the Company. Palomar will first acquire the subject technology and then convey such technology to the Company. Accordingly, Palomar paid $75,000 upon the execution of this agreement. Palomar will issue its common shares and remit $475,000 to this former executive on the earlier of April 30, 1997 or the closing of the initial public offering, contemplated herein. The $700,000 balance of the cash consideration will be held in escrow, subject to release to the former executive and/or Licensor in the absence of a breach of a representation, warranty or covenant within one year after the closing.

    Palomar has agreed to assign to the Company all of its rights and title in the technology to be received under the Asset Purchase and Settlement Agreement immediately upon the receipt thereof, and has charged to the Company the costs associated with this claim and the purchase of the technology. The Company has allocated $1,375,000 of the consideration to settle this claim and has reflected this amount as litigation expense in its statement of operations for the year ended December 31, 1996. The remaining consideration totaling $1,375,000 has been allocated to the purchase of the technology as of December 31, 1996 and will be amortized over the technology's estimated useful life. The allocation of the purchased technology was based on the value of anticipated royalty payments due to the licensor over the three years ended December 31, 1999.

    The Company has included $2,750,000 in Due to Related Parties as of December 31, 1996 in connection with this settlement.



                                      F-16




Product engineering and manufacturing are located in NEXAR's l00,000 sf facility
in   Hayward,   Calilornia.   Corporate   headquarters   are   in   Westborough,
Massachusetts.

[PHOTOGRAPHS OF EXTERIOR AND INTERIOR OF CALIFORNIA MANUFACTURING FACILITY]

[NEXAR LOGO]

182 Turnpike Road
Westborough, MA 01581
l -888-NEXAR-PC



================================================================================


NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                   ----------

                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Prospectus Summary .......................................................     3
Risk Factors .............................................................     6
Use of Proceeds ..........................................................    14
Dividend Policy ..........................................................    14
Capitalization ...........................................................    15
Dilution .................................................................    16
Selected Consolidated Financial Data .....................................    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations .............................................................    18
Business .................................................................    22
Management ...............................................................    35
Certain Transactions .....................................................    43
Stockholders .............................................................    45
Beneficial Ownership of Management .......................................    46
Description of Capital Stock .............................................    48
Shares Eligible for Future Sale ..........................................    50
Underwriting .............................................................    51
Legal Matters ............................................................    52
Experts ..................................................................    52
Additional Information ...................................................    53
Trademarks ...............................................................    53
Index to Consolidated Financial Statements ...............................   F-1



    UNTIL , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================



                                2,500,000 SHARES

                                     [LOGO)

                                  COMMON STOCK






                                   ----------
                                   PROSPECTUS
                                   ----------






                           SANDS BROTHERS & CO., LTD.
                      Credit Lyonnais Securities (USA) Inc.






                                         , 1997

================================================================================






            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS


             SUBJECT TO COMPLETION, DATED              , 1997

PROSPECTUS
----------


                             6,700,000 SHARES


                                  [LOGO)


                               COMMON STOCK




    This Prospectus relates to the resale of up to 6,700,000 shares of Common Stock of Nexar Technologies, Inc. ("NEXAR" or the "Company") held by Palomar Medical Technologies, Inc. ("Palomar"), The Travelers Insurance Company, GFL Advantage Fund Limited and Clearwater Fund IV LLC (collectively, the "Selling Security Holders"). Prior to the Company's initial public offering, as described below, there has not been a public market for the Common Stock of the Company. The shares of Common Stock being offered hereby were acquired by the Selling Security Holders pursuant to a private offering of Common Stock in private transactions exempt from registration under federal and state securities laws.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


    The Selling Security Holders and their agents, donees, distributees, pledgees and other successors in interest may offer and sell the remainder of the shares from time to time in one or more transactions on The Nasdaq Stock Market, or otherwise, at market prices then prevailing or in negotiated transactions. The shares may also be sold pursuant to option, hedging or other transactions with broker-dealers. The shares may also be offered in one or more underwritten offerings, although no such arrangments have been made. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. See "Selling Security Holders" and "Plan of Distribution."

    On , 1997, the Company consummated an initial public offering (the "Offering") of 2,500,000 shares of Common Stock through Sands Brothers & Co., Ltd. (the "Representative") as the representative of several underwriters. The Company will not receive any of the proceeds from the sale of the shares by the Selling Security Holders. See "Use of Proceeds." The Common Stock of the Company is traded on the National Market of the Nasdaq Stock Market (the "Nasdaq National Market") under the symbol "NEXR". On , 1997, the last reported sale price of Common Stock on the Nasdaq National Market was $ per share.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS , 1997.










          ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                               THE OFFERING


    The 6,700,000 shares of Common Stock offered by the Selling Security Holders are identical to the 2,500,000 shares of Common Stock offered and sold by the Company in its underwritten initial public offering (the "Offering") by separate prospectus. Upon completion of the Offering, 9,200,000 shares of Common Stock were outstanding based on the number of shares of Common Stock outstanding on December 20, 1996 and excluding (i) 3,055,920 shares of Common Stock issuable upon exercise of stock options outstanding as of December 20, 1996 at a weighted average exercise price of $0.52 per share, of which options to purchase 1,063,973 shares were then exercisable, and (ii) 800,000 shares of Common Stock reserved for issuance under stock options to be granted upon the effectiveness of the Offering at the initial public offering price. See "Capitalization," "Management -- Stock Plans" and "Beneficial Ownership of Management." Such 9,200,000 shares outstanding includes 1,900,000 shares of Common Stock which were issued to related parties upon conversion of $11,000,000 of indebtedness upon the closing of the Offering. See "Certain Transactions."








          ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                              USE OF PROCEEDS


    The Company will receive no proceeds from the sale of Common Stock by the Selling Security Holders. The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company pursuant to the Offering are estimated to be $25,850,000 ($29,877,500 if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The principal purposes of the Offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which will facilitate future access by the Company to the public equity markets, enhance the ability of the Company to use its Common Stock as consideration for acquisitions and as a means for attracting and retaining key employees. The Company intends to use the proceeds of the Offering to repay non-interest bearing demand indebtedness to related parties, which was $8,249,549 at December 31, 1996 (including $2,750,000 incurred by Palomar on the Company's behalf to settle claims of a former executive officer and to acquire certain technology; see "Certain Transactions") and for general corporate purposes, including working capital, product development and capital expenditure. The amount and timing of expenditures may vary significantly depending upon numerous factors including the success of the Company's currently marketed product, the continued progress in, and magnitude of the Company's research and product development programs, market acceptance of the Company's new products, the timing and costs involved in obtaining regulatory clearances and approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, and competing technological and market developments and the costs and success of its commercialization activities. Based upon its current operating plan, the Company believes that its existing capital resources together with the proceeds of the Offering and interest earned thereon, will be adequate to satisfy its capital requirements for at least the next twelve months.


    A portion of the net proceeds of the Offering may also be used for investments in or acquisitions of complementary businesses, products or technologies, although the Company has not entered into any commitments or negotiations with respect to any such transactions. Pending such use, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade securities.







          ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                         SELLING SECURITY HOLDERS

    Set forth below, with respect to each of the Selling Security Holders, is the number of shares of Common Stock beneficially owned as of December 31, 1996, the number of shares of Common Stock offered pursuant to this Prospectus and the number of shares to be owned after completion of this offering (assuming the sale of all of the shares offered hereby).



                                                                  NUMBER OF       NUMBER OF SHARES
                                             TOTAL NUMBER OF     SHARES TO BE    TO BE OWNED AFTER
            NAME AND ADDRESS                SHARES OWNED(1)    OFFERED OR SOLD      THE OFFERING
            ----------------                ---------------    ---------------      ------------
                                                6,100,000         6,100,000              0
Palomar Medical Technologies, Inc. ......
  66 Cherry Hill Drive
  Beverly, Massachusetts 01915
                                                  200,000           200,000              0
The Travelers Insurance Company .........
  One Tower Square
  Hartford, Connecticut 06183

GFL Advantage Fund Limited ..............         200,000           200,000              0
  c/o Citco
  Kaya Flamboyan 9
  Curacao, Netherlands, Antilles

Clearwater Fund IV LLC ..................         200,000           200,000              0
  611 Druid Road East
  Suite 200
  Clearwater, Florida 34616

-----------
(1) The shares of the Common Stock beneficially owned by Palomar are held by Palomar Electronics Corporation (PEC), a wholly-owned direct subsidiary of Palomar. After the sale of the Common Stock in the Offering, Palomar (through its ownership of PEC) will beneficially own approximately 66% (6,100,000 shares) of the outstanding Common Stock (approximately 64% if the Underwriters' over- allotment option is exercised in full), including 1,900,000 shares of Common Stock that will be issued upon the closing of the Offering to Palomar and PEC in exchange for retirement of $11,000,000 of indebtedness owed by the Company to Palomar and PEC. See "Certain Transactions."



                               CONCURRENT OFFERING

    The Registration Statement of which this Prospectus is a part also covers 2,500,000 shares of Common Stock offered by the Company made pursuant to a separate prospectus.









             ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                              PLAN OF DISTRIBUTION

    The Selling Security Holders and their agents, donees, distributees, pledgees and other successors in interest may, from time to time, offer for sale and sell or distribute the shares to be offered by them hereby (a) in transactions executed on the Nasdaq National Market, or any securities exchange on which the shares may be traded, through registered broker-dealers (who may act as principals, pledgees or agents) pursuant to unsolicited orders or offers to buy, (b) in negotiated transactions, or (c) through other means. The shares may be sold from time to time in one or more transactions at market prices prevailing at the time of sale or a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and their underwriters, dealers, brokers or agents. The shares may also be offered in one or more underwritten offerings. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus.

    In connection with distribution of the shares, the Selling Security Holders may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the shares pursuant to this Prospectus in the course of hedging the positions they may assume with one or more of the Selling Security Holders. The Selling Security Holders may also sell shares short pursuant to this Prospectus and deliver the shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers which may result in the delivery of shares to such broker-dealers who may sel1 such shares pursuant to this Prospectus. The Selling Security Holders may also pledge the shares to a broker-dealer and upon default the broker-dealer may effect the sales of the pledged shares pursuant to this Prospectus.

    The distribution of the shares by the Selling Security Holders is not subject to any underwriting agreement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Security Holders and/or purchasers of shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Security Holders and any such underwriters, dealers, brokers or agents that participate in the distribution of shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the shares will be selected by the Selling Security Holders and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

    The aggregate proceeds to the Selling Security Holders from the sale of the shares offered by the Selling Security Holders hereby will be the purchase price of such shares less any broker's commissions.

    In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration of qualification requirement is available and is complied with.

    The Selling Security Holders and any broker-dealer, agent or underwriter that participates with the Selling Security Holders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.







    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares offered hereby may not simultaneously engage in market making activities with respect to the shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, l0b-5, l0b-6 and l0b-7, which provisions may limit the timing of sales of the shares by the Selling Security Holders.

    There is no assurance that the Selling Security Holders will sell any or all of the shares described herein and may transfer, devise or gift such securities by other means not described herein. The Company is permitted to suspend the use of this Prospectus in connection with sales of the shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the registration statement and any and all amendments thereto will be borne by the Company.






================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITY HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                   ----------

                             TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary
Risk Factors
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Consolidated Financial Data
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations
Business
Management
Certain Transactions
Selling Security Holders
Beneficial Ownership of Management
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Additional Information
Trademarks
Index to Consolidated Financial Statements                                  F-1

================================================================================






                           ALTERNATE PAGE FOR SELLING
                          SECURITY HOLDERS' PROSPECTUS

================================================================================



                                6,700,000 SHARES



                                     [LOGO)


                                  COMMON STOCK





                                   ----------
                                   PROSPECTUS
                                   ----------






                                           , 1997






================================================================================







                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the sale of the Common Stock offered hereby are as follows:


SEC Filing fee .................................................     $   37,720
NASD Filing fee ................................................         12,948
Nasdaq National Market fee .....................................         40,500
Printing and mailing expenses ..................................        100,000
Legal fees and expenses ........................................        400,000
Accounting fees and expenses ...................................        300,000
Blue Sky fees and expenses (including legal fees) ..............         25,000
Transfer agent and registrar fees and expenses .................          2,500
Miscellaneous ..................................................         81,332
                                                                     ----------
  Total ........................................................     $1,000,000
                                                                     ==========








ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Article Tenth of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth further provides that a director's personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

    Article Eleventh of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services to the Registrant, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

    The directors and officers of the Registrant are beneficiaries of a director's and officer's liability insurance policy maintained by the Registrant's parent corporation, Palomar Medical Technologies, Inc. Such policy provides coverage up to $5,000,000 and will continue to apply to the Registrant's officers and directors while in force and for as long as Palomar owns more than 50% of the issued and outstanding voting stock of the Registrant.


                                      II-1



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

    (a) In March 1995, the Registrant issued 40,000 shares of Common Stock to Palomar (which subsequently transferred such shares to PEC without consideration) for consideration of $400.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


  EXHIBIT
    NO.                                         DESCRIPTION
    ---                                         -----------

    +1.1           -- Revised Draft of Underwriting Agreement
    +3.1           -- Certificate of Incorporation of the Registrant, as amended
    +3.2           -- Form of Restated Certificate of Incorporation to be filed by the Registrant
    +3.3           -- Amended and Restated By-laws of the Registrant
    +4.1           -- Articles Fourth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth and Fifteenth
                      of the Restated Certificate of Incorporation of the Registrant to be filed by the Registrant (included in Exhibit 3.2)
    +4.2           -- Articles II, III, IV, V, VI, VII, VIII, IX, X, XIV, XXI, XXVI, XXVII, of the Registrant's
                      By-laws, as amended (included in Exhibit 3.3)

    +4.3           -- Agreement dated as of March 31, 1997 between Palomar Medical Technologies,
                      Inc. and the Registrant

    +4.4           -- Registration Rights Agreement dated as of December 18, 1996 between the Registrant and The Travelers Insurance Company
    +4.5           -- Registration Rights Agreement dated as of December 31, 1996 between the Registrant and GFL Advantage Fund Limited.
    +5.1           -- Opinion of Choate, Hall & Stewart with respect to legality of the shares of Common
                      Stock of the Registrant being registered
   +10.1           -- Lease dated as of July 28, 1995 between the Registrant and W.D.P. Corp., a Massachusetts corporation
   +10.2           -- Lease dated as of August 9, 1996 between the Registrant and IBG Huntwood Associates, a California general partnership
 +**10.3           -- License Agreement between the Registrant and Technovation Computer Labs, Inc.
                      dated as of August 1, 1995
 +**10.4           -- International Service Agreement between the Registrant and Wang Laboratories,
                      Inc. dated September 1, 1996
 +**10.5           -- On-Site Maintenance & Service Agreement between the Registrant and Wang Laboratories,
                      Inc. dated October 2, 1995
   +10.6           -- Letter agreement dated as of December 17, 1996 between the Registrant and Government
                      Technology Services, Inc.
   +10.7           -- 1995 Stock Option Plan, as amended
   +10.8           -- 1996 Employee Stock Purchase Plan
   +10.9           -- 1996 Non-Employee Directors Stock Option Plan


                                      II-2




   +10.10          -- Key Employee Agreement between the Registrant and Albert J. Agbay
   +10.11          -- Key Employee Agreement between the Registrant and Gerald Y. Hattori
   +10.12          -- Key Employee Agreement between the Registrant and Michael J. Paciello
   +10.13          -- Key Employee Agreement between the Registrant and Liaqat Y. Khan
   +10.14          -- Key Employee Agreement between the Registrant and Victor J. Melfa, Jr.
   +10.15          -- Key Employee Agreement between the Registrant and James P. Lucivero
   +10.16          -- Amendment to Key Employee Agreement between the Registrant and E. Craig Conrad
 +**10.17          -- Development Agreement dated as of November 12, 1996 between the Registrant and
                      GDA Technologies, Inc.
   +10.19          -- Amendment to Key Employment Agreement between the Registrant and Michael J. Paciello
   +10.20          -- Amendment to Key Employment Agreement between the Registrant and Liaqat Y. Khan
   +10.21          -- Amendment to Key Employment Agreement between the Registrant and Victor J. Melfa
   +10.22          -- Amendment to Key Employment Agreement between the Registrant and James P. Lucivero
   +10.23          -- Asset Purchase Agreement dated as of February 28, 1997 among the Registrant, Palomar
                      Medical Technologies, Inc., Babar I. Hamirani and Technovation Computer Labs,
                      Inc.
   +10.24          -- Asset Purchase Agreement dated as of February 28, 1997 between the Registrant and Palomar Medical Technologies, Inc.
   +10.25          -- Draft of Warrant Agreement between the Registrant and Sands Brothers & Co., Ltd.
   +11.1           -- Statement Re: Earnings Per Share
   +21.1           -- List of Registrant's subsidiaries
   +23.1           -- Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
    23.2           -- Consent of Arthur Andersen LLP
   +24.1           -- Power of Attorney
   +27.1           -- Financial Data Schedule


---------
 + Previously filed.

 * To be filed by amendment.

** Confidential Treatment requested as to portions of the exhibit indicated which have been filed separately with the Securities and Exchange Commission.


    (b) Financial Statement Schedules:
        Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable, not required under the instructions, or all of the information required is set forth in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

       (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
                information   set


                                      II-3



                forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from  registration by means of a  post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.

       (f) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

       (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (i) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                      II-4



                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 6 TO REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF WESTBOROUGH, MASSACHUSETTS ON APRIL 2, 1997.




                                         NEXAR TECHNOLOGIES, INC.
                                         By:    /s/ ALBERT J. AGBAY
                                            -------------------------------
                                                     ALBERT J. AGBAY
                                                CHIEF EXECUTIVE OFFICER,
                                               PRESIDENT AND CHAIRMAN OF
                                                       THE BOARD



    PURSUANT  TO  THE   REQUIREMENTS   OF  THE  SECURITIES  ACT  OF  1933,  THIS
PRE-EFFECTIVE AMENDMENT NO. 6 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                TITLE(S)                     DATE
                ---------                                --------                     ----

        /s/ ALBERT J. AGBAY                Chief Executive Officer               April 2, 1997
      ----------------------------           (Principal Executive Officer),
            ALBERT J. AGBAY                   President and Chairman of the
                                              Board of Directors

       /s/ GERALD Y. HATTORI                Vice President of Finance,           April 2, 1997
     -----------------------------            Chief Financial Officer and
            GERALD Y. HATTORI                 Treasurer (Principal Financial
                                              and Accounting Officer)
                   *
     ----------------------------           Director                             April 2, 1997
             STEVEN GEORGIEV

                   *
     ----------------------------           Director                             April 2, 1997
           JOSEPH E. LEVANGIE

                   *
     ----------------------------           Director                             April 2, 1997
            JOSEPH P. CARUSO

                   *
     ----------------------------           Director                             April 2, 1997
            BUSTER C. GLOSSON

*By:       /s/ ALBERT J. AGBAY
    -----------------------------
               ATTORNEY-IN-FACT






                                      II-5






REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Nexar Technologies, Inc.:


    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Nexar Technologies, Inc. and subsidiary included in this registration statement and have issued our report thereon dated January 24, 1997 (except with respect to the matter discussed in Note 10 as to which the date is February 28, 1997). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.



                                              ARTHUR ANDERSEN LLP


Boston, Massachusetts
January 24, 1997


                                      S-1




                     NEXAR TECHNOLOGIES, INC. AND SUBSIDIARY


                        VALUATION AND QUALIFYING ACCOUNTS



                                              BALANCE,                                   BALANCE,
                                            BEGINNING OF                                  END OF
                                               PERIOD      INCREASES(1)    DEDUCTIONS     PERIOD
                                               ------      ------------    ----------     ------
ACCOUNTS RECEIVABLE RESERVE:
   December 31, 1995                           $  --          $  12,000     $  --       $   12,000
   December 31, 1996                           $ 12,000       $ 811,096     $ (219,143) $  603,953

-------
(1)  Includes  allowances  for  doubtful  accounts,   sales  returns  and  stock
     rebalancing arrangements.




                                      S-2